UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §14a-12
HUNTINGTON INGALLS INDUSTRIES, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

HUNTINGTON INGALLS INDUSTRIES NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Letter to Our Stockholders

March 20, 2023

Dear Fellow Stockholders:

On behalf of the Board of Directors and management team of Huntington Ingalls Industries, I would like to invite you to attend the 2023 Annual Meeting of Stockholders. We will hold our annual meeting virtually, exclusively by live webcast, on Tuesday, May 2, 2023, at 11:00 a.m., Eastern Daylight Time. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting.

The accompanying Notice of 2023 Annual Meeting and Proxy Statement describe the matters on which you, as a stockholder, may vote at the annual meeting, and include details of the business to be conducted at the meeting.

As a way to conserve natural resources and reduce annual meeting costs, we are electronically distributing proxy materials as permitted under rules of the Securities and Exchange Commission. Many of you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials via the Internet. You can also request mailed paper copies if you prefer. You can expedite delivery and reduce our mailing expenses by confirming in advance your preference for electronic delivery of future proxy materials. For more information on how to take advantage of this cost-saving service, please see page 14 of the proxy statement.

If you plan to attend the annual meeting virtually via live webcast, you must follow the instructions contained in the Notice and on pages 11 (for record stockholders), 12 (for beneficial stockholders) and 101 of the proxy statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, I encourage you to vote your shares in advance. Stockholders can submit their votes over the Internet at the web address included in the Notice of Internet Availability of Proxy Materials. If you received a proxy card, you can submit your votes over the Internet at the web address included in the proxy card, by telephone through the number included in the proxy card, or by signing and dating your proxy card and mailing it in the prepaid and addressed envelope.

Thank you for your interest in and support of HII.

Sincerely,

Admiral Kirkland H. Donald

U.S. Navy (Ret.)

Chairman of the Board

Notice of 2023 Annual Meeting of Stockholders

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

DATE AND TIME	Tuesday, May 2, 2023, at 11:00 a.m. Eastern Daylight Time

PLACE	Virtually at https://meetnow.global/MKKD465 There is no physical location for the annual meeting.

ITEMS OF BUSINESS	• Elect 11 directors

• Approve the company’s executive compensation on an advisory basis

• Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2023

•  Consider a stockholder proposal requesting that HII disclose on its website an annual report of HII’s direct and indirect lobbying activities and expenditures, if properly presented at the annual meeting

• Transact any other business that properly comes before the annual meeting

RECORD DATE	Stockholders of record at the close of business on March 8, 2023, are entitled to vote at the annual meeting and at any adjournment or postponement thereof.

PROXY VOTING	It is important you vote your shares so they are counted at the annual meeting. You can vote your shares over the Internet at the web address included in the Notice of Internet Availability of Proxy Materials and included in the proxy card (if you received a proxy card), by telephone through the number included in the proxy card (if you received a proxy card), or by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope.

Charles R. Monroe, Jr.

Corporate Vice President,

Associate General Counsel and Secretary

March 20, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 2, 2023: The Notice of 2023 Annual Meeting and Proxy Statement, the 2022 Annual Report and the form of proxy card are available as of today’s date, March 20, 2023, at www.envisionreports.com/HII.

Virtual Meeting Format: The 2023 annual meeting will be conducted virtually by live webcast. You will be able to attend the annual meeting, as well as vote and submit questions during the meeting, by visiting https://meetnow.global/MKKD465 and entering your control number. Please refer to the additional logistical details beginning on page 101 of the accompanying proxy statement for additional information on how to participate in the annual meeting.

The meeting will begin promptly at 11:00 a.m., Eastern Daylight Time. If you encounter difficulties accessing the virtual meeting, please call the technical support number 1-888-724-2416.

Huntington Ingalls Industries, Inc.	2023 Notice and Proxy Statement

1	2023 Proxy Statement Summary

10	General Information About the Annual Meeting and Voting

	10	Items of Business to be Considered at the Annual Meeting
	10	Appointment of Proxy Holders
	10	Notice of Internet Availability of Proxy Materials
	11	Record Date and Voting
	13	Quorum, Vote Required and Method of Counting
	13	Item 1—Proposal to Elect Directors
	13	Item 2—Proposal to Approve Executive Compensation on an Advisory Basis
	14	Item 3—Proposal to Ratify Appointment of Our Independent Auditors
	14	Item 4—Stockholder Proposal Requesting that HII Disclose on its Website an Annual Report of HII’s Direct and Indirect Lobbying Activities and Expenditures
	14	Important Reminder of Effect of Not Casting Your Vote if You Are a Street Name Stockholder
	14	Soliciting and Tabulating Votes
	14	Electronic Access to Proxy Statement and Annual Report
	15	Householding Information

16	Governance of the Company

	16	Overview of Corporate Governance
	16	Responsibilities of the Board of Directors
	17	Criteria for Board Membership
	18	Director Nomination Process
	19	Stockholders Right to Nominate Proxy Access Nominees
	20	Director Independence
	20	Board Leadership Structure
	21	Board Committee Functions and Membership
	24	Board Structure
	24	Executive Sessions of Non-Employee Directors
	24	The Board’s Role in Risk Oversight
	27	Board and Committee Oversight of Cybersecurity
	27	Board and Committee Oversight of Sustainability
	27	Board and Committee Evaluations
	27	Director Education
	28	Policy Against Hedging and Pledging Company Securities
	28	Code of Ethics and Business Conduct
	28	Meetings and Attendance
	28	Indemnification

29	Communications and Company Documents

	29	Communications and Company Documents
	29	Future Stockholder Proposals and Nominations of Directors

31	Sustainability

	31	Board Oversight
	31	Key Stakeholders
	32	Sustainability Focus Areas

34	The Board of Directors

40	Director Compensation

	40	Director Compensation Program
	41	2022 Director Compensation Table

42	Executive Compensation

	42	Introduction
	42	Named Executive Officer Biographies
	44	Compensation Discussion and Analysis
	65	Compensation Committee Report
	66	Executive Compensation Tables
	85	Pay versus Performance

90	Audit Committee Matters

	90	Audit Committee Report
	91	Principal Accountant Fees and Services
	91	Audit Committee Pre-Approval Policies and Procedures

92	Stock Ownership Information

	92	Stock Ownership of Officers and Directors
	93	Stock Ownership of Certain Beneficial Owners

94	Item 1—Proposal to Elect 11 Directors

95	Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

96	Item 3—Proposal to Ratify the Appointment of Independent Auditors

97	Item 4—Stockholder Proposal Requesting that HII Disclose on its Website an Annual Report of HII’s Direct and Indirect Lobbying Activities and Expenditures

101	Other Information for Stockholders

	101	Delinquent Section 16(a) Reports
	101	Attending the Annual Meeting
	102	Related Party Transactions

104	Annex A—Definitions of Non-GAAP Financial Measures and Reconciliations to GAAP Financial Measures

2023 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Date and Time:	May 2, 2023, at 11:00 a.m. Eastern Daylight Time

Place:	Virtually at https://meetnow.global/MKKD465. There is no physical location for the annual meeting.

Record Date:	March 8, 2023

Voting:	Holders of our common stock are entitled to one vote per share

Admission:	To attend the meeting, you will need to follow the instructions included on pages 11, 12 and 101

Items to be Voted at the Annual Meeting

		Board Vote Recommendation	Page Reference (for more information)

1.	Elect 11 directors	FOR	94
2.	Approve the company’s executive compensation on an advisory basis	FOR	95
3.	Ratify the appointment of our independent auditors	FOR	96
4.	Consider a stockholder proposal requesting that HII disclose on its website an annual report of HII’s direct and indirect lobbying activities and expenditures, if properly presented at the annual meeting	AGAINST	97

2023 Notice and Proxy Statement	1

2023 Proxy Statement Summary

Huntington Ingalls Industries, Inc. (“HII”, the “company”, “we”, “us” or “our”) is a global, all-domain defense partner, building and delivering the world’s most powerful, survivable naval ships and technologies that safeguard America’s seas, sky, land, space, and cyber. For more than a century, our Ingalls Shipbuilding segment in Mississippi and Newport News Shipbuilding segment in Virginia have built more ships in more ship classes than any other U.S. naval shipbuilder, making us America’s largest shipbuilder. Our Mission Technologies segment delivers high-value engineering and technology solutions to enable multi-domain distributed operations in the government and commercial markets. Our mission is to deliver the world’s most powerful ships and all domain solutions in service of the nation, creating the advantage for our customers to protect peace and freedom around the world.

In 2022, HII delivered stable execution in a challenging operating environment. We delivered or re-delivered four critical assets to the U.S. Navy, including the amphibious transport dock Fort Lauderdale (LPD 28), the delivery of guided-missile destroyer Lenah Sutcliffe Higbee (DDG 123), the delivery of Virginia-class submarine Montana (SSN 794) and the re-delivery of Los Angeles-class submarine USS Helena (SSN 725) after its completion of maintenance and modernization. While we executed on current program milestones, we also were awarded contracts for new work totaling $9.3 billion in 2022, resulting in backlog of $47.1 billion at year-end, representing years of future work. At Mission Technologies, the integration of Alion Science and Technology (“Alion”), acquired in 2021, is substantially complete, and the segment achieved significant programmatic wins that would not have been possible without the capabilities added from Alion. HII made meaningful progress in 2022 while aggressively managing through labor market shortages, accelerating inflation and continuing supply chain pressures.

Corporate Governance Highlights

HII is committed to corporate governance best practices, which we believe promote the long-term interests of stockholders, strengthen accountability of the Board of Directors (the “Board”) and management and build public trust in the company. Highlights of our corporate governance practices include:

Board Structure and Governance	•	Diverse independent Board with mix of tenures
	•	All standing Board committees comprised of independent directors
	•	Regular executive sessions of independent directors, without management present, at Board and committee meetings
	•	Independent non-executive Chairman of the Board
	•	Robust annual Board and committee self-evaluation process
	•	Director term limits
	•	Mandatory director retirement age
	•	Limits on outside public company board service by directors to prevent overboarding
	•	Active stockholder outreach and engagement

Stockholder Rights	•	Annual election of all directors
	•	Majority vote requirement for election of directors in uncontested elections
	•	Ability of eligible stockholders to include their own director nominees in our proxy materials (proxy access)
	•	Ability of stockholders to call a special meeting of stockholders
	•	No supermajority voting requirements
	•	Annual advisory vote on named executive officer compensation
	•	No stockholder rights plan (poison pill)

Stock Ownership	•	Robust stock ownership guidelines and holding requirements for non-employee directors and executive officers
	•	Clawback policy for all performance-based compensation
	•	Prohibition on directors, executive officers and certain other employees hedging or pledging our common stock

Stockholder Engagement

We believe stockholder outreach and engagement is a corporate governance best practice. Accordingly, we actively engage with our investors so management and the Board can receive stockholder perspectives on matters that are important to stockholders and assess emerging issues

2	Huntington Ingalls Industries, Inc.

2023 Proxy Statement Summary

that may shape our governance practices and enhance our corporate disclosures. We strive for a collaborative approach to stockholder engagement and value the variety of stockholder perspectives we receive. Management and, in some cases, members of the Board actively engage with our investors through telephonic meetings, in-person meetings and email to understand investor perspectives on our company, including our strategy, performance, corporate governance practices and executive compensation. During 2022 and early 2023, management contacted the corporate governance teams of our largest stockholders, collectively representing approximately 50% of our outstanding shares, and met with those stockholders that accepted our meeting invitations. We are committed to understanding the perspectives of our stockholders and responding as appropriate.

The following sections of this proxy statement summary describe the matters on which our stockholders will vote at the 2023 annual meeting of stockholders.

ELECT 11 DIRECTOR NOMINEES

Director Nominees

The Board is asking you to elect, for one-year terms ending in 2024, the 11 nominees for director named below, each of whom is currently serving as a member of the Board. Detailed information about this proposal can be found beginning on page 94.

The following table provides summary information about the nominees for director, including their names, ages and occupations, whether they are independent directors under the regulations of the Securities and Exchange Commission, the corporate governance listing standards of the New York Stock Exchange (“NYSE”) and the Board committees on which they currently serve. Each director will be elected if the number of shares voted in favor of such director exceeds the number of shares voted against such director.

Stephen R. Wilson, a current member of the Board and Chairman of the Audit Committee, will retire from the Board effective at the time of the 2023 annual meeting.

					Board Committees
Name	Age	Director Since	Principal Occupation	Independent Director	A	C	CS	F	GP

Augustus L. Collins	65	2016	Chief Executive Officer of MINACT, Inc.	✓	✓		✓

Leo P. Denault	63	2022	Retired Chairman and Chief Executive Officer of Entergy Corporation	✓	✓			✓

Kirkland H. Donald	69	2017	Chairman of the Board	✓			✓	✓

Victoria D. Harker	58	2012	Executive Vice President and Chief Financial Officer of Tegna, Inc.	✓		CH		✓

Frank R. Jimenez	58	2022	General Counsel and Corporate Secretary, GE HealthCare	✓		✓			✓

Christopher D. Kastner	59	2022	President and Chief Executive Officer of Huntington Ingalls Industries, Inc.

Anastasia D. Kelly	73	2011	Senior Advisor to the Chair and Executive Director of Client Relations of DLA Piper	✓		✓			✓

Tracy B. McKibben	53	2018	Founder and Chief Executive Officer of MAC Energy Advisors LLC	✓				✓	✓

Stephanie L. O’Sullivan	63	2021	Independent Business Consultant	✓			CH	✓

Thomas C. Schievelbein	69	2011	Retired Chairman, President and Chief Executive Officer of The Brink’s Company	✓	✓			CH

John K. Welch	73	2015	Retired President and Chief Executive Officer of Centrus Energy Corp.	✓	✓				CH

CH = Chairperson

A =  Audit Committee

C  = Compensation Committee

CS  =  Cybersecurity Committee

F  = Finance Committee

GP = Governance and Policy Committee

2023 Notice and Proxy Statement	3

2023 Proxy Statement Summary

Board Composition

Our Board continues to reflect a diverse and highly engaged group of directors with a wide range of skills, experiences, attributes and perspectives, which continue to evolve. Four of our 11 director nominees have joined the Board in the last five years. The following charts and graphs highlight the current composition of our Board:

4	Huntington Ingalls Industries, Inc.

2023 Proxy Statement Summary

Director Experience and Skills

As part of the Board’s continuous director succession process, implemented through the Governance and Policy Committee, the committee regularly assesses the experience, skills, qualifications and attributes of Board members relative to the appropriate mix of these qualities the committee believes the Board needs to effectively oversee HII’s business and execution of its strategy. While each Board member possesses a broad range of experience and skills, the Board believes each director has particular strategic strengths that he or she brings to the Board. The following table shows the experience, skills and knowledge constituting the strategic strengths of each of our 11 director nominees.

Experience and Skills	Collins	Denault	Donald	Harker	Jimenez	Kastner	Kelly	McKibben	O’Sullivan	Schievelbein	Welch
Chief Executive Leadership and Strategy Experience as Chief Executive Officer of a public company or Chief Executive Officer of a private organization	•	•	•			•		•	•	•	•
Chief Financial Officer and Accounting Experience as Chief Financial Officer of public company or large private organization or private equity executive leadership experience		•	•	•		•					•

Investment Strategy, Corporate Development and M&A

Experience in executive leadership of private equity, other strategic investment firm or investment bank; experience in corporate development function; or oversight leadership experience in corporate development and transactional M&A

		•		•	•	•		•		•	•
Shipbuilding and Manufacturing Operations/Leadership Experience in executive leadership of shipyard operations or other manufacturing operations						•				•	•
Technical Services Executive Leadership Experience in executive leadership of technical services business organization or significant technical services leadership or customer experience			•			•			•

Military and Government Relations

Experience as Admiral or other significant Naval career experience; significant federal government experience and relationships (e.g., Pentagon, Congress, White House); or significant military leadership role or leadership role in military associations

	•		•		•		•	•	•	•	•

Corporate Governance

Current member of multiple public company boards; experience as public company board chair or public company committee chair; prior member of multiple public company boards; or corporate secretary experience

	•	•	•	•	•		•	•	•	•	•
Aerospace & Defense Industry Knowledge Significant direct Naval industry experience or significant direct general aerospace & defense experience	•		•		•	•			•	•	•
Compliance, Legal and Regulatory Experience as General Counsel, Chief Legal Officer or Chief Compliance Officer of large business organization or other significant legal or regulatory experience		•	•	•	•		•	•
Nuclear Experience in Navy nuclear executive leadership; executive leadership of Naval nuclear shipyard operations; or oversight of nuclear operations		•	•			•				•	•

Advanced Technology (Future Warfare) and Innovation

Experience as Chief Technology Officer or equivalent of large aerospace & defense company; Chief Technology Officer or equivalent of other large organization; or engineering/technology/innovation functional lead

			•						•	•	•

Cyber and IT Risk Management

Experience as Chief Information Officer, Chief Information Security Officer or equivalent operational experience; management experience in cyber operations; or experience on a corporate cyber risk committee

			•						•	•	•
Human Resources and Labor Relations Experience as Chief Human Resources Officer or equivalent of a large business organization or significant human resources or labor relations experience	•						•

2023 Notice and Proxy Statement	5

2023 Proxy Statement Summary

APPROVE EXECUTIVE COMPENSATION ON AN ADVISORY BASIS

The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers for 2022. Detailed information about this proposal can be found beginning on page 95.

Our stockholders have voted on our executive compensation, on an advisory basis, since 2012, and we have consistently received exceptionally strong stockholder support. The following table sets forth the voting results for our “say-on-pay” proposal for the last five years:

Annual Meeting	2022	2021	2020	2019	2018
Votes Cast “FOR” Say-On-Pay Proposal*	97%	97%	98%	98%	99%

* Excludes broker non-votes

Executive Compensation

We have designed our executive compensation program to attract, motivate and retain highly qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. The fundamental philosophy of our executive compensation program, set by the Compensation Committee of the Board, is pay-for-performance. We have included below our financial performance and stockholder returns in 2022.

2022 Financial Performance

Managing through a challenging operating environment in 2022, we achieved operating successes and delivered a consistent financial performance. We have included in the following table our 2022 financial highlights:

2022 Financial Highlights	($ in millions, except per share data)

Contract Awards	9,329
Revenues	10,676
Operating Income	565
Operating Margin	5.3%
Segment Operating Income*	712
Segment Operating Margin*	6.7%
Net Earnings	579
Diluted Earnings Per Share	14.44
Net Cash Provided by Operating Activities	766
Free Cash Flow*	494

Our full year revenues of $10.7 billion in 2022 increased 12.1% over 2021. Operating income was $565 million, 10.1% higher than 2021, and segment operating income* was $712 million, 4.2% higher than 2021. Diluted earnings per share of $14.44 increased 7.0% over 2021, and free cash flow* was 10.0% higher than 2021.

*	Non-GAAP financial measures. See Annex A for definitions of these non-GAAP financial measures and reconciliations to comparable GAAP financial measures.

6	Huntington Ingalls Industries, Inc.

2023 Proxy Statement Summary

2022 Stockholder Returns

HII’s total stockholder return in 2022 was 26.3%. We increased dividends approximately 4%, from $4.60 per share in 2021 to $4.78 per share in 2022, and repurchased 244,561 shares during 2022, returning $244 million to our stockholders in 2022.

The following graph and chart show total stockholder return for HII in 2022 compared to benchmark total stockholder returns and total cash returned to stockholders in 2022, respectively.

1-YEAR TOTAL STOCKHOLDER RETURN	RETURNED $244 MILLION TO STOCKHOLDERS IN 2022

Elements of Our Executive Compensation Program

Our compensation program for each of the individuals who served as our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in 2022 (collectively, our “NEOs”) consisted primarily of the following direct compensation elements:

•	Base salary, to provide a minimum fixed level of compensation.

•

Annual incentive awards, generally paid in cash, under our Annual Incentive Plan (“AIP”), to motivate our executives to achieve pre-determined annual financial and operational targets that are aligned with our strategic goals.

•

Long-term equity-based incentive awards, paid under our Long-Term Incentive Plan (“LTIP”), to promote achievement of pre-determined three-year performance goals aligned with long-term stockholder interests.

Our executive compensation program is rounded out with certain perquisites and other executive benefits.

A significant portion of the potential compensation of our executives is at risk, and that risk increases with corresponding increases in an executive’s level of responsibility. We have designed our compensation program to balance performance-based compensation over the short- and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk-taking behaviors.

2023 Notice and Proxy Statement	7

2023 Proxy Statement Summary

2022 Total Direct Compensation Mix

The pay-for-performance philosophy of our executive compensation program is demonstrated by the compensation mix of our NEOs. Of the three primary elements of total direct compensation, our executive compensation is heavily weighted toward the variable, performance-based elements and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total compensation corresponding to each compensation element received by our CEO and by our other NEOs collectively in 2022.

CEO Compensation Mix[1]	Other NEOs Compensation Mix[2]

(1)

Reflects the full-year compensation for Mr. Kastner, who served as Chief Operating Officer for the first two months of 2022 and as President and CEO beginning March 1, 2022. Total direct compensation does not include perquisites and other benefits.

(2)

Includes the compensation of Mr. Petters, who served as President and CEO for the first two months of 2022 and then as Executive Vice Chairman of the Board for the remainder of 2022. Chart reflects average allocation for the NEOs other than Mr. Kastner. Total direct compensation does not include perquisites and other benefits.

Compensation Best Practices

We believe our compensation practices are aligned with and reinforce our pay-for-performance philosophy and our related executive compensation principles.

We Do the Following

✓	Consideration of annual stockholder “say-on-pay” advisory vote on executive compensation.
✓	Pay for performance compensation program heavily weighted toward variable, performance-based elements and toward long-term and equity-based elements.
✓	Annual assessment of potential risk posed by our compensation programs.
✓	Executive compensation “clawback” policy.
✓	Targeted external compensation benchmarking.
✓	Independent compensation consultant engaged by Compensation Committee.
✓	Executive stock ownership guidelines based upon multiple of executive’s base salary.
✓	Executive stock holding requirements, which require executives to hold one-half of their equity awards for three additional years after they vest.

We Don’t Do the Following

✗	No employment agreements for executives.
✗	No change-in-control agreements for executives or related executive tax gross-up benefits.
✗	Prohibitions against speculative transactions in our securities, pledging our securities as collateral and hedging transactions involving our securities.
✗	No dividends or dividend equivalents paid on restricted performance stock rights during performance period.

8	Huntington Ingalls Industries, Inc.

2023 Proxy Statement Summary

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2023. Detailed information about this proposal can be found beginning on page 96.

The following table contains summary information with respect to fees billed to us in 2022 by Deloitte & Touche for professional services.

($ in thousands)	2022
Fees Billed:
Audit Fees	8,989
Audit-Related Fees	524
Tax Fees	395
All Other Fees	2
Total	9,910

CONSIDER A STOCKHOLDER PROPOSAL REQUESTING THAT HII DISCLOSE ON ITS WEBSITE AN ANNUAL REPORT OF HII’s DIRECT AND INDIRECT LOBBYING ACTIVITIES AND EXPENDITURES, IF PROPERLY PRESENTED AT THE ANNUAL MEETING

You are being asked to consider a proposal requesting that HII disclose on its website an annual report of HII’s direct and indirect lobbying activities and expenditures. Detailed information about this proposal can be found beginning on page 97. The Board is recommending a vote against this proposal.

2023 Notice and Proxy Statement	9

General Information About the Annual Meeting and Voting

The Board is providing you with these proxy materials in connection with its solicitation of proxies to be voted at our 2023 annual meeting of stockholders and at any postponement or adjournment of the annual meeting. In this proxy statement, Huntington Ingalls Industries, Inc. may also be referred to as “we,” “our,” “us,” “HII” or “the company.”

You will be able to attend the annual meeting, as well as vote and submit questions during the meeting, by following the instructions set forth under the headings “Record Date and Voting,” on pages 11 and 12, and “Attending the Annual Meeting,” beginning on page 101, of this proxy statement.

The virtual annual meeting is supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. The meeting will begin promptly at 11:00 a.m., Eastern Daylight Time. If you encounter difficulties accessing the virtual meeting, please call the technical support number 1-888-724-2416 or International 1-781-575-2748.

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

The Board is asking you to vote on the following items at the annual meeting:

•	elect 11 directors;

•	approve the company’s executive compensation on an advisory basis;

•	ratify the appointment of Deloitte & Touche LLP as our independent auditors; and

•

consider a stockholder proposal requesting that HII disclose on its website an annual report of HII’s direct and indirect lobbying activities and expenditures, if properly presented at the annual meeting.

APPOINTMENT OF PROXY HOLDERS

The Board asks you to appoint Chad N. Boudreaux and Charles R. Monroe, Jr. as your proxy holders to vote your shares at the annual meeting. You make this appointment by submitting your proxy using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. If you received a proxy card and you complete and return the proxy card but do not provide voting directions, they will vote your shares as recommended by the Board on all of the matters described in this proxy statement that are presented at the annual meeting.

The Board is not aware of any business that may properly be presented at the annual meeting other than those matters described in this proxy statement. If any other matters are properly presented at the annual meeting, your proxy gives discretionary authority to the proxy holders to vote the shares in their best judgment.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering a Notice of Internet

10	Huntington Ingalls Industries, Inc.

General Information About the Annual Meeting and Voting

Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2022 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet. This e-proxy process expedites receipt of proxy materials by stockholders, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials over the Internet to our stockholders who have so elected.

If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

RECORD DATE AND VOTING

Stockholders owning our common stock at the close of business on March 8, 2023, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. The Board strongly encourages you to vote. Your vote is important. Voting early helps ensure we receive a quorum of shares necessary to hold the annual meeting. When stockholders do not vote, the stockholders who do vote influence the outcome of the matters on which they vote in greater proportion than their percentage ownership of HII shares.

We have two types of stockholders: stockholders of record and “street name” stockholders. Stockholders of record are stockholders who own their shares in their own names on the company’s books. Street name stockholders are stockholders who own their shares through a bank, broker or other holder of record.

Voting by Stockholders of Record. If you are a stockholder of record, you have four voting options. You may vote:

•	over the Internet at www.envisionreports.com/HII, the web address included in the Notice of Internet Availability of Proxy Materials and in the proxy card (if you received a proxy card);

•	by telephone through the number included in the proxy card (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope; or

•	by virtually attending the annual meeting and voting (there is no physical location for the annual meeting).

If you have Internet access, we encourage you to vote over the Internet. It is convenient and saves us significant postage and processing costs. In addition, when you vote by proxy over the Internet or by telephone prior to the meeting date, your proxy vote is recorded immediately, eliminating the risk that postal delays will cause your proxy vote to arrive late and therefore not be counted.

Internet and telephone voting facilities for stockholders of record are available 24 hours a day. The Internet and telephone voting procedures verify you are a stockholder of record by use of a control number and enable you to confirm your voting instructions have been properly recorded. If you vote by Internet or telephone, you do not need to return your proxy card (if you received a proxy card).

You will also be able to attend, participate and vote your shares electronically at the annual meeting online by visiting: https://meetnow.global/MKKD465. If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to participate in the annual meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

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General Information About the Annual Meeting and Voting

Whether or not you plan to attend the virtual annual meeting, we urge you to have your proxy vote recorded in advance of the meeting. If you attend the annual meeting and vote at the annual meeting, any prior proxy votes you submitted, whether by Internet, telephone or mail, will be superseded by the vote you cast at the annual meeting. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to virtually attend.

Revoking Your Proxy for Stockholders of Record. If you are a stockholder of record and you vote by proxy using any method, you may revoke your proxy later and change your vote at any time before the polls close at the annual meeting. You may do this by:

•

sending a written statement to that effect to Huntington Ingalls Industries, Inc., Attn: Corporate Secretary, 4101 Washington Avenue, Newport News, Virginia 23607, provided we receive your written statement before the annual meeting date; or

•	voting again over the Internet or by telephone; or

•	signing and returning another proxy card with a later date, provided we receive the later proxy card before the annual meeting date; or

•	virtually attending the annual meeting and voting.

Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Voting by Street Name Stockholders. If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends upon the voting processes of the broker, bank or other nominee.

If you are a street name stockholder, you must register with Computershare no later than 5:00 p.m., Eastern Daylight Time, on April 27, 2023, to participate in the annual meeting. To do so you must submit proof of your proxy power (legal proxy) reflecting your HII share holdings, along with your name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy.” You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us as follows:

By email: Forward the email from your broker, or attach an image of your legal proxy, to

legalproxy@computershare.com

By mail:

Computershare

Huntington Ingalls Industries, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Whether or not you plan to attend the virtual annual meeting, we urge you to have your proxy vote recorded in advance of the meeting. If you attend the annual meeting and vote at the annual meeting, any prior proxy votes you submitted, whether by Internet, telephone or mail, will be superseded by the vote you cast at the annual meeting. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to virtually attend.

Confidential Voting. We treat your vote as confidential to protect the privacy of our stockholder votes. Proxies and voting instructions provided to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of elections have access to the proxies and voting instructions.

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General Information About the Annual Meeting and Voting

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the record date, 39,925,745 shares of our common stock were outstanding and entitled to vote at the annual meeting. Each outstanding share is entitled to one vote.

A quorum must be present to transact business at the annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote as of the record date are present, in person or by proxy. If you indicate an abstention as your voting preference on all matters, your shares will be counted toward a quorum but will not be voted on any matter. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record may vote your shares on the proposal to ratify the appointment of our independent auditors, which is known as a routine matter. Votes by a bank, broker or other holder of record on any routine matter will count for purposes of determining a quorum. In the absence of a quorum, the chairperson of the meeting may adjourn the meeting, and, at any reconvened meeting following such an adjournment at which a quorum is present, any business that might have been transacted at the original meeting may be transacted.

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares in its discretion only on Item 3 described in this proxy statement. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on Items 1, 2 and 4 described in this proxy statement, your shares will not be voted on those matters. Such “broker non-votes” will have no impact on the results of the vote on Items 1, 2 and 4.

If you hold shares through an HII employee benefit plan, you cannot vote your shares directly. Instead, you can provide voting instructions to the plan trustee, who will vote the shares on your behalf. HII employee benefit plans that hold HII shares provide for pass-through voting to plan participants and designate that plan participants are “named fiduciaries” under the Employee Retirement Income Security Act of 1974 (“ERISA”) for purposes of voting their shares and those shares for which plan participants do not provide voting directions. If you are a plan participant and do not vote your shares, your trustee will vote your shares in accordance with the terms of the relevant plan. As such, your trustee may vote your shares in the same proportion as shares held by the plan for which voting instructions have been received from other participants, which are “named fiduciaries,” unless contrary to ERISA.

The required vote and method of calculation for the matters to be presented at the annual meeting are as follows:

Item 1—Proposal to Elect Directors

Directors will be elected by a majority of the votes cast—that is, a director will be elected if the number of shares voted in favor of such director exceeds the number of shares voted against such director. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote.

Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

The executive compensation of our NEOs will be approved as an advisory recommendation to the Board if the number of shares voted in favor exceeds the number of shares voted against. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote. Although the vote on this item is non-binding, the Compensation Committee will review the results of the vote, undertake to determine why stockholders voted against the company’s executive compensation and consider the reasons in making future decisions concerning executive compensation.

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General Information About the Annual Meeting and Voting

Item 3—Proposal to Ratify Appointment of Our Independent Auditors

Ratification of the appointment of Deloitte & Touche LLP as our independent auditors will be approved if the number of shares voted in favor exceeds the number of shares voted against. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion on this item.

Item 4—Stockholder Proposal Requesting that HII Disclose on its Website an Annual Report of HII’s Direct and Indirect Lobbying Activities and Expenditures

The stockholder proposal requesting that HII disclose on its website an annual report of HII’s direct and indirect lobbying activities and expenditures will be approved as an advisory recommendation to the Board if the number of shares voted in favor exceeds the number of shares voted against the proposal. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote.

IMPORTANT REMINDER OF EFFECT OF NOT CASTING YOUR VOTE IF YOU ARE A STREET NAME STOCKHOLDER

If you are a street name stockholder, it is critical you vote your shares if you want your vote to count on Items 1, 2 and 4. Your bank, broker or other holder of record is not permitted to vote your shares on Items 1, 2 and 4, unless you instruct them how you wish to vote. Such “broker non-votes” will have no impact on the results of the vote on Items 1, 2 and 4.

SOLICITING AND TABULATING VOTES

The Board has made these materials available to you in connection with its solicitation of proxies for use at our annual meeting. We will bear the costs of soliciting and tabulating your votes. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally, by telephone, by email or otherwise. These directors, officers and employees will not receive additional compensation for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the 2023 annual meeting for a fee of $15,000, plus associated costs and expenses.

Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and other custodians that hold shares of our common stock of record for beneficial owners, for forwarding to such beneficial owners. We may also reimburse banks, brokers and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. See “Electronic Access to Proxy Statement and Annual Report” below for information on how you can help reduce printing and mailing costs.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

You can elect in advance to receive future proxy materials by email. If you choose to receive future proxy materials by email, you will receive an email with instructions containing a link to the website where those materials are available, as well as a link to the proxy voting website.

If you are a stockholder of record, you may enroll in the electronic delivery service by going directly to www.envisionreports.com/HII. You may revoke your electronic delivery election at this website at any time and request a paper copy of the proxy statement and annual report.

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General Information About the Annual Meeting and Voting

If you are a street name stockholder, you may also be able to receive copies of the proxy statement and annual report electronically. Please check the information provided in the proxy materials you received from your bank, broker or other holder of record concerning the availability of this service.

HOUSEHOLDING INFORMATION

We have adopted a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials or the printed proxy materials, unless we have received contrary instructions from one or all of such stockholders. This procedure reduces our printing costs and postage fees and is environmentally friendly.

If you and another stockholder of record with whom you share an address are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the printed proxy materials, you can request to receive a single copy of the printed proxy materials in the future by calling our transfer agent, Computershare, at 1-888-665-9610, or writing to Computershare at www-us.computershare.com/Investor/ or HII at Investor Relations, 4101 Washington Avenue, Newport News, VA 23607. If you and another stockholder of record with whom you share an address wish to receive a separate Notice of Internet Availability of Proxy Materials or separate printed proxy materials, we will promptly deliver them to you if you request them by contacting Computershare by phone or Investor Relations in writing in the same manner described above.

Stockholders who participate in householding and who receive printed proxy materials will continue to receive separate proxy cards. If you are a street name stockholder, you can request householding by contacting your bank, broker or other holder of record through which you hold your shares.

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Governance of the Company

OVERVIEW OF CORPORATE GOVERNANCE

Corporate governance addresses the relationships among the Board, company management and the company’s stockholders, with the objectives of promoting the company’s long-term success, improving corporate performance, strengthening Board and management accountability and promoting the long-term interests of our stockholders. The Board and senior management are committed to corporate governance best practices. We believe governance best practices are important not only to our stockholders, but to our customers, employees, suppliers and other stakeholders as well.

The following sections provide an overview of our corporate governance model and practices. Among other topics, we describe the responsibilities of the Board, how directors are selected and certain important aspects of Board operations.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

We believe the foundation of sound corporate governance is a board of directors whose independence, skills, experience and judgment enable the board to effectively oversee management of the company and to provide constructive advice and counsel to management. In addition to its general oversight of management, the Board and its committees perform a number of important functions for the company and its stockholders, including:

•	evaluating, approving and overseeing the company’s strategic plan developed by management;

•	reviewing and approving operating, financial and other corporate plans;

•	understanding and assessing the significant enterprise risks to which the company is subject and overseeing management of those enterprise risks;

•	selecting our chief executive officer and evaluating the performance of the chief executive officer and other executive officers;

•	overseeing succession plans for our CEO and other senior executives;

•	monitoring and evaluating the performance of the company and management;

•	evaluating and approving significant corporate transactions and commitments not entered into in the ordinary course;

•

overseeing processes that protect the integrity of the company, including the integrity of the company’s financial statements, and compliance with legal requirements and the company’s ethics and business conduct standards;

•	providing advice and counsel to management; and

•	evaluating the effectiveness of the Board and its committees.

The Board’s oversight role is also effected through the Board’s five standing committees—the Audit Committee, the Compensation Committee, the Cybersecurity Committee, the Governance and Policy Committee and the Finance Committee. Each of these committees operates under a separate written charter to promote clarity in their responsibilities and to ensure the committees function in coordination with each other and with the full Board. Our committees are discussed in greater detail beginning on page 21 of this proxy statement.

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Governance of the Company

CRITERIA FOR BOARD MEMBERSHIP

The Board believes all director candidates must possess certain fundamental qualifications and that specialized skills and experience should be contributed to the Board by individual directors. The Board and the Governance and Policy Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s collective skills and experience measured against the current and future needs of the Board.

Qualifications for All Directors. The Board believes all its members must possess the following fundamental qualifications:

•	high personal and professional integrity and ethical standards;

•	significant educational, business, military or professional achievements in leading organizations;

•	ability to represent the best interests of all stockholders; and

•	demonstrated leadership ability and sound judgment.

Prospective directors must also be willing to submit to a background check necessary for a security clearance.

Selection of Individual Candidates. In addition to the qualifications applicable to all director candidates, the Board and the Governance and Policy Committee consider, among other matters, a candidate’s experience and skills in such areas as:

•	executive leadership and strategy

•	investment strategy, corporate development and mergers and acquisitions

•	corporate governance

•	advanced technology and innovation

•	executive finance and accounting

•	human resources and labor relations

•	compliance, legal and regulatory

•	shipbuilding and manufacturing operations

•	nuclear

•	military and government relations

•	cyber and IT risk management

•	technical services executive leadership

•	aerospace and defense industries

The Board also considers whether a candidate can commit sufficient time and attention to Board activities, as well as any potential conflicts with the company’s interests. Our objective is for the

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Governance of the Company

collective skills, experiences, attributes and perspectives of Board members to create an outstanding, dynamic and effective Board and strengthen the Board’s ability to oversee the company’s business, enhance its performance and represent the long-term interests of stockholders. All of our non-employee directors are expected to serve on Board committees, supporting the Board’s mission by providing expertise to those committees, and the oversight responsibilities of those committees are considered when evaluating director candidates. The Board and the Governance and Policy Committee also consider other attributes, including diversity factors, when selecting director nominees, seeking representation of a range of experiences, backgrounds and perspectives.

Service on Other Boards. In accordance with our Corporate Governance Guidelines, the Board considers the number of boards of other public companies and audit committees of other public companies on which a director candidate serves. Under our Corporate Governance Guidelines, directors should not serve on more than four boards of publicly traded companies, including our Board, and our directors who also serve as chief executive officers or in equivalent positions of other companies should not serve on more than one other board of a publicly traded company, in each case without the approval of the Chairman of the Board. A director who is a full-time employee of our company may not serve on the board of directors of more than two other publicly traded companies, unless approved by the Board. No member of our Audit Committee may serve on the audit committees of more than three publicly traded companies (including our company) without the approval of the Board, which must determine annually that such simultaneous service would not impair the ability of the member to effectively serve on our Audit Committee.

Retirement Policy. Under the retirement policy of our Corporate Governance Guidelines, a director will not be re-nominated at the annual meeting following the earlier of his or her 76th birthday or 15 years of service on the Board. Upon the recommendation of the Governance and Policy Committee, the Board may waive either of these requirements as to any director, if the Board deems a waiver to be in the best interests of the company. Stephen R. Wilson, the current Chairman of our Audit Committee, has turned 76 since our last annual meeting of stockholders and is therefore not standing for election at the 2023 annual meeting of stockholders.

In addition to our retirement policy, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, the Board expects the affected director to tender his or her resignation for consideration by the Governance and Policy Committee and the Board, as provided in our Corporate Governance Guidelines.

Conclusion. Satisfaction of the foregoing criteria for Board membership is implemented and monitored through a continuous director succession process administered by the Governance and Policy Committee and the Board, as well as through the Board’s self-evaluation process. The Board and the Governance and Policy Committee believe that, individually and collectively, the company’s current directors possess the necessary qualifications, skills, experience and attributes to provide effective oversight of HII’s business and contribute constructive advice and counsel to the company’s management.

DIRECTOR NOMINATION PROCESS

The Governance and Policy Committee is responsible under its charter for recommending director nominees to the full Board for election by our stockholders and for identifying and recommending candidates to fill any vacancies that occur on the Board. The Governance and Policy Committee may use a variety of sources to identify candidates, including recommendations from independent directors or members of management, search firms, communications with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations.

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Governance of the Company

Evaluations of director candidates who would be new to the Board (other than nominees recommended by our stockholders, as described below) include evaluations of the candidate’s background and qualifications by the Governance and Policy Committee, interviews with the Chairman of the Board, members of the Governance and Policy Committee and other members of the Board who so desire, and deliberations of the Governance and Policy Committee and the full Board. The Governance and Policy Committee then recommends the candidate(s) to the full Board, with the full Board selecting the candidate(s) to be nominated for election by our stockholders or to be elected by the Board to fill a vacancy.

In connection with its recommendations of director nominees to the Board for election at each annual meeting, the Governance and Policy Committee considers the size of the Board and the criteria set forth above to recommend nominees who, individually and collectively with other director nominees, the committee believes comprise the skills, experience and qualifications the Board needs to achieve its mission. Accordingly, in connection with the annual meeting director nomination process, the Governance and Policy Committee reviews the composition of the Board as a whole and makes recommendations to achieve the optimal mix of experience, expertise, skills, specialized knowledge, diversity and other factors.

Stockholders who wish to recommend director candidates for consideration by the Governance and Policy Committee must submit the name and relevant information about the candidate in writing to the Corporate Secretary. All director candidates recommended by stockholders are required to meet the criteria for directors described above, and candidates who meet such criteria will be evaluated by the Governance and Policy Committee. In accordance with our Corporate Governance Guidelines, the Governance and Policy Committee will evaluate director candidates recommended by stockholders in the same manner as candidates identified through other means.

Stockholders who wish to nominate a person for election as a director at an annual meeting must follow the procedures set forth in our bylaws, as described on page 30 of this proxy statement. Additionally, our bylaws include a proxy access right, which enables a stockholder or a group of up to 20 stockholders owning continuously for at least three years an amount of shares that constitutes 3% or more of our outstanding common stock as of the date of nomination to nominate and include in our proxy materials director candidates constituting up to the greater of 25% of the number of directors then in office or two directors, subject to the requirements specified in our bylaws. Stockholders who wish to nominate director candidates for inclusion in our proxy materials under our proxy access bylaw provisions must satisfy the requirements in our bylaws, as described under the heading “Communications and Company Documents—Future Stockholder Proposals and Nominations of Directors” of this proxy statement. The Board expects to evaluate any director candidates nominated through the proxy access process in the same manner as other director candidates are evaluated.

STOCKHOLDERS RIGHT TO NOMINATE PROXY ACCESS NOMINEES

Our bylaws provide our stockholders proxy access rights. Under Section 2.15 of our bylaws, we are required to include in our proxy materials for an annual meeting any stockholder nominee who is nominated by an “Eligible Stockholder.” An “Eligible Stockholder” is any stockholder or group of up to 20 stockholders that has beneficially owned continuously for at least three years an amount of shares that constitutes 3% or more of our outstanding common stock as of the date of nomination. Eligible Stockholders must provide proof of ownership of the requisite amount of stock for the three-year time period and represent that the shares were acquired in the ordinary course of business and not to change or influence control of the company. Eligible Stockholders must also provide certain other written representations, warranties and agreements to the company, including an agreement to assume liability from any legal or regulatory violation arising out of the Eligible Stockholder’s communication with our stockholders and to comply with all applicable laws and regulations, as described in more detail in Section 2.15 of the bylaws.

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Governance of the Company

The maximum number of directors who can be nominated by Eligible Stockholders, referred to as “Stockholder Nominees,” at any annual meeting is the greater of 25% of the number of directors then in office or two directors. Section 2.15 of our bylaws includes procedures to prioritize nominations if the number of Stockholder Nominees exceeds the maximum number of Stockholder Nominees we are required to include in our proxy materials for any annual meeting. Stockholder Nominees must provide written notice to the company, which must include specific information, including information similar to the information required from stockholders to propose business and director nominations through the advance notice provisions included in Section 2.08 of our bylaws. As described in Section 2.15 of our bylaws, this notice must include an express consent to be named as a director nominee in our proxy materials and to serve as a director if elected, as well as required disclosures and information about, and representations, undertakings and consents by, the Stockholder Nominee to enable the Board to determine whether the Stockholder Nominee meets the independence and other general requirements for directors set forth in our bylaws and our Corporate Governance Guidelines.

Stockholders who would like to nominate candidates using proxy access should refer to Section 2.15 of our bylaws, which sets forth all the requirements for proxy access nominations. The Board may exclude any Stockholder Nominee from our proxy materials if the Stockholder Nominee or Eligible Stockholder(s) fail to meet the requirements or provide the undertakings set forth in our bylaws or Corporate Governance Guidelines and for other reasons set forth in our bylaws. See “Communications and Company Documents—Future Stockholder Proposals and Nominations of Directors.”

DIRECTOR INDEPENDENCE

The Board makes determinations regarding the independence of our directors on an annual basis, based upon the Governance and Policy Committee’s evaluation of director independence and related recommendations to the Board. Under our Corporate Governance Guidelines, to be considered independent: (i) a director must be independent as determined in accordance with the NYSE Listed Company Manual and (ii) in the Board’s judgment, the director must not have a material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

The Board has considered relevant relationships between the company and each non-employee director to determine compliance with the independence requirements included in our Corporate Governance Guidelines. Based upon its review, the Board has determined that General Collins, Mr. Denault, Admiral Donald, Ms. Harker, Mr. Jimenez, Ms. Kelly, Ms. McKibben, Ms. O’Sullivan, Mr. Schievelbein, Mr. Welch and Mr. Wilson, who currently comprise the Board’s non-employee directors, are independent. The Board has also determined that each current member of the Audit Committee satisfies the additional SEC independence requirements applicable to audit committee members, and that each current member of the Compensation Committee satisfies the enhanced independence requirements of the NYSE listing standards.

BOARD LEADERSHIP STRUCTURE

The Board believes one of its primary responsibilities is to evaluate and determine from time to time the optimal Board leadership structure to provide effective oversight of the company. Our bylaws establish the position of Chairman of the Board and direct that the Board will designate the Chairman. Our Corporate Governance Guidelines provide further that the Board believes it is in the best interests of the company and its stockholders for the Board to have the flexibility to determine the best director to serve as Chairman. The independent directors address the Chairman role at least annually, comparing the advantages and disadvantages of a combined chairman and chief executive officer role and separate chairman and chief executive officer roles in the context of our operating and governance environment over time.

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Governance of the Company

Non-Executive Chairman. The Board has considered Board leadership and determined an independent, non-executive chairman is the optimal model for HII at this time. A non-executive chairman provides the Board with independent leadership and facilitates the chief executive officer’s focus on the company’s business operations. The Board elected Admiral Donald as our non-executive Chairman of the Board in April 2020, and has continued to elect him on annual basis since that time.

Our non-executive Chairman has the following responsibilities under our Corporate Governance Guidelines:

•	chair all Board and stockholder meetings, including executive sessions of the independent directors;

•	serve as a liaison between the chief executive officer and the independent directors;

•

ensure the quality, quantity and timeliness of the flow of information from management to the Board (although management is responsible for the preparation of materials for the Board, the non-executive Chairman may specifically request the inclusion of certain materials);

•

prepare the agendas of the Board meetings and assist the chairperson of each standing committee with preparation of agendas for the respective committee meetings, taking into account the requests of other Board and committee members;

•	set an appropriate schedule for Board meetings to assure there is sufficient time for discussion of all agenda items;

•	along with the chairman of the Governance and Policy Committee, interview all Board candidates and make recommendations to the Governance and Policy Committee and the Board;

•	have the authority to call meetings of the Board and meetings of the independent directors; and

•	if requested by the chief executive officer, be available for consultation and direct communication with stockholders.

Conclusion. All of our directors play an active role overseeing HII at both the Board and committee levels. The Board is currently comprised of 11 independent directors and one non-independent director, who serves as our Chief Executive Officer. Our independent directors are skilled and experienced leaders in business, industry, the military and government. Our independent directors effectively collaborate with management and thoroughly evaluate management proposals, and an independent Board leader facilitates this relationship. We therefore believe a non-executive Chairman of the Board, along with 10 other strong independent directors, is an appropriate and effective model at this time to oversee management of HII and to provide advice and counsel to the Chief Executive Officer and other executive management of the company.

BOARD COMMITTEE FUNCTIONS AND MEMBERSHIP

The Board has five standing committees: Audit, Compensation, Cybersecurity, Governance and Policy and Finance. Each of the Audit, Compensation and Governance and Policy Committees is constituted and operated in accordance with SEC requirements and the NYSE’s corporate governance listing standards. The Cybersecurity Committee and Finance Committee are not required by the SEC or the NYSE listing standards and are therefore not subject to any such requirements or standards. Each Board committee is governed by a written charter, which sets forth the responsibilities of the committee, including the responsibilities described in this section. Each charter can be viewed on our website at www.hii.com and is available in print to any stockholder requesting a copy. All members of each Board committee are independent, as determined under the corporate governance listing standards of the NYSE.

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Governance of the Company

Audit Committee. The Audit Committee’s responsibilities include:

•

Overseeing HII’s relationship with its independent auditor, including (i) reviewing and pre-approving each service and related fees considered to be auditing services and non-prohibited non-audit services and (ii) meeting with the independent auditor to review, among other things, all critical accounting policies, all material alternative accounting treatments discussed with management, and all material written communications with management

•	Overseeing our internal audit function

•

Overseeing financial statement and disclosure matters, including meeting with management, the internal auditors and the independent auditor to review and discuss the content of our periodic reports, including financial information, and management’s assessment of internal control over financial reporting

•	Reviewing and overseeing HII’s policies and practices relating to corporate sustainability matters relative to environmental stewardship

•	Overseeing other matters, including our major financial risk exposures and our compliance program

The current members of the Audit Committee are Mr. Wilson (chairman), General Collins, Mr. Denault, Mr. Schievelbein and Mr. Welch. Mr. Wilson will be retiring from the Board effective upon the election of directors at the 2023 annual meeting. Mr. Denault was appointed to the Audit Committee in December 2022 upon his election to the Board. The Board has determined, in accordance with NYSE requirements, that each member of the Audit Committee is financially literate and that each of Messrs. Wilson and Denault possesses accounting or related financial management expertise. The Board has also determined that each of Messrs. Wilson and Denault qualifies as an “audit committee financial expert,” as defined under applicable SEC rules.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	Establishing annual and long-term performance goals and objectives for the Chief Executive Officer and all other elected officers, and evaluating those officers against their goals and objectives

•	Reviewing, approving and submitting for ratification by the independent members of the Board the Chief Executive Officer’s compensation

•	Reviewing and approving the direct and indirect compensation of all other elected officers

•	Reviewing and recommending to the Board matters concerning compensation of Board members

•	Reviewing the succession of qualified executive management

•	Identifying, in consultation with management, the appropriate peer group for competitive comparisons and relative position of pay levels versus peers

•	Overseeing our policy regarding the recovery of performance-based short- or long-term cash or equity incentive compensation payments in certain circumstances

•	Reviewing and overseeing HII’s policies and practices relating to its human capital management function

Delegation: The Compensation Committee does not delegate its responsibilities with respect to compensation that is specific to the executive officers. For other employees and for broad-based compensation plans, the Compensation Committee may delegate authority to a subcommittee consisting of not less than two members of the Compensation Committee.

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Governance of the Company

The current members of the Compensation Committee are Ms. Harker (chairwoman), Mr. Jimenez and Ms. Kelly. Philip M. Bilden was a member of the Compensation Committee until he resigned from the Board in July 2022. The Board has determined that each member of the Compensation Committee qualifies as a non-employee director under SEC Rule 16b-3.

Cybersecurity Committee. The Cybersecurity Committee’s responsibilities include:

•

Reviewing the company’s enterprise cybersecurity strategy and framework, including the company’s assessment of cybersecurity threats and risk, data security programs and the company’s management and mitigation of cybersecurity and information technology risks and potential breach incidents

•	Reviewing any significant cybersecurity incident that has occurred, reports to or from regulators with respect thereto and steps that have been taken to mitigate against reoccurrence

•	Evaluating the effectiveness of the company’s cyber risk management and data security programs measured against the company’s cybersecurity threat landscape

•	Assessing the effectiveness of the company’s data breach incident response plan

•	Reviewing and assessing the company’s information technology disaster recovery capabilities

•	Reviewing the company’s assessment of cybersecurity threats and risk associated with the company’s supply chain and actions the company is taking to address such threats and risks

The current members of the Cybersecurity Committee are Ms. O’Sullivan (chairwoman), General Collins, Admiral Donald and Mr. Wilson. Mr. Bilden was the Chairman of the Cybersecurity Committee until he resigned from the Board in July 2022.

Governance and Policy Committee. The Governance and Policy Committee’s responsibilities include:

•	Identifying candidates qualified to serve on the Board and recommending nominees for election to the Board

•	Identifying and recommending committee member appointments to the Board

•	Reviewing stockholder proposals and recommending any Board responses

•	Reviewing and overseeing HII’s policies and practices with respect to significant public policy and corporate citizenship and responsibility matters

•	Reviewing and overseeing HII’s policies and practices relating to significant corporate sustainability matters other than human capital matters and energy management matters

•	Overseeing the company’s policies and procedures for related party transactions and reviewing and overseeing related party transactions for potential conflicts of interest

•	Overseeing the evaluation of the Board

•	Generally monitoring the Board’s oversight of risk management

The current members of the Governance and Policy Committee are Mr. Welch (chairman), Mr. Jimenez and Mses. Kelly and McKibben.

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Governance of the Company

Finance Committee. The Finance Committee’s responsibilities include:

•	Overseeing and reviewing our financial affairs, strategies and policies

•	Reviewing and making recommendations to the Board regarding:

•	our financial policies and strategies, capital structure and financial condition

•	our issuances of debt and equity securities and significant borrowing transactions

•	strategic transactions

•	employee benefit plan assets

•	our dividend policy and stock repurchase programs

•	significant capital expenditures

•	Providing oversight to ensure that our financial policies and strategies are consistent with our capital budget, annual operating plan and strategic plan

•	Overseeing discrete operational matters that could have a significant impact on the company

The current members of the Finance Committee are Mr. Schievelbein (chairman), Mr. Denault, Admiral Donald and Mses. Harker, McKibben and O’Sullivan. Mr. Denault was appointed to the Finance Committee in December 2022 upon his election to the Board. Mr. Bilden was a member of the Finance Committee until he resigned from the Board in July 2022.

BOARD STRUCTURE

HII directors serve one-year terms. Accordingly, the terms of the 11 directors nominated to stand for election at our 2023 annual meeting will expire at the 2024 annual meeting of stockholders.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

In accordance with our Corporate Governance Guidelines, our directors, with no members of management present (including directors who are also officers of the company), have the opportunity to meet in executive session at each regularly scheduled Board meeting. In addition, our Corporate Governance Guidelines provide that at least one executive session of independent directors will be held each year. In 2022, all of our directors, other than our Chief Executive Officer and the Executive Vice Chairman of the Board, were independent under NYSE corporate governance listing standards. The independent directors met in executive session at all six regular Board meetings during the year. Our non-executive Chairman, Admiral Donald, presided over the executive sessions.

The Audit Committee meets at each of its regular meetings in separate executive sessions with management, with our independent auditor, with our Vice President of Internal Audit and with only committee members present. The Compensation Committee, the Cybersecurity Committee, the Governance and Policy Committee and the Finance Committee also meet in executive session on a routine basis, with only members of the committee and other attending Board members present.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board’s responsibilities include oversight of risk management, which includes overseeing our system of financial and operational internal controls, our compliance with applicable laws and regulations, data and cybersecurity risks and our processes for identifying, assessing and mitigating

24	Huntington Ingalls Industries, Inc.

Governance of the Company

other significant risks that may affect HII. To discharge these responsibilities, the Board must understand the significant risks to which the company is subject. While risks are an inherent element of business operations and our business strategy creates risk, the Board understands it is neither possible nor prudent to eliminate all risk. Indeed, purposeful, appropriate and managed risk-taking is essential for HII to be competitive and profitable and successfully execute its business strategy. The Board’s risk management oversight objective is to confirm management is identifying and appropriately managing and mitigating our significant risks.

Management has implemented a robust enterprise risk management (“ERM”) program, which includes annual risk assessments, risk analyses, the development of risk plans for each enterprise risk, which include risk mitigation activities, risk monitoring for both existing and emerging risks, and periodic reports on individual enterprise risks and ERM program activities to executive management and the Board. Our ERM process is managed by an Enterprise Risk Committee, comprised of management from across business units and programmatic and functional disciplines within the company. The Enterprise Risk Committee is responsible for overseeing the enterprise risk assessment process, overseeing development of, and monitoring, enterprise risk mitigation plans, assessing risk correlations, monitoring emerging and evolving risks and generating data and reports to facilitate management decision-making and the Board’s risk oversight function. While the Board and its committees oversee risk management, management is responsible for identifying, assessing, managing and mitigating risks.

The Board and its committees are responsible for understanding and evaluating HII’s ERM processes to determine whether they are achieving their objectives. Management briefs the Board on an annual basis on the company’s ERM program, which includes a report on the company’s annual enterprise risk assessment process, a review of the company’s latest roster of enterprise risks and assessments of the probabilities of such risks occurring and their potential severity, as well as assessments of management’s capability of mitigating individual enterprise risks. Management also briefs the Board or a Board committee on a periodic basis on individual significant risks, which includes a report from management’s risk owner and the related risk mitigation plan. Management seeks to brief the Board on each Tier 1 enterprise risk on an annual basis, except those Tier 1 risks that are relatively static (like the risk of hurricane impact and recovery), which are briefed on a biennial basis. The Board is updated on an interim basis on any changes to HII’s enterprise risk roster and any other material developments affecting the company’s ERM program.

The Governance and Policy Committee is responsible under its charter for developing and recommending to the full Board a regimen for the Board’s oversight of risk management and for monitoring the Board’s oversight of risk management. In connection with this responsibility, the Governance and Policy Committee evaluates the enterprise risk roster generated from the company’s enterprise risk assessment, allocates oversight responsibilities among the full Board and individual standing Board committees and develops a risk briefing schedule based upon management’s relative prioritization of enterprise risks.

Risks are inherent in the company’s operations and pursuit of its strategy, and oversight of risk management is a continuous process. The Board and its committees facilitate open communication between management and directors and foster an appropriate culture of integrity and risk awareness. The Board and its committees engage in communications throughout the year with management regarding enterprise risk, and directors are encouraged to communicate directly with senior management, which they do on a routine basis.

While the full Board has ultimate responsibility for the oversight of risk management, Board committees oversee certain individual enterprise risks relating to matters within the scopes of their respective responsibilities and report to the full Board with respect to this oversight. All five standing Board

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Governance of the Company

committees also oversee specific enterprise risks for which they have been assigned oversight responsibility. Board oversight of certain significant risks arising from the business and activities of HII is allocated generally among the Board and its committees as follows:

## BOARD OF DIRECTORS

The full Board oversees HII's enterprise risk management processes, and the Board exercises direct oversight of specific enterprise risks not delegated to one of its committees. The committees report to the full Board with updates on their respective areas of designated risk oversight responsibilities.

### AUDIT

Oversees:

- System of internal controls
- Integrity of financial statements
- Financial reporting process
- Internal and external audit function
- Legal risk
- Compliance program, including Code of Ethics and Business Conduct
- Policies and practices relating to corporate sustainability matters relative to environmental stewardship

### COMPENSATION

Oversees:

- Compensation principles and practices
- Process for identifying and mitigating compensation risks
- Executive management compensation
- Executive management succession planning
- Performance of CEO and other executive officers
- Enterprise risk associated with leadership development and skilled and diverse workforce development
- Policies and practices relating to HII's human capital management function

### FINANCE

Oversees:

- Financial policies and strategies
- Capital structure and financial position
- Strategic transactions
- Dividend policy and stock repurchase programs
- Significant capital expenditures
- Enterprise risks associated with:
  - supply chain management
  - contracting strategy and pricing discipline
  - achievement of post-transaction M&A objectives

### GOVERNANCE AND POLICY

Oversees:

- Governance risk, including board composition and governance practices
- Director succession planning
- Policies and practices regarding significant public policy and corporate citizenship and responsibility matters
- Policies and procedures relating to significant corporate sustainability matters other than human capital matters and energy management matters

### CYBERSECURITY

Oversees:

- The company's enterprise cybersecurity strategy and framework
- Significant cybersecurity incidents that occur
- Effectiveness of the company's cyber risk management and data security programs
- Effectiveness of the company's data breach incident response plan
- The company's information technology disaster recovery capabilities
- The company's assessment of cybersecurity threats and risk associated with the company's supply chain
- Enterprise risks associated with data and cybersecurity and information technology platforms

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Governance of the Company

BOARD AND COMMITTEE OVERSIGHT OF CYBERSECURITY

In December 2019, in response to the increasing risk exposure presented by data and cybersecurity, the Board formed a standing Cybersecurity Committee of the Board. The Board believes that dedication of a standing committee to cybersecurity facilitates a deeper Board understanding of HII’s data and cybersecurity risk exposure; the opportunity for committee members to have a deeper data and cybersecurity knowledge base; and closer Board oversight of HII’s management and mitigation of data and cybersecurity risks. In addition to the oversight responsibilities set forth in the table above, the Cybersecurity Committee participates with management at least annually in a “tabletop” exercise to test HII’s cybersecurity incident response plan. The committee also meets jointly twice a year with management’s Executive Cybersecurity and IT Steering Committee.

BOARD AND COMMITTEE OVERSIGHT OF SUSTAINABILITY

In connection with HII’s appointment of a Chief Sustainability Officer and formalization of its sustainability program in 2022, the Board refined its oversight of the company’s sustainability program. The Board allocated oversight responsibility among the Board and several committees for each of HII’s nine sustainability focus areas identified through a materiality assessment. The Governance and Policy Committee retains general oversight responsibility for the overall sustainability program, as well as four focus areas: ethical conduct, community relations, employee health and safety and environmental compliance. The Compensation Committee has general oversight responsibility for human capital resources, including the specific sustainability focus areas of diversity and inclusion, and employee engagement. The Audit Committee has oversight responsibility for energy management, including greenhouse gas emissions, and the Cybersecurity Committee is responsible for overseeing cybersecurity. The full Board retains oversight responsibility for product safety and quality and supply chain management, which the Board already oversees as enterprise risks.

BOARD AND COMMITTEE EVALUATIONS

In accordance with our Corporate Governance Guidelines, the Board (under the oversight of the Governance and Policy Committee) conducts an annual evaluation of the performance of the full Board and delegates to the chairpersons of the individual Board committees the responsibility to conduct evaluations of the performance of the respective committees. The Board and committees utilize a mix of self-evaluation processes from year to year, ranging from written narrative responses to written questions regarding Board and committee matters to individual interviews with directors conducted by the Chairman of the Board and the respective committee chairpersons to director assessments of their fellow Board members. In 2022, the Board engaged a third party to conduct a Board peer assessment whereby each member of the Board assessed on a confidential basis each of his or her Board peers. The peer assessments were shared with the Board Chairman and HII’s Chief Executive Officer, and the Chairman engaged with each Board member individually regarding his or her assessment results.

DIRECTOR EDUCATION

Our Corporate Governance Guidelines provide that all directors are encouraged to periodically attend director continuing education programs, and the Board has adopted an informal policy encouraging each director to attend at least one external director education program on a biennial basis. We make available to the Board a roster of continuing director education programs offered by leading director education organizations, facilitate registrations for directors to attend such programs and reimburse directors for expenses incurred to attend such programs.

In addition to encouraging director attendance at external programs, the Board incorporates a “Board Development” topic into Board meeting agendas on a routine basis. The Board Development topics are

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Governance of the Company

generally presented by internal counsel, external counsel or other experts from outside the company. We track the education programs, both external and internal, that individual directors attend, and the Governance and Policy Committee reviews those reports on at least an annual basis.

POLICY AGAINST HEDGING AND PLEDGING COMPANY SECURITIES

Our insider trading policy prohibits Board members, officers, director-level employees and certain other designated employees from engaging in any of the following transactions:

•	speculative transactions in company securities (including trades in puts, calls or other derivative securities or short sales of company securities),

•	holding company securities in a margin account or pledging company securities as collateral for a loan or other transaction, or

•	hedging transactions involving company securities (including zero cost collar transactions and forward sale contracts).

CODE OF ETHICS AND BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethics and Business Conduct, which applies to our directors, officers and employees. This code identifies core values, standards and behaviors that guide our officers, directors and employees in the discharge of their duties and responsibilities on behalf of HII. The code also includes the commitments the company has made to its employees, customers, stockholders, communities and suppliers. The code addresses, among other matters, conflicts of interest, corporate opportunities, trading in company securities, political contributions and confidential information. Employees are required to report any conduct they believe in good faith is an actual or apparent violation of the code. The Code of Ethics and Business Conduct includes provisions applicable to our senior financial officers, as required by SEC rules.

Our Code of Ethics and Business Conduct is available on our website at www.hii.com and available in print to any stockholder requesting a copy. We post any amendments to our Code of Ethics and Business Conduct on our website and/or disclose the amendments in a filing with the SEC. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website.

MEETINGS AND ATTENDANCE

The Board held six meetings in 2022, including five regular meetings and one special meetings. All of the regularly scheduled meetings included an executive session of independent directors. In addition, the Board held 27 committee meetings, comprised of six Audit Committee, five Compensation Committee, six Cybersecurity Committee, five Governance and Policy Committee and five Finance Committee meetings. Each director attended 75% or more of the meetings of the Board and the committees on which he or she served during 2022.

Our Corporate Governance Guidelines include an expectation that all directors will attend our annual meetings of stockholders. All of our directors who were directors or nominees at the time of the 2022 annual meeting of stockholders attended the annual meeting.

INDEMNIFICATION

We indemnify our directors and our elected officers to the fullest extent permitted by law, so they can be free from undue concern about personal liability in connection with their service to HII. Our bylaws require this indemnification, and we have also entered into agreements with each director and elected officer contractually obligating us to provide this indemnification to him or her.

28	Huntington Ingalls Industries, Inc.

Communications and Company Documents

We welcome communications from our stockholders and other stakeholders, and we make information important to our stockholders and other stakeholders available on our website. The following sections describe: how stockholders and other stakeholders can communicate with the Board; the information we make available to our stockholders and other stakeholders and where you can find that information; and the procedures that stockholders must follow to propose matters for consideration at our annual meetings or to nominate persons for election as directors at our annual meetings.

COMMUNICATIONS AND COMPANY DOCUMENTS

Stockholders and other stakeholders can communicate with the Board, our non-executive Chairman, our independent directors as a group, individual directors or any of the standing Board committees in care of the Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. At the direction of the Board, all mail received may be opened and screened for security purposes.

Communications from stockholders and other stakeholders are distributed to the Board, the applicable Board committee or an individual director or directors, as appropriate, depending on the facts and circumstances of the communication. The Board has requested that certain items unrelated to the duties and responsibilities of the Board be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; and surveys. In addition, communications that are unduly hostile, threatening or similarly unsuitable will be excluded. Notwithstanding the foregoing, any communication will be made available to any director upon his or her request.

Our website contains our Restated Certificate of Incorporation, Certificates of Amendment of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. To view these documents, go to www.hii.com, click on “Investors,” the “Company” drop-down box and then “Corporate Governance.” We post any amendments to our Code of Ethics and Business Conduct on our website and/or disclose the amendments in a filing with the SEC. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website. To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.hii.com, click on “Investors,” the “Financials” drop-down box and then “SEC Filings.”

We will promptly deliver free of charge to any requesting stockholder a copy of our Annual Report on Form 10-K for the year ended December 31, 2022 (without exhibits), Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. Requests should be directed to: Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

You can also print copies of these documents from our website at www.hii.com. We include our website address in the proxy statement only as an inactive textual reference and do not intend it to be an active link to our website. The information on our website is not a part of this proxy statement.

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

Stockholders may present proposals for consideration at a future meeting of stockholders only if they comply with the requirements of the proxy rules established by the SEC and the requirements of our bylaws.

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Communications and Company Documents

Under SEC Rule 14a-8, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2024 annual meeting of stockholders, the proposal must be received by us by November 21, 2023, at our principal executive offices located at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The proposal should be sent to the attention of the Corporate Secretary.

Article II, Section 2.08 of our bylaws contains the procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of SEC Rule 14a-8. Assuming that our 2024 annual meeting is held within 30 days before or after the anniversary of the 2023 annual meeting (May 2, 2023), we must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2024 annual meeting not less than 90 days nor more than 120 days in advance of the anniversary of the date on which we first mailed the proxy materials for our 2023 annual meeting (March 20, 2023), or between November 21, 2023 and December 21, 2023.

The notice must be submitted in writing to our principal executive offices located at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The notice should be sent to the attention of the Corporate Secretary. Our bylaws specify the information that must be contained in the notice. Our bylaws are posted on our website, www.hii.com, and can be accessed by clicking “Investors,” the “Company” drop-down box and then “Corporate Governance.”

Article II, Section 2.15 of our bylaws contains the procedures eligible stockholders must follow to nominate persons for election as directors and to have those candidates included in our proxy materials (proxy access). Assuming that our 2024 annual meeting of stockholders is held within 30 days before or after the anniversary of the 2023 annual meeting (May 2, 2023), we must receive the notice of your intention to make a proxy access nomination not less than 120 days nor more than 150 days in advance of the anniversary of the date on which we first mailed the proxy materials for our 2023 annual meeting (March 20, 2023), or between October 22, 2023 and November 21, 2023.

30	Huntington Ingalls Industries, Inc.

Sustainability

HII’s mission is to deliver the world’s most powerful ships and all domain solutions in service of the nation, creating the advantage for its customers to protect peace and freedom around the world.

On March 31, 2011, HII formed as an independent, publicly-traded company when two legacy shipyards joined forces to become the nation’s largest shipbuilder. Since then, HII’s portfolio has expanded further with the establishment of a third division that delivers all-domain technology solutions to civil, commercial and defense customers both domestically and internationally. HII is the largest industrial employer in both Virginia, where the company is headquartered, and in Mississippi.

At HII, the mission is always the primary focus and point of convergence. Since its inception, HII has articulated its commitment to being a responsible corporation that prioritizes operating in a manner that is consistent with its values—integrity, safety, respect, engagement, responsibility and performance.

Board Oversight

The Board and its committees seek to ensure that environmental, social and governance (“ESG”) principles are integrated into our business strategy in ways that optimize opportunities to make positive impacts while advancing long-term goals. We are committed to conducting our business in a safe, environmentally responsible and sustainable manner, and in a way that reflects our responsibilities to our stakeholders.

In 2022, we formalized our sustainability commitment to our stakeholders and appointed our first-ever chief sustainability officer to develop and execute an enterprise-wide sustainability strategy, in which ESG issues converge. The chief sustainability officer chairs HII’s Corporate Sustainability Committee, and is supported on a day-to-day basis by a director-level and cross-functional Sustainability Management Team. The chief sustainability officer is a member of the company’s senior leadership team and reports directly to HII’s CEO on sustainability program performance.

Key Stakeholders

Our key stakeholders are our employees, customers, stockholders, communities and suppliers, and our commitment to key stakeholders is articulated in our sustainability strategy.

Employees – Today, HII is a global, all-domain defense provider with a contract backlog of more than $47 billion and approximately 43,000 employees. HII is committed to a values-driven culture of ethics that puts employees’ safety and well-being first. HII is committed to building a diverse and inclusive environment, offering opportunities for training and career growth, where the least empowered person in the room feels free to speak up. HII is committed to a safe and respectful culture for all employees, united in the company’s mission of service.

Customers – HII supports its highly-valued and ever-growing customer base by seeking to ensure the company meets or exceeds customer interests, delivering quality products and services on time, and always fostering continuous improvement.

Stockholders – HII sustains long-term value and growth in the company through improved performance and intense focus on delivering excellent results.

Communities – HII strives to be an active, visible and positive corporate citizen in every community in which it does business, because its employees make up those communities.

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Sustainability

Suppliers – HII engages with its suppliers in a transparent and respectful manner, recognizing that suppliers are an integral part the HII team—essential to the company’s ability to achieve its business objectives.

Because of and through these commitments, sustainability at HII is more than a buzzword; it describes HII’s values-based business model and reflects HII’s long and distinguished history of corporate responsibility, including corporate citizenship and corporate sustainability. Grounded in the company’s mission, values and purpose (together known as “MVP”), HII’s MVP approach to sustainability guides its strategy, structural polices and programming, and animates its culture of service and ethics. These principles come to life in HII’s daily decision-making and behaviors, and in its formal frameworks and processes. With HII’s values as its north star, the company’s sustainability strategy is optimized to yield long-term competitive advantages, stockholder value, and positive impact for its people, facilities, communities and environment – all in service of its mission. To carry true meaning, HII’s sustainability strategy relies on public reporting standards widely recognized as ESG. Given this usage, HII refers to ESG as its framework for reporting on the initiatives it undertakes as a company, the goals it sets and the progress it has made. HII’s values-based approach connects its performance in priority areas to who it is as a company.

Sustainability Focus Areas

Through interviews, surveys and intensive document and resource reviews, together referred to as “HII’s priority assessment,” the following sustainability focus areas emerged:

➣	Diversity and inclusion, including Board of Directors and workforce diversity, supplier diversity and company culture.

➣	Energy management, including the management of GHG emissions, efficiencies focused on current energy use, renewable energy deployment and the types and ways that fuel is consumed.

➣

Supply chain management, including how HII engages with its suppliers through a Supplier Code of Conduct and supplier standards, supply chain transparency, risk assessments and audits, as well as how we maintain supply chain continuity and resiliency.

➣

Ethical conduct, including ethics guidelines and Code of Ethics and Business Conduct training, compliance with regulations and laws, grievance and whistleblower mechanisms, and anti-corruption, anti-bribery and anti-money laundering policies and risk analysis.

➣

Product quality and safety, including product lifecycle management, improper product usage, environmental impact considerations of products, efforts to ensure product safety, compliance with product safety laws and regulations and product end-of-life management.

➣

Cybersecurity, including cybersecurity investments, compliance, risk assessments and awareness (such as phishing, social engineering and advanced cyber tactics), as well as the company’s responses to cyber-attacks and degradation.

➣

Community relations, including how we engage with and support the communities in which we operate through employee volunteering, relationship-building with local communities, local economic impact, philanthropy, future workforce development and community education programming.

➣	Employee engagement, including company culture, employee turnover, recruitment and retention, compensation and benefits and employee satisfaction.

➣	Health and safety, including occupational health and safety initiatives, policies and training, as well as adherence to safety laws and regulations, health and wellness programs and workplace culture.

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Sustainability

➣	Environmental compliance, including how HII supports and engages with its regulators, efforts to ensure compliance, and adherence to environmental laws and regulations.

HII’s sustainability strategy further enhances the company’s longstanding commitment to performing with integrity. HII’s award-winning ethics and compliance program ensures adequate controls are in place to reduce the opportunity for misconduct. Furthermore, HII is committed to working with suppliers who share the company’s values and conduct their business in a legal and ethical manner. HII expects its suppliers to comply with the company’s guidelines and Code of Ethics and Business Conduct, and suppliers are expected to comply with applicable laws and regulations, including those relating to labor and employment practices, health and safety, and environmental protection.

HII uses the concept of “responsible sourcing” in supply chain management. This approach reflects HII’s voluntary commitment to account for social and environmental risks when managing relationships with its suppliers. When contracting with a supplier, HII is explicit in expressing its expectation that the supplier will comply with all applicable laws and regulations, specifically including labor and environmental laws. HII has implemented and maintains several policies in these areas of supply chain risk, including: conflict minerals (HII’s policy mandates that supplier terms and conditions require suppliers to disclose information about any conflict minerals contained in components or items purchased by HII for inclusion in HII’s products sold to third parties, and ensures the collection and maintenance of product information from suppliers and vendors); human trafficking (HII recognizes slavery in the supply chain can take many forms, including human trafficking, child labor and debt bondage. It is HII policy to support unequivocally the elimination of human trafficking and slavery. HII is also committed to complying with the U.K. Modern Slavery Act of 2015 and the Australian Commonwealth Modern Slavery Act of 2018); and diversity of suppliers (HII uses best efforts to enhance subcontracting opportunities for specially defined classes of small business as subcontractors, in compliance with all laws and regulations, as stated in the Small Business Act, Federal Acquisition Regulations (FAR), Public Laws 95-507, 105-35, 106-50, and 15 U.S.C § 631, et. seq.).

Consistent with HII’s commitment to provide stakeholders with transparency into its sustainability objectives, performance and progress, HII’s 2022 Sustainability Report references to Global Reporting Initiative (“GRI”) Standards, including a GRI Standards Index, as well as the Sustainability Accounting Standards Board (SASB) Standard framework. HII will consider other reporting standards and frameworks in the future, as its sustainability program continues to mature.

For more detailed information on HII’s sustainability program and HII’s 2022 Sustainability Report and other ESG-related resources, go to hii.com, click on the “Company” drop-down box and then “Sustainability.”

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The Board of Directors

We believe the qualifications, skills, experience and attributes of our directors are consistent with our criteria for the selection of directors and that, collectively, our directors have functioned effectively overseeing management of HII over the last year.

Mr. Denault was elected by the Board on December 5, 2022. He was recommended as a candidate for director by a non-management director. The remaining 10 directors nominated to stand for election at our 2023 annual meeting have served on the Board since our last annual meeting. All 11 director nominees, if elected, will serve one-year terms expiring at our 2024 annual meeting.

Our former CEO, C. Michael Petters, retired from his position as Executive Vice Chairman of the Board effective January 1, 2023, and Stephen R. Wilson, a current member of the Board and Chairman of the Audit Committee, will retire from the Board effective at the time directors are elected at the 2023 annual meeting.

2022 DIRECTOR NOMINEES

AUGUSTUS L. COLLINS Chief Executive Officer of MINACT, Inc. Director since November 2016

Business Experience: General Collins has served as Chief Executive Officer of MINACT, Inc., a business management consulting firm, since September 2016. From January 2012 to August 2016, he was a Major General in the Mississippi National Guard, serving as Adjutant General of both the Mississippi Army National Guard and the Mississippi Air National Guard. From July 2010 to January 2012, General Collins served as Executive Vice President for Strategic Planning of MINACT. From August 2007 to July 2010, he served on Mississippi’s Workers’ Compensation Commission as the commission’s representative of labor. General Collins served more than 35 years in the U.S. Army and Mississippi National Guard, which included command of the 155th Brigade Combat Team of the Mississippi National Guard, deploying to Iraq, where he was responsible for security operations in the southern and western provinces.

Current Public Company Directorships: General Collins serves on the board of directors of Trustmark Corporation, a bank holding company, and is a member of its Audit Committee, Enterprise Risk Committee and Human Resources Committee.

Other Directorships and Memberships and Education: General Collins serves on the board of directors of MINACT, Inc., Trustmark National Bank, Mississippi Power Company, a subsidiary of Southern Company, an electric power distribution company, and Armed Forces Benefits Association 5Star Life Insurance. He also serves on the Friends of Mississippi Veterans, a nonprofit entity serving veterans in Mississippi. He is Past President of the University of Mississippi Alumni Association. General Collins received a B.S. in Business Administration from the University of Mississippi, an M.B.A. from Jackson State University and a Master’s Degree in strategic studies from the U.S. Army War College.

Experience, Qualifications, Attributes and Skills: We believe General Collins is qualified to serve as a director based upon his 35 years of senior military experience with the U.S. Army and Mississippi National Guard and his experience as a senior executive and now Chief Executive Officer of MINACT, Inc., a company that contracts with the U.S. government, as well as private sector customers.

34	Huntington Ingalls Industries, Inc.

The Board of Directors

LEO P. DENAULT Retired Chairman and Chief Executive Officer of Entergy Corporation Director since December 2022

Business Experience: From February 2013 until November 2022, Mr. Denault served as Chairman of the Board and Chief Executive Officer of Entergy Corporation. From February 2004 until January 2013, he served as Executive Vice President and Chief Financial Officer of Entergy Corporation. Mr. Denault served as Vice President, Corporate Development for Entergy Corporation from March 1999 until February 2004. Prior to that, he was Vice President, Corporate Development for Cinergy Corporation (now Duke Energy), an energy company.

Other Directorships and Memberships and Education: Mr. Denault currently serves on the board of directors of Jobs for America’s Graduates. He received a B.S. from Ball State University and a M.B.A. from Indiana University.

Experience, Qualifications, Attributes and Skills: We believe Mr. Denault is qualified to serve as a director based upon his chief executive leadership of a Fortune 500 public company for nearly ten years, as well as his executive experience in the chief financial officer role and, before that, the corporate development role of the same company. We believe Mr. Denault’s multiple executive leadership roles in a public company will add valuable experience and skills to the Board. We also expect his public company chief financial officer experience will be an asset as the Audit Committee transitions to a new chairperson upon the retirement of Mr. Wilson later in 2023.

KIRKLAND H. DONALD Chairman of the Board of HII Director since January 2017

Business Experience: Admiral Donald has served as Chairman of the Board of HII since April 2020. Prior to serving as Chairman of the Board, he worked as a business consultant. From June 2013 to October 2015, Admiral Donald served as Chief Operating Officer and then President and Chief Executive Officer of Systems Planning and Analysis, Inc., a technical professional services company. Prior to that, Admiral Donald served 37 years in the U.S. Navy, including in his last assignment, as Director, Naval Nuclear Propulsion Program from November 2004 to November 2012.

Current Public Company Directorships: Admiral Donald has served on the board of directors of Entergy Corporation since June 2013. He is Chairman of its Nuclear Committee and a member of its Finance Committee. He has also served on the board of directors of Centrus Energy Corporation, a nuclear energy company, since June 2021 and is a member of its Technology, Competition and Regulatory Committee.

Other Directorships and Memberships and Education: Admiral Donald currently serves on the boards of directors of Battelle Memorial Institute, CyberCore Technologies, LLC, a secure supply chain solutions company, and the Naval Submarine League. He is also an outside director (on a “proxy” board) of Rolls-Royce North America and Sauer Compressors USA and a CFIUS security monitor for LANXESS Corporation, all of which are suppliers to HII. Admiral Donald is a graduate of the U.S. Naval Academy, holding a B.S. in Ocean Engineering. Admiral Donald also received an M.B.A. from the University of Phoenix and completed Harvard University’s John F. Kennedy School of Government Senior Executive Fellows Program. He holds the CERT certificate in cybersecurity oversight from Carnegie Mellon University.

Experience, Qualifications, Attributes and Skills: We believe Admiral Donald is qualified to serve as a director based upon his 37 years of senior military experience with the U.S. Navy, the last eight years of which he served as director of the naval nuclear propulsion program, his experience serving on the boards of directors of other public and private companies and his experience serving as a senior operating officer and chief executive officer of a private company that provides services primarily to the U.S. Department of Defense and U.S. Department of Homeland Security.

2023 Notice and Proxy Statement	35

The Board of Directors

VICTORIA D. HARKER Executive Vice President and Chief Financial Officer of Tegna, Inc. Director since August 2012

Business Experience: Ms. Harker has served as Executive Vice President and Chief Financial Officer of Tegna, Inc. (“Tegna”), a media company, since June 2015. She began serving in her current position when Tegna separated from Gannett Co., Inc. (“Gannett”). Prior to that and from July 2012, she served as Chief Financial Officer of Gannett. Ms. Harker served as Chief Financial Officer from 2006 to 2012 and as President of Global Business Services from 2011 to 2012 of The AES Corporation (“AES”), a multinational power company. Before joining AES, she was the acting Chief Financial Officer and Treasurer of MCI, Inc., a telecommunications company, from November 2002 through January 2006, and Chief Financial Officer of MCI Group, a unit of Worldcom, Inc., a communications company, from 1998 to 2002.

Current Public Company Directorships: Ms. Harker serves on the board of directors of Xylem, Inc. (formerly ITT Corporation), a global water infrastructure company, and as Chair of its Audit & Finance Committee and a member of its Nominating and Governance Committee.

Prior Public Company Directorships: Ms. Harker served on the board of directors and as a member of the Audit Committee of Stride, Inc., an education company, from 2020 to 2022. She served on the board of directors and as a member of the Finance and Audit Committees of the Board of Darden Restaurants, Inc., a restaurants company, from 2009 to 2014.

Other Directorships and Memberships and Education: Ms. Harker is a member of the University of Virginia’s Board of Visitors, where she chairs the Finance Committee and serves as a member of the Executive Committee, the Special Committee on Governance and the Committee on the University of Virginia’s College at Wise. She is a trustee of the University of Virginia Alumni Association’s $250M Jefferson Trust and participates as an emeritus society member of the Board of Wolf Trap Foundation for the Performing Arts. Ms. Harker received a B.A. from the University of Virginia and an M.B.A. from American University.

Experience, Qualifications, Attributes and Skills: We believe Ms. Harker is qualified to serve as a director based upon the significant experience in business and finance she has accumulated serving as chief financial officer and in other senior management positions with large publicly traded companies, as well as her experience serving on boards and board committees of other publicly traded companies.

FRANK R. JIMENEZ General Counsel and Corporate Secretary of GE HealthCare Director since January 2022

Business Experience: Mr. Jimenez has served as General Counsel of GE HealthCare, a medical device manufacturing and pharmaceuticals company, since February 2022 and additionally as Corporate Secretary since January 2023 following GE HealthCare’s spin-off from the General Electric Company. From April 2020 until he assumed his current position, Mr. Jimenez served as Executive Vice President and General Counsel (April 2020 to December 2021) and Special Advisor to the Chairman and CEO (December 2021 to February 2022) of Raytheon Technologies Corporation. From January 2015 until its merger with United Technologies Corporation in April 2020, he served as Vice President, General Counsel and Corporate Secretary of Raytheon Company. From July 2012 until January 2015, Mr. Jimenez served as General Counsel, Secretary and Managing Director, Corporate Affairs of Bunge Limited, an agribusiness and food company. Previously, he served as Vice President and General Counsel of ITT Corporation and as Senior Vice President, General Counsel and Corporate Secretary of Xylem Inc., a spin-off of ITT Corporation.

In prior public service, Mr. Jimenez served as the 21st General Counsel of the Navy, Deputy General Counsel (Legal Counsel) for the U.S. Department of Defense, Principal Deputy General Counsel of the Navy, Chief of Staff at the U.S. Department of Housing and Urban Development for Secretary Mel Martinez, and Deputy Chief of Staff and Acting General Counsel for Florida Governor Jeb Bush. Before entering government service, Mr. Jimenez was a litigation partner at Steel Hector and Davis LLP (now Squire Patton Boggs LLP). He began his legal career with a clerkship in the chambers of Judge Pamela Ann Rymer of the U.S. Court of Appeals for the Ninth Circuit in Pasadena, California.

Other Directorships and Memberships and Education: Mr. Jimenez’s past and present civic service includes membership on the boards of the University of Miami, Equal Justice Works, the Pro Bono Partnership, the Atlantic Legal Foundation, the Columbia University Mailman School of Public Health, the Yale Law School Fund, the Yale Law School Association, the Yale Law School Center for the Study of Corporate Law, PioneerLegal and the Miami Christian School.

Mr. Jimenez received a B.S. from the University of Miami and a J.D. from Yale Law School. He also received an M.B.A. in finance and strategic management from the University of Pennsylvania’s Wharton School and an M.A. in national security and strategic studies from the U.S. Naval War College, with an emphasis in the law of armed conflict. Mr. Jimenez is admitted to the bars of Florida, the District of Columbia, New York and the U.S. Supreme Court.

Experience, Qualifications, Attributes and Skills: We believe Mr. Jimenez is qualified to serve as a director based upon his experience as the most senior legal officer of one of the largest aerospace and defense companies in the United States, as well as the most senior legal officer of three other S&P 500 companies. We believe Mr. Jimenez will also add skills and experience to the Board as a result of his significant experience inside the federal government, including his service as General Counsel of the Navy, our largest customer, and Deputy General Counsel for the Department of Defense.

36	Huntington Ingalls Industries, Inc.

The Board of Directors

CHRISTOPHER D. KASTNER President and Chief Executive Officer of Huntington Ingalls Industries, Inc. Director since March 2022

Business Experience: Mr. Kastner was elected President and Chief Executive Officer of HII effective March 1, 2022. Prior to that, he was Executive Vice President and Chief Operating Officer from February 2021. In that role, he oversaw operations at HII’s three business segments and worked closely with segment management to drive execution on the company’s historic backlog. Mr. Kastner served as Executive Vice President and Chief Financial Officer from March 2016 to February 2021. In that role, he was responsible for directing the business strategy and processes in support of business growth and profitability goals. Mr. Kastner also had responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions. He also provided oversight for segment business management, contracts and estimating and pricing.

From August 2012 until he became Chief Financial Officer of HII, Mr. Kastner served as Corporate Vice President and General Manager, Corporate Development, responsible for strategy and development activities, including the development and integration of strategic planning efforts, as well as the analysis and entrance into new adjacent markets. Prior to that and from March 2011, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Before that and from 2008, Mr. Kastner served as Vice President, Business Management and Chief Financial Officer of Northrop Grumman Shipbuilding, Gulf Coast, and served as Vice President, Contracts and Risk Management of Northrop Grumman Ship Systems from 2006 to 2008. Prior to that, he held several positions at other Northrop Grumman businesses, including Corporate Director of Strategic Transactions.

Other Directorships and Memberships and Education: Mr. Kastner holds a B.A. in Political Science from the University of California at Santa Barbara and an M.B.A. from Pepperdine University. He serves on the board of directors of WHRO, the only public broadcasting station in the United States owned by a collaboration of 19 local public school districts, and on the board of trustees for Eastern Virginia Medical School.

Experience, Qualifications, Attributes and Skills: We believe Mr. Kastner is qualified to serve as a director based upon his experience as HII’s Chief Operating Officer, Chief Financial Officer and head of corporate strategy and development, as well as his experience in operations at our Ingalls Shipbuilding segment and its predecessor company as Chief Financial Officer and, before that, Vice President, Contracts and Risk Management.

ANASTASIA D. KELLY Senior Advisor to the Chair and Executive Director of Client Relations of DLA Piper Director since March 2011

Business Experience: Ms. Kelly has served as Senior Advisor to the Chair and Executive Director of Client Relations of DLA Piper, a law firm, since April 2020. Prior to assuming her current position, Ms. Kelly served as Managing Partner of DLA Piper Americas from 2018, as Co-Managing Partner from 2013 to 2018 and as a partner since 2010. Prior to joining DLA Piper, Ms. Kelly was an executive officer of American International Group, Inc., a finance and insurance company, from 2006 to 2010, serving as Executive Vice President and General Counsel from 2006 to January 2009 and as Vice Chairman until December 2009, positions for which she was responsible for addressing legal, regulatory, corporate governance and risk management issues. Prior to joining American International Group, Ms. Kelly was an executive and general counsel of several large, publicly traded companies, including MCI WorldCom, Inc., Sears, Roebuck and Co., a department store company, and Federal National Mortgage Association, a finance company.

Prior Public Company Directorships: Ms. Kelly served as a director and Chair of the Governance and Nominating Committee and a member of the Risk Committee of Owens- Illinois, Inc., the world’s largest manufacturer of glass containers, from 1992 until 2022.

Other Directorships and Memberships and Education: Ms. Kelly serves on the boards of numerous philanthropic organizations and serves as a director of George Washington University Medical Faculty Associates. She is also past Chair of Equal Justice Works and a director of Lawyers for Children America. She was a director of Saxon Capital from 2005 to 2007. Ms. Kelly received a B.A., cum laude, from Trinity University and a J.D., magna cum laude, from The George Washington University Law School. She is a member of the Texas Bar and the District of Columbia Bar and a Fellow of the American Bar Foundation.

Experience, Qualifications, Attributes and Skills: We believe Ms. Kelly is qualified to serve as a director based upon her many years of experience as a senior executive and general counsel of several large, publicly traded companies, her experience as a director of another public company, and her varied business and legal experience.

2023 Notice and Proxy Statement	37

The Board of Directors

TRACY B. MCKIBBEN Founder & Chief Executive Officer of MAC Energy Advisors LLC Director since December 2018

Business Experience: Ms. McKibben is the founder and has served as the Chief Executive Officer since 2010 of MAC Energy Advisors LLC, an investment and consulting company that provides integrated energy solutions for investments and strategic opportunities across a global platform. She is an international energy and environmental technology expert with more than 20 years of experience in the energy sector, including alternative energy, renewable energy, green technology, water and energy efficiency. Prior to her current position, Ms. McKibben served as Managing Director and Head of Environmental Banking Strategy at Citicorp Global Markets from September 2007 to August 2009. She also served on the board of directors of ECP Environmental Growth Opportunities Corp., a special purpose acquisition company, until its merger with an operating company. Ms. McKibben served on the National Security Council at the White House from July 2003 to August 2007 as Director of European Economic Affairs and European Union Relations and as Acting Senior Director for European Affairs. Before joining the National Security Council, Ms. McKibben served in various senior advisory roles in the U.S. Department of Commerce from March 2001 to July 2003. Prior to her work in the public sector, she practiced law at Akin, Gump, Strauss & Feld LLP.

Current Public Company Directorships: Ms. McKibben serves on the board of directors of Ecolab Inc., a chemicals company, and serves as a member of its Audit Committee and Finance Committee.

Other Directorships and Memberships and Education: Ms. McKibben serves on the Board of Directors of United Services Automobile Association (USAA), a financial services company, and the Board of Trustees of the New York Power Authority. She is a member of the Council on Foreign Relations. Ms. McKibben received a B.A. from West Virginia State University and a J.D. from Harvard Law School.

Experience, Qualifications, Attributes and Skills: We believe Ms. McKibben is qualified to serve as a director based upon her experience as the founder and Chief Executive Officer of an investment and consulting company operating in the energy market and her senior leadership experience at a leading investment banking firm, as well as her experience in senior leadership positions in a presidential administration. We also believe Ms. McKibben’s experience serving on the boards of directors of other public companies and serving as a member of the audit committee and finance committee of other public company boards complements her qualifications to serve on our Board.

STEPHANIE L. O’SULLIVAN Independent Business Consultant Director since January 2021

Business Experience: Ms. O’Sullivan has served as an independent business consultant since January 2017. Prior to serving as an independent business consultant, Ms. O’Sullivan served as Principal Deputy Director of the Office of National Intelligence from February 2011 until January 2017. In that position, she assisted the Director of National Intelligence in the management of day-to-day operations of the intelligence community. From December 2009 until February 2011, Ms. O’Sullivan served as the Associate Deputy Director of the Central Intelligence Agency (“CIA”). Prior to that appointment, she held several management positions in the CIA’s Directorate of Science and Technology, working to develop and deploy innovative technology in support of intelligence collection and analysis.

Other Directorships and Memberships and Education: Ms. O’Sullivan currently serves on the boards of directors of The Aerospace Corporation, Battelle Memorial Institute and HRL Laboratories (formerly Hughes Research Laboratories), the board of trustees of IQT (In-Q-Tel), the Accenture Federal Services proxy board and the CIA Officers Memorial Foundation board of directors. She has also served on advisory boards at Google, Adobe Inc., Oak Ridge National Laboratory, Noblis, Peraton and Booz Allen Hamilton Inc. Ms. O’Sullivan has been an adjunct faculty member at Georgetown University’s Center for Security and Emerging Technology and continues to support study activities for the Department of Defense, Office of the Director of National Intelligence and the CIA. She was elected a member of the National Academy of Engineering in 2019. Ms. Sullivan received a B.S. in Civil Engineering from Missouri Science and Technology University.

Experience, Qualifications, Attributes and Skills: We believe Ms. O’Sullivan is qualified to serve as a director based upon her extensive experience with our primary customer as a long-served senior civilian in the U.S. government and her highly successful career culminating in assignments in the most senior levels of government. We believe she also adds to the Board broad experience in the fields of command, control and intelligence for the U.S. government, which are areas of importance to our Defense and Federal Solutions business unit in our growing Technical Solutions business segment. In addition, Ms. O’Sullivan is a demonstrated governance professional based upon her experience in the board environment of private organizations.

38	Huntington Ingalls Industries, Inc.

The Board of Directors

THOMAS C. SCHIEVELBEIN Retired Chairman, President and Chief Executive Officer of The Brink’s Company Director since March 2011

Business Experience: Mr. Schievelbein served as Chairman, President and Chief Executive Officer of The Brink’s Company, a security company, from June 2012 until his retirement in May 2016. He served as President of Northrop Grumman Newport News and was a member of the Northrop Grumman Corporate Policy Council from November 2001 until November 2004. Mr. Schievelbein served as Chief Operating Officer of Newport News Shipbuilding Inc. from 1995 until 2001 and was responsible for the design, construction and maintenance of nuclear-powered aircraft carriers and submarines. His experience includes the Virginia-class submarine program, CVN-76, CVN-77 and CVN-21 aircraft carrier programs, aircraft carrier overhaul and refueling, submarine fleet maintenance, commercial and naval ship repair and business development.

Current Public Company Directorships: Mr. Schievelbein has served on the board of directors of New York Life Insurance Co. since 2006 and currently serves as the Lead Director, as well as a member of the Compensation Committee, the Investment Committee and the Governance and Policy Committee.

Prior Public Company Directorships: Mr. Schievelbein previously served on the board of directors of The Brink’s Company from March 2009 until his retirement in May 2016, serving as Chairman of that board from June 2012. Before serving as Chairman, he served as a member of its Audit and Compensation Committees. Mr. Schievelbein served on the board of directors of McDermott International Inc., an engineering company, from 2004 to 2012.

Other Directorships and Memberships and Education: Mr. Schievelbein is a past member of the Secretary of the Navy’s Advisory Panel and was a director of the U.S. Naval Academy Foundation from 2004 through 2012. He received a B.S. in Marine Engineering from the U.S. Naval Academy and a Master’s Degree in Nuclear Engineering from the University of Virginia.

Experience, Qualifications, Attributes and Skills: We believe Mr. Schievelbein is qualified to serve as a director based upon his experience as the President and Chief Operating Officer of Northrop Grumman Newport News and Chief Operating Officer of Newport News Shipbuilding Inc., his prior experience as Chairman, President and Chief Executive Officer of a public company and his experience serving as a director of other public companies.

JOHN K. WELCH Retired President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.) Director since February 2015

Business Experience: Mr. Welch served as President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.) from October 2005 until his retirement in October 2014. He was previously a senior executive with General Dynamics Corporation, an aerospace and defense company, retiring from the company in 2003 as Executive Vice President for the Marine Systems Group, which included Bath Iron Works, Electric Boat and National Steel and Shipbuilding Company (NASSCO). During his career with General Dynamics, which began in 1989, Mr. Welch also served as President of Electric Boat, Vice President of Programs for Electric Boat, with responsibility for new construction, overhaul and repair programs, material acquisition and information technology, and Vice President for Program Development at Electric Boat, with responsibility for strategic planning, program and product marketing and high-technology program acquisition and management. Mr. Welch served over seven years on active duty with the U.S. Navy as a nuclear submarine officer and retired from the Naval Reserve.

Prior Public Company Directorships: Mr. Welch served on the board of directors of Centrus Energy Corp. and its predecessor, USEC Inc., from 2005 until 2013.

Other Directorships and Memberships and Education: Mr. Welch is retired Chairman of the Board of Battelle Memorial Institute and serves on the boards of Novawall Systems Incorporated and Mount St. Joseph High School. He received a B.S. in Aerospace Engineering from the U.S. Naval Academy, a Master’s Degree in Aeronautical Engineering from the Naval Postgraduate School and an M.B.A. from Loyola College.

Experience, Qualifications, Attributes and Skills: We believe Mr. Welch is qualified to serve as a director based upon his senior executive experience at other public companies in the shipbuilding and energy markets, including his experience as executive vice president of the primary competitor to our core shipbuilding business. Mr. Welch also brings experience as a director of other public and private companies and not-for-profit entities.

Additional Information. Mr. Welch is the retired President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.). Centrus Energy filed a voluntary petition under Chapter 11 of the federal bankruptcy code on March 5, 2014. On September 30, 2014, Centrus Energy emerged from Chapter 11, prior to Mr. Welch’s retirement from the company.

2023 Notice and Proxy Statement	39

Director Compensation

Compensation elements for the Board of Directors are designed to:

•	promote alignment with long-term stockholder interests;

•	enable us to attract and retain outstanding directors who meet the criteria described under “Governance of the Company” above;

•	recognize the substantial time commitments necessary to oversee HII’s business; and

•	support the independence of thought and action expected of directors.

Non-employee director compensation is evaluated annually by the Compensation Committee, which makes recommendations to the full Board for consideration and approval. In 2022, the Compensation Committee’s independent compensation consultant, Exequity LLP (“Exequity”), conducted an assessment of the competitive market with respect to outside director compensation. Exequity’s assessment considered the following director compensation elements: board-related pay, committee-related pay, equity pay, total director compensation and chairman of the board compensation. Based upon an analysis of the 14 companies that comprise the peer group for our 2022 NEO compensation analysis, as well as supplemental general industry data gathered from Fortune 500 companies, Exequity concluded that HII’s outside director total compensation is competitive within its market. Our CEO is not paid additional compensation for service on the Board.

DIRECTOR COMPENSATION PROGRAM

Our director compensation program for non-employee directors is comprised of both cash retainers and equity awards in the form of either restricted stock units or shares of our common stock, in each case granted under our 2022 Long-Term Incentive Stock Plan.

The following table sets forth the annual cash retainers for our Board members:

Annual Cash Retainer*
Non-employee Directors	$100,000
Non-Executive Chairman of the Board	$350,000
Chairpersons of our Standing Board Committees
Audit	$25,000
Compensation	$20,000
Cybersecurity	$20,000
Governance and Policy	$20,000
Finance	$20,000
Other Members of our Standing Board Committees
Audit	$17,500
Compensation	$7,500
Cybersecurity	$7,500
Governance and Policy	$7,500
Finance	$7,500

*	Cash retainers are paid on a quarterly basis at the end of each quarter in arrears.

Non-employee directors may elect to receive their annual cash retainers in the form of stock units payable upon termination of the director’s board service. Non-employee directors who elect to receive their annual cash retainers in the form of stock units and own shares of our common stock having a value at least five times the director’s annual cash retainer may elect to receive for the following calendar year either shares of our common stock or stock units that are payable in the fifth calendar

40	Huntington Ingalls Industries, Inc.

Director Compensation

year after the year in which the stock units are earned (or, if earlier, upon termination of the director’s board service). The common stock or stock units are fully vested on the date of grant.

Non-employee directors also receive an annual equity award of restricted stock units or shares of our common stock, valued at $160,000. On the first trading day of each quarter, each non-employee director is granted a number of restricted stock units or shares determined by dividing $40,000 by the per share closing price of our common stock on the NYSE on the date of grant, rounded down to the nearest whole unit or share.

Restricted stock unit awards are fully vested at date of grant but do not generally become payable until 30 days following the date a non-employee director ceases to serve on the Board. Non-employee directors receive dividend equivalents on their outstanding and unpaid restricted stock units. Dividend equivalents are paid in the form of a credit of additional restricted stock units and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

If a non-employee director owns shares of our common stock having a value at least five times the director’s annual cash retainer, the director may elect to receive his or her annual equity award in the form of either shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). The common stock or stock units are fully vested on the date of grant.

2022 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation for the year ended December 31, 2022, of our non-employee directors who served during any part of 2022.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)(2)	Total ($)

Philip M. Bilden	—	(3)	187,159	(4)	—	187,159

Augustus L. Collins	—	(3)	284,350	(5)	—	284,350

Leo P. Denault	9,171		—		—	9,171

Kirkland H. Donald	350,000		159,876		—	509,876

Victoria D. Harker	127,500		159,876		—	287,376

Frank R. Jimenez	106,693		159,825		—	266,518

Anastasia D. Kelly	115,000		159,876		—	274,876

Tracy B. McKibben	115,000		159,876		—	274,876

Stephanie L. O’Sullivan	120,196		159,876		—	280,072

Thomas C. Schievelbein	137,500		159,876		4,849	302,225

John K. Welch	137,500		159,876		—	297,376

Stephen R. Wilson	132,500		159,876		—	292,376

(1)

The values for stock awards represent the grant date fair values of restricted stock units or shares of common stock granted in 2022, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 18 of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. As of December 31, 2022, our non-employee directors serving as directors as of December 31, 2022, held the following number of restricted stock units: Collins—6,706, Denault—0, Donald—4,079, Harker—7,252, Jimenez—776, Kelly—16,607, McKibben—2,932, O’Sullivan—1,472, Schievelbein—19,235, Welch—4,979 and Wilson—4,858; and the following number of shares of common stock: Harker—2,428, Kelly—3,838, Schievelbein—5,847, Welch—1,545 and Wilson—460.

(2)	Represents value of spousal travel to board- or company-related events.

(3)	Mr. Bilden and Gen. Collins elected to receive their 2022 cash retainers in the form of common stock and stock units, respectively.

(4)	$67,249 of this amount represents common stock issued to Mr. Bilden in lieu of his 2022 cash retainers.

(5)	$124,474 of this amount represents stock units issued to Gen. Collins in lieu of his 2022 cash retainers.

2023 Notice and Proxy Statement	41

Executive Compensation

INTRODUCTION

This section provides information about our executive compensation program with respect to the 2022 compensation of each of the individuals who served as our Principal Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in 2022 (our “NEOs”). C. Michael Petters served as Chief Executive Officer until March 1, 2022, when his retirement from that position and his appointment as Executive Vice Chairman of the Board became effective. Christopher D. Kastner served as our Chief Operating Officer until March 1, 2022, when his election to Chief Executive Officer became effective. This section includes biographies of our NEOs, the Compensation Discussion and Analysis, which explains how and why the Compensation Committee made its compensation decisions for the NEOs, the Report of our Compensation Committee, and the detailed executive compensation tables required by the SEC, with related narrative disclosure.

NAMED EXECUTIVE OFFICER BIOGRAPHIES

The following biographies provide information regarding the experience and education of our NEOs.

Christopher D. Kastner, President and Chief Executive Officer (formerly Chief Operating Officer)

Mr. Kastner, age 59, was elected President and Chief Executive Officer, effective March 1, 2022, after serving as Executive Vice President and Chief Operating Officer beginning February 2021. As Chief Operating Officer, Mr. Kastner oversaw HII’s three operating segments and worked closely with the segment presidents to drive execution on HII’s historic backlog. Prior to serving as Chief Operating Officer, he served as Executive Vice President and Chief Financial Officer from March 2016. In that role, Mr. Kastner was responsible for directing the business strategy and processes in support of business growth and profitability goals. He also had responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions. Mr. Kastner also provided oversight for segment business management, contracts and estimating and pricing.

From August 2012 until he became Chief Financial Officer of HII, Mr. Kastner served as Corporate Vice President and General Manager, Corporate Development, responsible for strategy and development activities, including the development and integration of strategic planning efforts, as well as the analysis and entrance into new adjacent markets. Prior to that and from March 2011, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Before that and from 2008, Mr. Kastner served as Vice President, Business Management and Chief Financial Officer of Northrop Grumman Shipbuilding, Gulf Coast, and served as Vice President, Contracts and Risk Management of Northrop Grumman Ship Systems from 2006 to 2008. Prior to that, he held several positions at other Northrop Grumman businesses, including Corporate Director of Strategic Transactions.

Mr. Kastner holds a B.A. in Political Science from the University of California at Santa Barbara and an M.B.A. from Pepperdine University. He serves on the board of directors of WHRO, the only public broadcasting station in the United States owned by a collaboration of 19 local public school districts, and on the board of trustees for Eastern Virginia Medical School.

C. Michael Petters, Executive Vice Chairman of the Board (formerly President and Chief Executive Officer)

Mr. Petters, age 63, served as President and Chief Executive Officer of HII from March 2011, when Huntington Ingalls Industries began operating as a stand-alone public company following a spin-off

42	Huntington Ingalls Industries, Inc.

Executive Compensation

from Northrop Grumman Corporation, until March 1, 2022, when he retired as President and CEO. He was appointed Executive Vice Chairman of the Board effective March 1, 2022, and retired from that position effective January 1, 2023.

Thomas E. Stiehle, Executive Vice President and Chief Financial Officer

Mr. Stiehle, age 57, was elected Executive Vice President and Chief Financial Officer effective February 2021. In this role, he is responsible for directing HII’s processes in support of business growth and profitability goals. Mr. Stiehle also has responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions.

From October 2012 until Mr. Stiehle assumed his current position, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Prior to that, he served as Vice President, Contracts and Pricing, for Ingalls Shipbuilding. Prior to joining HII in 2011, Mr. Stiehle worked for Northrop Grumman, Aerospace Sector, for 24 years. He holds a B.S. in Mechanical Engineering from Hofstra University, an M.B.A. from Adelphi University and a Master’s Degree in Acquisition and Contract Management from Florida Institute of Technology.

Chad N. Boudreaux, Executive Vice President and Chief Legal Officer

Mr. Boudreaux, age 49, was appointed Executive Vice President and Chief Legal Officer effective April 2020. In this position, he has overall leadership responsibility for our law department and outside counsel, which provide a broad range of legal advice and support for our business activities, including corporate governance matters, compliance, litigation management, and mergers and acquisitions. Prior to his current position, Mr. Boudreaux managed our litigation docket and oversaw our nationally recognized compliance program as our first chief compliance officer. He joined HII in 2011 as Corporate Vice President for Litigation, Investigations and Compliance.

Before joining HII, Mr. Boudreaux practiced law at Baker Botts LLP, where he established the law firm’s Global Security and Corporate Risk Counseling practice group. Prior to that, he held various high-ranking positions in the U.S. government, including deputy chief of staff of the U.S. Department of Homeland Security and leadership positions at the U.S. Department of Justice. Mr. Boudreaux earned a B.A. from Baylor University and a J.D. from the University of Memphis School of Law. He is a recipient of the U.S. Justice Department’s Special Commendation for Outstanding Service for his work on high-stakes litigation for the United States.

Kara R. Wilkinson, Executive Vice President and President, Ingalls Shipbuilding

Ms. Wilkinson, age 48, has served as Executive Vice President and President, Ingalls Shipbuilding, since April 1, 2021.

From May 2016 until she assumed her current position, Ms. Wilkinson served as Vice President of Program Management at Ingalls Shipbuilding. Prior to that, she held various positions in Business Development and Engineering at Ingalls Shipbuilding, after beginning her career at Ingalls Shipbuilding in 1996 as a naval architect.

Ms. Wilkinson holds a B.S. in Naval Architecture and Marine Engineering from the University of Michigan and an M.B.A. from Temple University.

Jennifer R. Boykin, Executive Vice President and President, Newport News Shipbuilding

Ms. Boykin, age 58, has served as Executive Vice President and President, Newport News Shipbuilding, since July 2017.

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From 2012 until she assumed her current position, Ms. Boykin was Vice President, Engineering and Design for Newport News Shipbuilding. Since joining Newport News Shipbuilding in the Nuclear Division in 1987, Ms. Boykin has had a variety of responsibilities, including serving as Vice President of Quality and Process Excellence, Director of Facilities and Waterfront Support, and program manager for the Nuclear Engineering Division. Ms. Boykin also served as a construction superintendent for the aircraft carrier program during construction of USS John C. Stennis and USS Harry S. Truman.

Ms. Boykin holds a B.S. in Marine Engineering from the U.S. Merchant Marine Academy and a Master’s Degree in Engineering Management from The George Washington University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2022 compensation of our Named Executive Officers.

HII is a global, all-domain defense partner, building and delivering the world’s most powerful, survivable naval ships and technologies that safeguard America’s seas, sky, land, space and cyber. For more than a century, HII’s Newport News Shipbuilding segment in Virginia and Ingalls Shipbuilding segment in Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. Our Mission Technologies segment delivers high-value engineering and technology solutions to enable multi-domain distributed operations in the government and commercial markets. Headquartered in Newport News, Virginia, HII employs approximately 43,000 people domestically and internationally. The goal of our executive compensation program is to support a pay-for-performance culture by implementing compensation programs that are market competitive, customer-focused and fair to our stockholders.

Our 2022 NEOs are:

• Christopher D. Kastner	President and Chief Executive Officer (formerly Executive Vice President and Chief Operating Officer)
• C. Michael Petters	Executive Vice Chairman of the Board (formerly President and Chief Executive Officer)
• Thomas E. Stiehle	Executive Vice President and Chief Financial Officer
• Chad N. Boudreaux	Executive Vice President and Chief Legal Officer
• Kara R. Wilkinson	Executive Vice President and President, Ingalls Shipbuilding
• Jennifer R. Boykin	Executive Vice President and President, Newport News Shipbuilding

Executive Summary

Our executive compensation program and practices are described in detail over the following pages. We have designed our executive compensation program to attract, motivate and retain highly qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. The fundamental philosophy of our executive compensation program, set by the Compensation Committee of the Board, is pay for performance. We have also designed our compensation program to balance performance-based compensation over the short-term and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk-taking behaviors.

The pay-for-performance philosophy of our executive compensation program is demonstrated by the compensation mix of our NEOs. Of the three primary elements of total direct compensation, our executive compensation is heavily weighted toward the variable, performance-based elements, and

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toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total compensation corresponding to each compensation element received by our CEO and by our other NEOs collectively in 2022.

CEO[1]	Other NEOs[2]

(1)

Reflects the full-year compensation for Mr. Kastner, who served as Chief Operating Officer for the first two months of 2022 and as President and CEO beginning March 1, 2022. Total direct compensation does not include perquisites and other benefits.

(2)

Includes the compensation of Mr. Petters, who served as President and CEO for the first two months of 2022 and then as Executive Vice Chairman of the Board for the remainder of 2022. Chart reflects average allocation for the NEOs other than Mr. Kastner. Total direct compensation does not include perquisites and other benefits.

78% of Mr. Kastner’s total direct compensation in 2022 was directly linked to our performance through his annual and long-term incentive awards. An average of 75% of the total direct compensation of our other NEOs was comprised of performance-based incentive awards.

Our underlying philosophy of pay for performance incentivizes our constant focus on achieving our financial and operational goals. Above all, these goals are customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder-friendly, rewarding consistent achievement of strong financial results and creation of long-term sustainable stockholder value.

2022 Business Highlights

2022 was a year of stable execution in the face of broader operating environment challenges. In 2022 we delivered or re-delivered four critical assets to the U.S. Navy, including the delivery of amphibious transport dock Fort Lauderdale (LPD 28), the delivery of guided-missile destroyer Lenah Sutcliffe Higbee (DDG 123), the re-delivery of Los Angeles-class submarine USS Helena (SSN 725) and the delivery of Virginia-class submarine Montana (SSN 794). While we executed on current program milestones, we also were awarded new contracts totaling $9.3 billion in 2022, resulting in backlog of $47.1 billion at year-end, representing many years of future work. At Mission Technologies, the integration of Alion is substantially complete, and the segment achieved significant programmatic wins that would not have been possible without the capabilities added from Alion. 2022 successes were achieved while we aggressively managed through a difficult environment, including a challenging labor market, accelerating inflation and continued supply chain pressures.

Our financial achievements in 2022 included:

•	$9.3 billion in new contract awards.

•	$10.7 billion in revenues, a 12.1% increase over the prior year.

•	$14.44 diluted earnings per share, compared to $13.50 diluted earnings per share the prior year.

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Executive Compensation

•	$52 million of common stock repurchases and quarterly cash dividend increase of 5.1% to $1.24 per share in the fourth quarter.

Our operational achievements in 2022 included:

•	Delivering amphibious transport dock Fort Lauderdale (LPD 28)

•	Launching Richard M. McCool Jr. (LPD 29)

•	Authenticating the keel of Harrisburg (LPD 30)

•	Christening guided missile destroyer Jack H. Lucas (DDG 125)

•	Authenticating the keel of Ted Stevens (DDG 128)

•	Launching and christening National Security Cutter Calhoun (NSC 10)

•	Christening amphibious transport dock Richard M. McCool Jr. (LPD 29)

•	Receiving an advanced procurement contract for LPD 32

•	Receiving a design engineering contract for the next-generation guided-missile destroyer

•	Authenticating the keel of guided-missile destroyer Jeremiah Denton (DDG 129)

•	Receiving a contract to begin combat systems availability for the Zumwalt-class destroyer, Lyndon B. Johnson (DDG 1002)

•	Commencing fabrication of amphibious transport dock Pittsburgh (LPD 31)

•	Receiving a $2.4 billion contract to build amphibious assault ship Fallujah (LHA 9) and beginning fabrication

•	Successfully completing builder’s trials for Arleigh Burke-class destroyer Jack H. Lucas (DDG 125)

•	Commencing fabrication of Arleigh Burke-class destroyer Sam Nunn (DDG 133)

•	Successfully completing acceptance trials and delivering Arleigh Burke-class destroyer Lenah Sutcliffe Higbee (DDG 123)

•	Delivering Virginia-class submarine Montana (SSN 794)

•	Re-delivering USS Helena (SSN 725)

•	Completing modernization period of USS Gerald R. Ford (CVN 78)

•	Reaching five-year labor agreement with United Steelworkers

•	Launching Virginia-class submarine New Jersey (SSN 796)

•	Turning over 1,000th compartment of aircraft carrier John F. Kennedy (CVN 79)

•	Achieving pressure hull complete on Virginia-class submarine Massachusetts (SSN 798)

•	Celebrating the ceremonial keel laying of aircraft carrier Enterprise (CVN 80)

•	Authenticating the keel of Virginia-class submarine Arkansas (SSN 800)

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•	Reaching approximate 98% completion of the refueling and complex overhaul of USS George Washington (CVN 73)

•	Reaching approximate 88% completion of John F. Kennedy (CVN 79)

Commitment to Compensation Best Practices

We highlight below certain executive compensation practices we have implemented to drive performance, as well as certain practices we have avoided as not supportive of the long-term interests of our customers or stockholders.

WHAT WE DO

Consideration of Annual “Say-on-Pay” Advisory Vote	The Compensation Committee considers the results of the annual stockholder “Say-on-Pay” advisory vote on executive compensation.

Pay for Performance

Our executive compensation program is heavily weighted toward variable, performance-based elements, and toward long-term and equity-based elements. Variable compensation is tied to the achievement of performance goals and includes annual cash incentive awards and long-term restricted performance stock rights, which are described in detail in this CD&A.

Compensation Risk Assessment

We assess the risk of our compensation programs on an annual basis both internally and with the engagement of the Compensation Committee’s independent compensation consultant. The Compensation Committee agreed with the consultant’s conclusion that there was no undue risk associated with the design or delivery of the programs in 2022.

Executive Compensation Recoupment (Clawback) Policy

Our executive compensation recoupment, or clawback, policy allows us to seek reimbursement in certain circumstances of all or a portion of any performance-based short-term or long-term cash or equity incentive compensation paid or awarded to executive officers.

Targeted Compensation Benchmarking	HII is a unique business with few direct competitors. The Compensation Committee therefore strikes a balance between internal equity and external benchmarking when setting executive pay levels.

Independent Compensation Consultant

The Compensation Committee engages an independent compensation consultant to assess the market for the determination of our executive compensation elements and performance targets on an annual and ongoing basis.

Executive Stock Ownership Guidelines and Holding Requirements

Our stock ownership guidelines provide that each NEO must own a multiple of his or her annual base salary in our common stock, and we have instituted holding requirements prohibiting our NEOs from selling HII common stock received as compensation until their stock ownership requirements have been met. The holding requirements also require our NEOs to continue to hold one-half of their long-term incentive awards for three additional years after they vest.

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Executive Compensation

WHAT WE DO

Director Stock Ownership Guidelines and Holding Requirements

Although our directors do not have specific stock ownership guidelines, the restricted stock units our non-employee directors receive do not become payable until a director ceases to serve on the Board. Non-employee directors who own shares of our common stock having a value at least five times the amount of their annual cash retainer may elect, on an annual basis, to receive their annual equity award directly in shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). In addition, non-employee directors may elect to receive their annual cash retainers in the form of stock units or, in the case of directors who own shares of common stock having a value at least five times the amount of their annual cash retainer, common stock or stock units that are payable in the fifth calendar year after the year in which the annual cash retainer is earned (or, if earlier, upon termination of the director’s board service).

WHAT WE DON’T DO

No Employment Agreements for Executives

None of our NEOs have employment agreements, so each NEO is employed by the company “at will.” We maintain a severance plan that provides for the payment of severance benefits in limited termination circumstances.

No Change-in-Control Agreements for Executives

We have no change-in-control agreements or related executive tax gross-up benefits. The only change-in-control provision in our compensation plans, which applies to all employees who hold equity awards, is the possible acceleration of equity vesting in certain limited circumstances within the parameters of a change-in-control transaction, as defined in the related plans.

No Hedging or Pledging by Officers or Directors

Officers, directors and certain other employees are prohibited from engaging in speculative transactions in our securities, pledging our securities as collateral for a loan or other transaction or engaging in any hedging transactions involving our securities.

No Dividends or Dividend Equivalents on Unearned Restricted Performance Stock Rights (RPSRs)

No dividends or dividend equivalents are paid out on restricted performance stock rights during the performance period. Dividend equivalent units are paid only at the time and to the extent that the underlying shares vest and are paid.

Executive Compensation Principles

The Compensation Committee of the Board (which we refer to as the “Committee” in this CD&A) is comprised exclusively of independent directors, as determined under NYSE corporate governance listing standards, including the enhanced independence standards applicable to members of the Committee. The Committee oversees all of our compensation and benefit programs that affect our NEOs, as well as other officers elected by the Board. The Committee also provides strategic direction for our overall compensation and benefits structure and oversees CEO and executive officer succession plans. In conducting oversight of our compensation and benefit programs, the Committee is guided by the following compensation principles approved by the Committee:

•

Our compensation programs will be primarily customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder friendly, rewarding consistent achievement of strong financial results and increasing stockholder value.

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•	Compensation programs will be designed to influence outcomes and will provide a balance between short- and long-term performances.

•

Compensation programs will be based on achievement of clear and measurable financial results and accountabilities, with an emphasis on performance-based compensation, and will be formula-based with appropriate levels of discretion for adjustments.

•

Compensation and benefits will be competitive within the market. Alignment with peer companies will be considered when developing programs and goals, but measures oriented to promoting strong improvements in our own business results will be the predominant factor.

•

Compensation will be disclosed and explained in a transparent and understandable manner. Clear and concise goals will be established to enable the assessment of performance by the Committee and by stockholders through the CD&A.

•

Achievement of business goals through both annual operating performance and increased stockholder value will produce significant individual rewards; failure to achieve business goals will negatively affect the pay of our executives.

•

To promote alignment of management and stockholder interests, elected officers will meet stock ownership guidelines in the following multiples of base salary: CEO and President, seven times; all other elected officers reporting to the CEO, three times. The Committee will monitor attainment of the ownership guidelines on an annual basis. The restricted stock units our non-employee directors receive do not become payable until a director ceases to serve on the Board. Non-employee directors who own shares of our common stock having a value at least five times the amount of their annual cash retainer may elect, on an annual basis, to receive their annual equity award directly in shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). In addition, non-employee directors may elect to receive their annual cash retainers in the form of stock units or, in the case of directors who own shares of common stock having a value at least five times the amount of their annual cash retainer, common stock or stock units that are payable in the fifth calendar year after the year in which the annual cash retainer is earned (or, if earlier, upon termination of the director’s board service).

•

The mix of long-term awards, selection of performance criteria and oversight of compensation programs, together with other features, such as our stock ownership guidelines and holding requirements, will be designed to discourage excessive risk taking by emphasizing a long-term focus on compensation and financial performance.

•	Our NEO compensation strategy will be consistently applied for all incentive plan participants to promote proper alignment, accountability and line-of-sight regarding commitments and priorities.

Pay for Performance

The fundamental philosophy of our executive compensation program is pay for performance. Our pay-for-performance philosophy and compensation principles are designed to attract, motivate and retain highly-qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. As such, we provide significant reward opportunities to our NEOs linked to achievement of our financial and operational goals. Above all, these goals are customer-focused, rewarding achievement of safety, quality, cost and schedule goals, and stockholder-friendly, rewarding consistent achievement of strong financial results and building or increasing stockholder value. Performance-based compensation is balanced over the short-term and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk taking behaviors.

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Executive Compensation

This focus on performance is demonstrated in the compensation mix of our NEOs. Our executive compensation is heavily weighted toward the variable, performance-based elements, and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total target compensation corresponding to each compensation element for our CEO and for our other NEOs collectively for 2022.

CEO Target Compensation Mix[1]	Other NEOs Target Compensation Mix[2]

(1)

Reflects the full-year compensation for Mr. Kastner, who served as Chief Operating Officer for the first two months of 2022 and as President and CEO beginning March 1, 2022. Total target compensation does not include perquisites and other benefits.

(2)

Includes the compensation of Mr. Petters, who served as President and CEO for the first two months of 2022 and then as Executive Vice Chairman of the Board for the remainder of 2022. Chart reflects average allocation for the NEOs other than Mr. Kastner. Total target compensation does not include perquisites and other benefits.

The design of our incentive compensation plans also supports our pay-for-performance philosophy. A significant portion of the potential compensation of our executives is at risk, and that risk corresponds with each executive’s level of responsibility. Exceeding our financial and operational targets can result in a payout of up to 200% of the original award target, while failure to meet our targets can result in no incentive compensation payouts under our plans.

2022 “Say-on-Pay” Advisory Vote on Executive Compensation

Consistent with our goal of supporting a pay-for-performance philosophy by implementing compensation programs that reward performance, are market competitive and align the interests of our executives with the interests of our stockholders and customers, we seek the views of our stockholders annually on the design, effectiveness and results of our executive compensation program.

At our 2022 Annual Meeting of Stockholders, our stockholders approved our executive compensation on an advisory basis with 97% of the votes cast (excluding non-broker votes). This strong support, among other factors, resulted in the Committee continuing our executive compensation program without significant changes.

Retention of Independent Compensation Consultant

The Committee continued in 2022 to engage an independent compensation consultant, Exequity, to assist the Committee in carrying out its responsibilities under its charter. Under the terms of the agreement between the Committee and the consultant, the Committee has the exclusive right to select, retain and terminate Exequity, as well as to approve any fees, terms or other conditions of Exequity’s service. Exequity reports directly to the Committee. When directed to do so by the Committee, the consultant also works collaboratively with company management to develop analyses and proposals for presentations to the Committee. The Committee reviews the performance of the independent consultant on an annual basis and determines whether to continue the engagement.

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Exequity attended several Committee meetings during 2022 and presented analyses and key recommendations for Committee consideration, discussed emerging trends and technical issues and reviewed and commented on management proposals, as appropriate. In addition, the consultant responded to miscellaneous Committee requests.

Compensation Consultant Independence Assessment

In accordance with SEC rules and NYSE listing standards, the Committee requested and received information from Exequity relating to the consultant’s independence and potential conflicts of interest, including information regarding the following: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

Based upon an assessment of these factors, including information gathered from our directors and executive officers relating to business or personal relationships with the consulting firm or the individual consultants, the Committee concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.

Peer Group Development

The Committee believes our total compensation program (base salary, target annual cash incentive awards, target long-term incentive awards and benefits) should provide aggregate compensation at approximately the 50th percentile of the relevant market. Based upon an analysis conducted by Exequity and reviewed with the Committee, the Committee determined that our NEO base pay generally approximates the median and long-term incentive compensation is generally in the third or fourth quartile among the peer companies. This compensation mix is consistent with both management’s and the Committee’s philosophy that a significant portion of an executive’s overall compensation package should be based on the performance of the company and therefore at risk.

HII is a unique business with few directly comparable peer companies. As such, our current peer group is comprised of heavy manufacturing, engineering and defense companies that have annual revenues generally between $5 billion and $20 billion and that most closely match our company in terms of market cap, strategic interest, workforce similarities and/or business type. The median annual revenues for peer group companies was $6.2 billion, compared to our 2022 revenues of $10.7 billion. The targeted peer group for our 2022 NEO compensation analysis consisted of the following 14 companies:

BWX Enterprises, Inc.	NRG Energy, Inc.
Curtiss-Wright Corporation	Oshkosh Corporation
Howmet Aerospace Inc.	Parker Hannifin Corporation
Jacobs Engineering Group, Inc.	Spirit AeroSystems Holdings, Inc.
KBR Inc.	Teledyne Technologies Incorporated
L-3 Harris Technologies, Inc.	Textron Inc.
Moog Inc.	TransDigm Group

The Committee analyzed the business landscape in the markets in which HII operates and has decided to modify this peer group for 2023 by adding Leidos Holdings, Inc. and Dover Corporation and removing NRG Energy, Inc.

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Compensation Risk Assessment

The Board actively oversees our overall risk profile, including the potential risk posed by our compensation programs. During the third quarter of 2022, a risk assessment and analysis of our executive compensation programs was conducted by Exequity. Their findings confirmed that our executive compensation programs are designed to drive a pay-for-performance philosophy and do not create risks that are likely to have a material adverse impact on the company. The Committee evaluated and discussed the risk analysis with Exequity and agreed with the consultant’s conclusions.

The following factors are key components of our executive compensation risk mitigation efforts:

•

Our stock ownership guidelines and additional stock holding requirement of three years from the date of payout, including any payout that occurs within one year of retirement, provide a strong risk mitigation tool;

•	Our clawback policy applies to all employees at the level of vice president and above, allowing us to recoup incentive payments in the event of restated financial results;

•	Our lack of employment agreements discourages management entrenchment and increases our flexibility to make management changes when appropriate;

•	Our long-term incentive compensation plan includes a relative performance component, alleviating risk and inherent forecasting uncertainty of relying solely on budget-based goals;

•	Long-term incentive compensation payouts are capped at 200%, preventing possible windfall awards resulting from unforeseen circumstances; and

•

Long-term incentive compensation awards are earned over a three-year performance period and reduce any incentive to engage in business tactics that improve short-term performance at the expense of long-term success.

2022 Compensation Elements

The direct compensation elements for executives under our compensation program consist primarily of base salaries, annual incentive awards and long-term incentive awards. Annual base salary provides a fixed minimum level of compensation that is competitive within the relevant market and helps us attract and retain highly qualified executives. Annual incentive awards are generally paid in cash and intended to motivate executives to achieve pre-determined annual financial and operational goals that are aligned with our strategic goals. Long-term incentive awards are generally equity-based and intended to promote achievement of pre-determined three-year financial performance goals aligned with long-term stockholder interests.

2022 Key Compensation Decisions

Key compensation decisions for our NEOs for 2022 included the following:

•

Performance-based merit increases were provided for all NEOs for 2022, with the exception of Mr. Petters. The base salaries for Messrs. Stiehle and Boudreaux and Ms. Wilkinson were also increased as a result of market adjustments.

•

Upon Mr. Kastner’s election as President and Chief Executive Officer, his base salary was increased from $721,000 to $1,100,000 and his AIP target as a percentage of salary was increased from 90% to 125%. As a result, his AIP target value was prorated for 2022 based on the amount of time he served as Chief Operating Officer and as President and CEO during the year. In addition, his LTIP

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target value was increased from $2,000,000 to $4,400,000. The decision to increase these components of compensation was based on a market analysis for the position provided by Exequity and management recommendations.

•

Upon Mr. Petters’ retirement as President and Chief Executive Officer and his appointment as Executive Vice Chairman of the Board, his base salary was increased from $1 to $770,000 as a result of his decision to receive a market salary rather than a $1 annual base salary he elected to receive as President and CEO, and his LTIP target value was decreased from $4,400,000 to $1,452,000. His AIP target as a percentage of salary remained the same at 125%. As a result of Mr. Petters’ base salary increase, his AIP target value was prorated for 2022 based on the amount of time he served as President and CEO and as Executive Vice Chairman of the Board during the year. The decision to adjust these components of compensation was based on a market analysis for the position provided by Exequity and management recommendations.

•

Targets as a percentage of base salary for annual incentive awards for 2022 under our AIP were increased from 2021 for all NEOs with the exception of Mr. Petters. Based on our performance for 2022, as well as the individual performances of our NEOs, payout awards were approved at levels that ranged from 112% to 155% of targets.

•

Targets for long-term incentive awards for 2022 were increased from 2021 for Messrs. Kastner, Stiehle and Boudreaux. The target for Mr. Petters was decreased as a result of his retirement from the position of President and CEO. All long-term incentive awards were in the form of restricted performance stock rights, which vest only upon achievement of performance metrics.

Base Salaries

Base salaries for our NEOs for 2022 were as follows:

Name	Title	2022 Annual Salary ($)
Christopher D. Kastner*	President and Chief Executive Officer (formerly Executive Vice President and Chief Operating Officer)	1,100,000
C. Michael Petters**	Executive Vice Chairman of the Board (formerly President and Chief Executive Officer)	770,000
Thomas E. Stiehle	Executive Vice President and Chief Financial Officer	575,000
Chad N. Boudreaux	Executive Vice President and Chief Legal Officer	570,000
Kara R. Wilkinson	Executive Vice President and President, Ingalls Shipbuilding	515,000
Jennifer R. Boykin	Executive Vice President and President, Newport News Shipbuilding	551,565

*	Upon Mr. Kastner’s election as President and CEO, his base salary was increased from $721,000 to $1,100,000.
**

Mr. Petters continued to receive a $1 annual base salary for the first two months of 2022, when he served as President and CEO, which was increased to $770,000 on a prorated basis for the remainder of the year upon his retirement from the President and CEO position and appointment as Executive Vice Chairman of the Board.

Creation of Annual Incentive Plan (“AIP”) and Long-Term Incentive Stock Plan (“LTIP”) Goals

The Committee approved financial metric goals under our AIP for the corporate office, as well as a combination of financial and operational metric goals for each of our three operating divisions. The guiding principle behind all of our performance metrics is that they drive the desired outcomes to promote customer satisfaction and increase stockholder value.

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Division operational goals based on clear and measurable results were developed collaboratively between division management and corporate management. Shipbuilding division operational goals fall into the categories of safety, quality, cost, schedule, diversity and inclusion, division-specific challenges and opportunities and cross-shipbuilding collaboration. Mission Technologies division operational goals fall into the categories of diversity and inclusion, cross business synergy, Sarbanes-Oxley Act (“SOX”) compliant integration, the integration of Alion and division-specific challenges.

The Committee approved financial goals for the LTIP to reward performance in three-year increments. The performance metrics for all participants under the LTIP for 2022 were pension adjusted return on invested capital (“ROIC”), earnings before interest, taxes, depreciation, amortization and pension (“EBITDAP”) and relative EBITDAP growth over the performance period from January 1, 2022 through December 31, 2024.

ROIC is a measure of our ability to use cash flows to generate returns. ROIC is calculated as Adjusted Free Cash Flow divided by average Invested Capital. Adjusted Free Cash Flow represents cash flow available to HII’s equity and debt stakeholders, calculated as Free Cash Flow (cash from operations less capital expenditures net of related grant proceeds) plus after-tax interest. Average Invested Capital is equal to total debt, plus equity, less goodwill and the impact of any Accumulated Other Comprehensive Income/Loss.

EBITDAP is a key indicator of our financial performance and calculated as Net Earnings, plus interest, taxes, depreciation and amortization, less Net Pension/Post Retirement Benefit Expense.

Relative EBITDAP growth is defined as our EBITDAP ending balance less our EBITDAP beginning balance, divided by the EBITDAP beginning balance, measured against EBITDAP growth of the S&P Aerospace and Defense Select Index (SPSIAD), which consists of more than 30 companies.

Annual Incentive Compensation Awards

The Committee approves annual incentive compensation targets as a percentage of base salary for each NEO position. Targets vary with relevant benchmark market levels, individual job level, job scope and overall influence on our business results. The Committee considers both the recommendations of its compensation consultant and those of management in determining appropriate annual incentive targets for our NEOs. The target incentive award (“Target Bonus”) is based on a percentage of each NEO’s base salary and provides a basis upon which a final award amount is determined by the Committee based upon its assessment of performance against pre-determined performance criteria after the year has ended. The annual incentive compensation targets for our NEOs expressed as a percentage of base salary tend to fall into the third quartile of the relevant market data.

2022 Annual Incentive Plan

Annual incentive awards for Messrs. Petters, Stiehle, Kastner and Boudreaux for 2022 were evaluated based upon Operating Margin (“OM”) and Operating Cash Flow (“OCF”) for the entire enterprise to arrive at a company performance factor (“CPF”), as well as an individual performance factor (“IPF”). OM is equal to segment operating income as a percentage of total revenues. Segment operating income is equal to operating income before the Operating FAS/CAS Adjustment and non-current state income taxes. OCF represents cash from operating activities before discretionary pension contributions, capital expenditures and excess cash flow.

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Achievement of the maximum performance criteria results in a CPF of 2.0. If the CPF for the corporate office is less than 0.5, no annual incentive award is paid. The IPF can range from 0 to 1.5. No annual incentive award can exceed 200% of an individual’s Target Bonus. The annual incentive award formula for the corporate office for the 2022 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x CPF x IPF = Final Bonus Award

Upon Mr. Kastner’s election as President and Chief Executive Officer, his base salary was increased from $721,000 to $1,100,000 and his AIP target as a percentage of salary was increased from 90% to 125%. As a result, his AIP target value was prorated for 2022 based on the amount of time he served as Chief Operating Officer and as President and CEO during the year.

Upon Mr. Petters’ retirement as President and Chief Executive Officer and his appointment as Executive Vice Chairman of the Board, his base salary was increased from $1 to $770,000. His AIP target as a percentage of salary remained the same at 125%. As President and Chief Executive Officer, Mr. Petters’ base salary used for incentive compensation purposes was $1,100,000. As a result of his base salary increase, his AIP target value was prorated for 2022 based on the amount of time he served as President and CEO and as Executive Vice Chairman of the Board during the year.

The 2022 annual incentive awards for Ms. Wilkinson and Ms. Boykin were evaluated based on their respective division performance factors (“DPF”), which include division financial metric goals, consisting of OM and OCF, and division non-financial goals, which include safety, quality, cost, schedule, diversity and inclusion, division management and cross-shipbuilding collaboration, as well as an individual IPF.

Achievement of the maximum division performance criteria results in a DPF of 2.0, and no annual incentive award is paid to division AIP participants if the CPF with reference to the corporate metrics is less than 0.5. The IPF can range from 0 to 1.5. No annual incentive award can exceed 200% of an individual’s Target Bonus. The annual incentive award formula for the operating divisions for the 2022 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x DPF x IPF = Final Bonus Award

At the conclusion of each calendar year, our CEO conducts an annual performance evaluation for each NEO as a basis for recommending an IPF for each NEO. These evaluations are reviewed with the Committee. Each NEO’s individual performance is evaluated based upon consideration of the following factors:

•	Financial performance of our company as a whole and the division(s) (where applicable);

•	Performance on non-financial goals, including enterprise-wide goals and division-specific operating goals;

•	Strategic leadership and vision;

•	Program execution and performance;

•	Customer relationships; and

•	Peer and employee relationships/engagement.

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Executive Compensation

The Committee reviews and considers the recommendations from the CEO and all performance information, including a comparison to the 2022 peer group data. The Committee then approves annual incentive compensation awards for all NEOs, subject to ratification by the independent members of the Board with respect to the CEO’s compensation.

Target Bonus Amounts

Based on analyses of relevant market benchmarks and peer group data, adjustments were made to annual incentive compensation targets as a percentage of base salary. The 2022 Target Bonus amounts were as follows:

Name	Incentive Target as % of Base Salary (%)	2022 Target Bonus ($)
Christopher D. Kastner (1)	125	1,375,000
C. Michael Petters (2)	125	962,500
Thomas E. Stiehle (3)	80	460,000
Chad N. Boudreaux (3)	80	456,000
Kara R. Wilkinson (3)	80	412,000
Jennifer R. Boykin (3)	80	441,252

(1)

Mr. Kastner’s incentive target as a percentage of base salary was increased from 90% to 125% upon his election as President and CEO. For 2022, his actual AIP target was prorated based on the amount of time he served as Chief Operating Officer and as President and CEO and his AIP targets in those positions, as described above under “2022 Key Compensation Decisions.”

(2)

Mr. Petters’ incentive target as a percentage of base salary remained the same at 125% upon his election as Executive Vice Chairman of the Board. Prior to his retirement as President and CEO, the base salary used for incentive compensation purposes was $1,100,000. For 2022, his actual AIP target was prorated based on the amount of time he served as President and CEO and as Executive Vice Chairman of the Board and his AIP targets in those positions, as described above under “2022 Key Compensation Decisions.”

(3)	AIP targets for Messrs. Stiehle and Boudreaux and Mses. Wilkinson and Boykin were increased from 75% of base salary to 80% of base salary.

56	Huntington Ingalls Industries, Inc.

Executive Compensation

2022 Annual Incentive Plan Goals and Results

For Messrs. Kastner, Petters, Stiehle and Boudreaux, 2022 annual incentive compensation awards were based entirely upon overall enterprise performance. For Ms. Wilkinson and Ms. Boykin, 2022 annual incentive compensation awards were based upon the performance of the Ingalls Shipbuilding division and the Newport News Shipbuilding division, respectively.

The corporate AIP score was based entirely upon our overall financial score, as described below.

The Ingalls Shipbuilding division and the Newport News Shipbuilding division performance scores were based 50% on the respective division operational scores, 40% on the respective division financial scores and 10% on the combined operating margins (“SOM”) of the two shipbuilding divisions. In determining the division performance factors for the AIP awards for the two shipbuilding divisions, the performance criteria were weighted as follows:

	Metric	Description	Individual Weight	Overall Weight

OPERATIONAL*	Safety	Measured by a combination of elements, including total case rate, lost total case rate and lost work days rate	16%	50%
	Quality	Measured by integrating elements such as defect rates, process quality, planning quality and other appropriate criteria for program type and phase	14%
	Cost	Measured using program-specific objectives related to achievement of cost factors that include Cost Performance Index and overhead rates	14%
	Schedule	Measured using program-specific objectives related to achievement of quarterly schedule targets	14%
	Cross-Shipbuilding Collaboration	Measured based on five areas (program management, supply chain management, planning, engineering and operations)	14%
	Diversity and Inclusion	Measured using a combination of the following elements: hiring, promotional and developmental opportunities and placements for diverse candidates	14%
	Division Management	Focused on operational or financial goals or goals relating to environmental, human capital or any other area in which our CEO desires to drive performance. Goals recommended by our CEO and approved by the Committee at the beginning of the performance year are specific to each division’s opportunities and challenges	14%
FINANCIAL	Return on Sales	Measured as division OM before other post- employment retirement benefits and FAS/CAS net pension expense	50%	40%
	Operating Cash Flow	Measured as division OCF before discretionary pension contributions, capital expenditures and excess cash flow	50%
OPERATING MARGIN	Combined Shipbuilding Operating Margin	Measured as the combined OM of the shipbuilding divisions	100%	10%

*	The operational criteria, which are specific to the respective divisions, were recommended by our CEO and approved by the Committee at the beginning of the performance year.

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Executive Compensation

The Mission Technologies division performance score was based 40% on the division operational score and 60% on the division financial score. Performance criteria are weighted as follows:

	Metric	Description	Individual Weight	Overall Weight

OPERATIONAL*	Growth/Division Specific	Focused on operational or financial goals or goals relating to winning contracts or any other area in which our CEO desires to drive performance. Goals are recommended by our CEO and approved by the Committee at the beginning of the performance year and are specific to the division’s opportunities and challenges	38%	40%
	Alion Integration	Measured by a successful integration in the following areas: capability of payroll, HRIS, benefits, travel and cost	15%
	Diversity and Inclusion	Measured using program-specific objectives related to the creation of development plans and placements for diverse candidates	15%
	Cross Business Synergy	Measured using program-specific objectives related to winning new synergy business pursuits	8%
	SOX Compliant Integration	Measured based on the integration of Alion into SOX compliant policies	25%
FINANCIAL	Revenue	Measured as division total sales	33%	60%
	EBITDA	Measured as division operating income before interest, taxes, depreciation and amortization	33%
	Operating Cash Flow	Measured as division OCF before capital expenditures	34%

*The operational criteria were recommended by our CEO and approved by the Committee at the beginning of the performance year.

All of the AIP goals for our NEOs are recommended by our CEO and then approved by the Committee.

AIP goals are plan-based, with minimum and maximum limits based on clear targets connected to our annual operating plan. The AIP goals are based upon metrics that are customer focused and stockholder friendly with clear line-of-sight financial and operational metrics. Final AIP performance metrics for 2022, as determined by the Committee, were as follows:

Corporate 2022 Metrics for Messrs. Kastner, Petters, Stiehle and Boudreaux

Corporate 2022 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Points Earned	Weighting	Final AIP Points
OM—Performance (%)	5.69	6.71	7.22	6.68	98	50%	49
OCF—Performance ($M)	721	860	922	938	200	50%	100
Total Performance (CPF)					Total AIP Score		149

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Executive Compensation

Ingalls Shipbuilding 2022 Metrics for Ms. Wilkinson

Ingalls 2022 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Points Earned	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Safety, Quality, Cost, Schedule, Cross-Shipbuilding Collaboration, Diversity and Inclusion, President Specific)	0	100	200	137	137	50%	68

Financial Metrics

OM—Performance (%)	9.00	10.00	11.00	11.36	100
OCF—Performance ($M)	220	270	295	320	100

Financial Performance					200	40%	80

Shipbuilding Operating Margin Metric
Combined Shipbuilding OM (%)	7.00	8.00	9.00	7.70	70	10%	7

Total Performance (DPF)				Total AIP Score			155

Newport News Shipbuilding 2022 Metrics for Ms. Boykin

NNS 2022 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Points Earned	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Safety, Quality, Cost, Schedule, Cross-Shipbuilding Collaboration, Diversity and Inclusion, President Specific)	0	100	200	125	125	50%	63

Financial Metrics

OM—Performance (%)	6.00	7.00	7.50	6.10	5
OCF—Performance ($M)	384	434	459	518	100

Financial Performance					105	40%	42

Shipbuilding Operating Margin Metric
Combined Shipbuilding OM (%)	7.00	8.00	9.00	7.70	70	10%	7

Total Performance (DPF)				Total AIP Score			112

For 2022, the Committee exercised discretion to adjust the AIP scores for the Mission Technologies division and the corporate office based on non-recurring items for Mission Technologies, including significant unidentified new work challenges and integration activities with respect to several business units. Based on adjustments for these items and overall financial and operational performance, the Committee increased the Mission Technologies AIP score and approved a corresponding reduction in the AIP score for the corporate office to 147, which represents the percentage of target incentive compensation at which payments were made to the corporate office.

2022 AIP payouts for the NEOs at the Ingalls Shipbuilding and Newport News Shipbuilding divisions were made at the performance scores reflected in the tables above, and the performance scores represent the percentage of target incentive compensation at which payouts were made.

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Executive Compensation

2023 Annual Incentive Plan Performance Metric Changes

For 2023, the Committee approved a change to the metrics utilized to measure performance for the corporate office and division annual incentive awards. For AIP awards covering the performance period of January 1, 2023 through December 31, 2023, a metric related to strategic leadership, comprised of leadership, sustainability, cybersecurity and compliance goals, will be added to the AIP.

Long-Term Incentive Compensation Awards

Our long-term incentive compensation goals are intended to reward three-year performance increments based primarily upon the achievement of financial metrics. Long-term incentive compensation for our NEOs is provided in the form of Restricted Performance Stock Rights (“RPSRs”). Each RPSR represents the right to receive one share of our common stock, or cash of equivalent value, subject to vesting as provided in the award. Vesting occurs when the Committee determines the extent to which the applicable performance criteria for the performance period have been achieved. Earned RPSRs may be paid out in shares of our common stock or, at the discretion of the Committee, cash. RPSRs include dividend equivalent units (“DEUs”) that are credited to the RPSRs following payment by the company of a cash dividend on our common stock. These DEUs remain subject to the terms and conditions of the underlying RPSR grants and are paid only to the extent the underlying RPSRs vest upon satisfaction of the applicable performance criteria.

The Committee determines long-term incentive compensation target values for our NEOs based upon a peer group analysis, applying value-based guidelines that focus on the award value, rather than the number of shares granted (share-based guidelines). The Committee believes value-based guidelines more effectively deliver long-term incentive compensation awards that are consistent with awards received by individuals holding comparable positions at peer companies.

2022 Long-Term Incentive Compensation Awards

Long-term incentive compensation awards in 2022 were granted under our stockholder-approved Huntington Ingalls Industries, Inc. 2012 Long Term Incentive Stock Plan (the “2012 Plan”). All long-term incentive compensation awards granted to our NEOs in 2022 were in the form of RPSRs and cover the performance period from 2022 through 2024. The Committee and management review and evaluate RPSR performance goals to ensure they are aligned with our long-term objectives. For the 2022 grants, the Committee and management determined that performance for long-term incentive compensation awards to our NEOs would be measured using ROIC, EBITDAP and relative EBITDAP. The number of shares that ultimately vest and are issued to an NEO under an RPSR award can vary from 0% to 200% of the original number of shares granted.

For 2022, the long-term incentive compensation target values for our NEOs were approved by the Committee as follows:

Name	2022 Long-Term Incentive Compensation Target ($)	Actual Award ($)
Christopher D. Kastner	4,400,000	4,399,840
C. Michael Petters	1,452,000	1,451,915
Thomas E. Stiehle	1,500,000	1,499,890
Chad N. Boudreaux	1,150,000	1,149,977
Kara R. Wilkinson	1,150,000	1,149,977
Jennifer R. Boykin	1,150,000	1,149,977

60	Huntington Ingalls Industries, Inc.

Executive Compensation

The target dollar amounts are grant date theoretical values and not based upon any actual calculation or estimate of payout. An NEO is not guaranteed to receive any payout as a result of the 2022 grants.

2020-2022 Long-Term Incentive Plan Goals and Results

During the first quarter of each year, the Committee reviews our financial performance over the prior three years against approved long-term incentive compensation goals to determine payout multiples for RPSRs with a performance period that ended December 31 of the prior year.

At the February 2023 meeting, the Committee reviewed performance for the January 1, 2020 through December 31, 2022 performance period. The performance score for the 2020 LTIP equity grants, as approved by the Committee, was calculated as follows:

	HII 2020-2022 Goals			Actual Performance (Adj.)

	Goals @ 0%	Goals @ 100%	Goals @ 200%	Performance Results	Score	Weighting	CPF
EBITDAP ($M) (1)	2,952	3,102	3,252	2,860	0	40%	0
ROIC (%) (2)	53.03	56.65	60.26	64.89	200	40%	80
Relative EBITDAP (%) (3)	25.00	55.00	75.00	87.50	200	20%	40
Total				Total LTIP Score			120

(1)	Net Earnings before interest, taxes, depreciation, amortization and Net Pension/Post Retirement Expense.

(2)	Cumulative FCF divided by average invested capital.

(3)	HII EBITDAP ending balance less HII EBITDAP beginning balance, divided by the EBITDAP beginning balance, measured against EBITDAP growth of the S&P Aerospace and Defense Select Index.

The 2020 LTIP awards paid out at 120% of target, and earned RPSRs were issued on February 28, 2023.

Additional Benefits

We provide additional benefits to our NEOs through various plans that are also available to some or all of our other employees. Although these plans are not directly overseen by the Committee, the Committee considers benefits under these plans when considering an executive’s total annual compensation and determining the annual and long-term compensation components. These benefits are not performance-related and are designed to provide a market competitive compensation package to attract, motivate and retain the executive talent we need to achieve our business objectives. The plans include broad-based retirement plans, as well as additional supplemental executive benefits. These supplemental benefits include supplemental pension plans, enhanced health and welfare benefits (dental, life, AD&D and disability) and the Special Officers Retiree Medical Plan (“SORMP”) for our former CEO upon retirement.

Defined Benefit Retirement Plans. We maintain tax-qualified defined benefit pension plans that cover all but one of our NEOs and the majority of our workforce. These plans are structured to retain and reward employees for long service and to recognize higher performance levels through annual pay increases. Compensation, age and service factor into the amount of the benefits provided under the plans.

We also maintain non-tax-qualified supplemental defined benefit pension plans that cover all but one of our NEOs. These plans provide benefits that would have been provided under the tax-qualified plans if no limits applied to such plans under the Internal Revenue Code (“IRC”). These types of benefits are common in our industry.

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Executive Compensation

Defined Contribution Savings Plans. We maintain tax-qualified defined contribution savings plans that cover our NEOs and the majority of our workforce. Participating employees contribute portions of their pay to the plans, and the company generally provides a matching contribution.

We also maintain two non-tax-qualified supplemental savings plans that cover all eligible employees, including our NEOs. The Savings Excess Plan (“SEP”) allows eligible employees to defer compensation beyond the IRC limits of the tax-qualified plans and receive a matching company contribution. Eligibility begins when annual income, including base pay and bonuses, equals or exceeds $305,000, the plan compensation limit under the IRC for 2022. Eligible employees under the IRC may participate in the plan in the calendar year after their total cash income meets or exceeds this limit.

The Officers Retirement Account Contribution Plan (“ORAC”) covers the majority of the company’s elected and appointed officers hired on or after July 1, 2008, who are not eligible for defined benefit pension plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation.

Because Mr. Boudreaux was hired after June 30, 2008, he is not eligible to participate in the company’s qualified and nonqualified defined benefit pension plans, but he receives the SEP and ORAC benefits described above. Our other NEOs do not receive ORAC benefits. Additional information about the SEP and the ORAC is provided in the Nonqualified Deferred Compensation table.

Special Officer Retiree Medical Plan. Mr. Petters is a participant in the SORMP and entitled to retiree medical benefits under the terms of the SORMP. Coverage under the SORMP is essentially a continuation of medical benefits into retirement, plus retiree life insurance. Additional information about the SORMP is provided below in the Retiree Medical Arrangement section of the Potential Payments upon Termination or Change of Control section and related tables.

Perquisites. Our NEOs are eligible for certain executive perquisites, which include financial planning, dental coverage, physical exams, personal liability insurance and relocation benefits. These perquisites are common within our industry and comprise an important component of our total compensation package. Management and the Committee review perquisites and benefits on an annual basis to ensure they are appropriate.

Severance Benefits. Management and the Committee believe severance benefits are appropriate for a reasonable amount of time following certain terminations of employment, including a termination without cause. In addition to providing a severance plan for all employees, we maintain The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries. Benefits under this plan for our NEOs include the following:

•	Lump Sum Cash Severance Payment—A lump sum equal to one and one half (1.5) times the sum of annual base salary and Target Bonus;

•	Extension of Medical and Dental Benefits—The employer portion of medical and dental insurance premiums for a period of 18 months following the date of termination (concurrent with COBRA);

•

Financial Planning Reimbursement—Eligible expenses incurred prior to the date of termination and eligible expenses incurred in the year in which the date of termination occurs up to a maximum of $15,000 ($30,000 for the CEO), and any fees incurred in the year following the year in which the date of termination occurs up to a maximum of $15,000 ($30,000 for the CEO);

•	Executive Physical Reimbursement—Eligible expenses up to $2,000 incurred through the end of the year of termination; and

•	Outplacement Services Reimbursement—Fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

62	Huntington Ingalls Industries, Inc.

Executive Compensation

Additional Compensation Policies

Total Compensation—Tally Sheet

Management provides the Committee with a total compensation and benefits perspective for each NEO, which includes a tally sheet that captures each element of total compensation and benefits. In conjunction with the Committee’s consideration of NEO compensation compared to the company’s peer group, this tally sheet ensures that compensation decisions are made within a total compensation framework. The tally sheet provides a broad perspective that covers basic annual compensation components, as well as an annualized value of the benefits and perquisites each NEO receives. Accordingly, the values of nonqualified deferred compensation, outstanding equity awards, health and welfare benefits, pension benefits and perquisites are included.

Tax Deductibility of Pay-Section 162(m)

Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code generally limited the deductibility of non-performance based compensation to $1 million each for a public company’s CEO and next three highest-paid executive officers (other than the CFO). Among the provisions included in the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) were changes to Section 162(m). Effective January 1, 2018, the performance based compensation exception to the $1 million deduction limitation was repealed and the employees subject to the $1 million limitation were revised to include the CEO, CFO and next three highest-paid executive officers. AIP awards and long-term incentive compensation awards in 2022, as well as payouts on 2022 AIP awards and payouts on 2020 long-term incentive compensation awards, to executives subject to Section 162 (m) are subject to the $1 million annual deduction limit.

Grant Date for Equity Compensation Awards

Our annual grant cycle for long-term incentive compensation equity awards occurs simultaneously with annual salary increases and annual incentive compensation awards. We expect this to occur in the first two and one-half months of each year. This timing allows management and the Committee to make decisions on all three compensation elements at the same time to promote a total compensation approach.

Stock Ownership Guidelines

To promote ownership of our common stock by our executives and alignment of management and stockholder interests, we have adopted stock ownership guidelines that prescribe pre-determined stock ownership levels for certain executives, expressed as a multiple of the executive’s base salary. The stock ownership guidelines prescribe the following ownership levels:

•	President and CEO—7 times base salary;

•	Elected officers reporting directly to the President and CEO—3 times base salary; and

•	Other elected, appointed and other officers—1.5 times base salary.

The ownership guidelines may be satisfied in one or more of the following ways:

•	Direct ownership of our common stock;

•	Restricted Stock Rights (“RSRs”) (vested or unvested) granted in the form of restricted stock units and issued as part of a long-term incentive compensation award;

•	Equivalent shares held in our savings plan (401(k) plan); or

•	Equivalent shares held in our Savings Excess Plan.

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Executive Compensation

As of February 28, 2023, the percentage of stock ownership target attained by each NEO was as follows:

Name	Target	% of Target Attained
Christopher D. Kastner	7 x salary	184%
C. Michael Petters	3 x salary	6011%
Thomas E. Stiehle	3 x salary	182%
Chad N. Boudreaux	3 x salary	238%
Kara R. Wilkinson	3 x salary	47%
Jennifer R. Boykin	3 x salary	210%

Stock Holding Requirement

To supplement our stock ownership guidelines, we adopted stock holding requirements for our NEOs and other officers. Under the holding requirements, our NEOs and other officers must hold at least 50% of the total number of shares of our common stock received as compensation until the earlier of (a) the third anniversary of the date such shares are issued or (b) the date that employment terminates due to death or disability. The holding requirement continues upon termination or retirement for a one-year period after separation from the company and applies to any equity compensation award vesting in that one-year period. Any equity compensation award vesting or stock options exercised after the one-year anniversary of retirement or termination are not subject to the holding requirement.

Executive Compensation Recoupment

The Committee has adopted the Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments (“clawback policy”), which requires reimbursement of all or a portion of any performance-based short-term or long-term cash or equity incentive compensation payments to an employee at the vice president or more senior position level, when (i) restatement of financial results is necessitated by noncompliance with any financial reporting requirement under the securities laws and (ii) payment of such amounts was received by the employee during the 12-month period following the first public issuance or filing of the financial results that were subsequently restated. The clawback policy is in addition to any rights to repayment we may have under Section 304 of the Sarbanes Oxley Act and other applicable laws and does not limit other available remedies, including dismissing an employee or initiating other disciplinary actions.

Trading Restrictions and Policy Against Hedging and Pledging

Our insider trading policy prohibits directors, officers and employees from buying or selling securities of any company while aware of material non-public information about that company, subject to certain limited exceptions involving pre-arranged trading plans, and from providing such material non-public information to any person who may trade on the basis of such information. This policy also prohibits directors, officers and certain other employees from engaging in speculative transactions in company securities, pledging company securities as collateral for a loan or other transaction or engaging in any hedging transactions involving company securities, including zero cost collar transactions and forward sale contracts. Directors, officers and certain other employees may engage in permitted transactions in our securities only during certain specified periods and after receiving authorization from our Office of the Corporate Secretary.

64	Huntington Ingalls Industries, Inc.

Executive Compensation

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2022.

Submitted by members of the Compensation Committee:

Victoria D. Harker, Chairwoman

Frank R. Jimenez

Anastasia D. Kelly

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Executive Compensation

EXECUTIVE COMPENSATION TABLES

2022 Summary Compensation

The following table summarizes the compensation for our 2022 NEOs over the last three years.

Summary Compensation Table

Name & Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation ($) (5)	Total ($)

Christopher D. Kastner,	2022	1,023,077	4,399,840	1,832,443	363,888	123,018	7,742,266
President and Chief	2021	683,424	1,999,976	1,260,000	—	54,552	3,997,952
Executive Officer	2020	589,597	1,499,923	346,467	658,779	55,127	3,149,893

C. Michael Petters,	2022	621,924	1,451,915	1,512,892	—	48,517	3,635,247
Executive Vice Chairman	2021	1	4,399,947	2,750,000	503,926	60,192	7,714,067
of the Board	2020	1	4,399,962	1,072,500	915,344	52,610	6,440,417

Thomas E. Stiehle,	2022	571,154	1,499,890	676,200	664,774	108,586	3,520,604
Executive Vice President and	2021	502,281	999,988	825,000	546,756	43,621	2,917,646
Chief Financial Officer (6)

Chad N. Boudreaux,	2022	563,077	1,149,977	670,320	—	174,005	2,557,379
Executive Vice President and	2021	520,385	949,855	787,500	—	108,903	2,366,643
Chief Legal Officer (6)

Kara R. Wilkinson,	2022	512,314	1,149,977	638,600	—	48,735	2,349,626
Executive Vice President and President, Ingalls Shipbuilding (7)

Jennifer R. Boykin,	2022	549,900	1,149,977	494,202	—	35,842	2,229,921
Executive Vice President	2021	540,751	1,149,852	523,176	72,871	60,437	2,347,087
and President, Newport News Shipbuilding	2020	538,327	1,149,777	247,393	1,719,315	22,488	3,677,300

(1)	The amounts in this column represent salary earned during the year and include amounts deferred under the savings and nonqualified deferred compensation plans.

(2)

The dollar values shown in this column are equal to the grant date fair values of equity awards made during the year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 18 of the financial statements included in our 2022 Annual Report on Form 10-K.

The grant date values of 2022 RPSRs for each NEO, assuming maximum performance, were:

Christopher D. Kastner	$8,799,680
C. Michael Petters	$2,903,830
Thomas E. Stiehle	$2,999,780
Chad N. Boudreaux	$2,299,954
Kara R. Wilkinson	$2,299,954
Jennifer R. Boykin	$2,299,954

(3)

The amounts reported in this column are attributable to the AIP awards earned for 2020, 2021 and 2022, but paid in 2021, 2022 and 2023, respectively. See the Grants of Plan-Based Awards table for more information regarding the range of AIP awards that could have been earned for 2022. For Messrs. Kastner and Petters, bonus amounts are prorated based on their different positions during the year, as described above under “2022 Key Compensation Decisions.”

66	Huntington Ingalls Industries, Inc.

Executive Compensation

(4)

The amounts reported in this column represent the changes in actuarial present values of the accumulated benefits under defined benefit pension plans, determined by comparing the prior completed year-end amount to the covered year-end amount. We do not have any deferred compensation plans that provide for above market or preferential earnings.

(5)	Detailed information on the amounts reported in this column is included in the All Other Compensation table below.
(6)	Messrs. Stiehle and Boudreaux first became NEOs in 2021. Under SEC rules, we are only required to provide 2021 and 2022 information for Mr. Stiehle and Mr. Boudreaux.
(7)	Ms. Wilkinson first became a NEO in 2022. Under SEC rules, we are only required to provide 2022 information for Ms. Wilkinson.

2022 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K promulgated under the Securities Exchange Act of 1934, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Companies may apply a variety of different methodologies, assumptions, adjustments and estimates in compliance with Item 402(u) of Regulation S-K; as such, the information provided should not be used as a basis for comparisons between different companies.

For 2022, the annual total compensation of the median employee of our company was $89,990, and the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $7,742,266. Based upon this information, the ratio of the annual total compensation of our CEO in 2022, Mr. Kastner, to the median of the annual total compensation of all employees was 86 to 1.

Summary Total Compensation and Pay Ratio	CEO	Median Employee	Pay Ratio
	$7,742,266	$89,990	86

Our process for identifying the median of the annual total compensation of all our employees, as well as determining the annual total compensation of our median employee and our CEO, was as follows:

We determined that, as of December 31, 2022, our employee population consisted of approximately 45,982 individuals. For purposes of determining our median employee, we excluded 116 employees located in Europe, Asia and Australia. The remaining workforce (excluding our CEO) was 45,865 employees. This population consisted of our full-time, part-time, temporary and seasonal employees.

Our practice is to perform the median employee analysis each year. December 31, 2022, was selected as the date upon which we would identify the “median employee,” because it allowed us to identify our median employee in a reasonably efficient and economical manner. To identify the median employee, we compared 2022 W-2 taxable Medicare wages (Box 5) as reported to the Internal Revenue Service. This compensation measure was consistently applied to all employees included in the calculation. As a result of our analysis, we identified a new median employee for 2022.

Once we identified the median employee, we calculated annual total compensation for such employee using the same methodology we use for reporting compensation of our NEOs on the 2022 Summary Compensation Table above. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the table.

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All Other Compensation

Name		Non- Qualified Plans Company Match ($)	Qualified Plans Company Match ($)	Health and Welfare Contributions ($)	Executive Physical ($)	Financial Planning ($)	Personal Liability ($)	Corporate Aircraft ($) (1)	Relocation ($)	Other ($) (2)	Total All Other Compensation ($)

Christopher D. Kastner	2022	79,123	12,200	11,365	2,000	12,263	6,067	0	0	0	123,018

C. Michael Petters	2022	0	12,200	10,506	2,000	20,585	3,226	0	0	0	48,517

Thomas E. Stiehle	2022	43,646	12,200	10,611	0	850	1,832	0	39,368	78	108,586

Chad N. Boudreaux	2022	138,958	22,657	10,558	0	0	1,832	0	0	0	174,005

Kara R. Wilkinson	2022	26,968	10,167	9,272	0	495	1,834	0	0	0	48,735

Jennifer R. Boykin	2022	0	12,200	9,571	0	0	1,832	12,239	0	0	35,842

(1)

Ms. Boykin used a corporate aircraft for two non-business related trips in 2022. A family member of Mr. Kastner accompanied him to a Board meeting on a corporate aircraft at no aggregate incremental cost to the company, and a family member of Mr. Stiehle accompanied him to a Board meeting on a corporate aircraft at no aggregate incremental cost to the company.

(2)	Mr. Stiehle received a gross-up payment for an expense he incurred as a result of the company’s failure to credit earnings on his non-qualified deferred compensation in 2022.

2022 Grants of Plan Based Awards

The following table provides additional information about equity and non-equity incentive compensation awards we granted to our NEOs during the year ended December 31, 2022.

2022 Grants of Plan Based Awards

									Grant Date Fair Value of Stock and Option Awards (3) ($)
			Estimated Potential Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Christopher D. Kastner	Annual Incentive Plan		0	1,375,000	2,750,000
	Long-term Incentive (RPSR)	3/1/2022				0	21,552	43,104	4,399,840

C. Michael Petters	Annual Incentive Plan		0	962,500	1,925,000
	Long-term Incentive (RPSR)	3/1/2022				0	7,112	14,224	1,451,915

Thomas E. Stiehle	Annual Incentive Plan		0	460,000	920,000
	Long-term Incentive (RPSR)	3/1/2022				0	7,347	14,694	1,499,890

Chad N. Boudreaux	Annual Incentive Plan		0	456,000	912,000
	Long-term Incentive (RPSR)	3/1/2022				0	5,633	11,266	1,149,977

Kara R. Wilkinson	Annual Incentive Plan		0	412,000	824,000
	Long-term Incentive (RPSR)	3/1/2022				0	5,633	11,266	1,149,977

Jennifer R. Boykin	Annual Incentive Plan		0	441,252	882,504
	Long-term Incentive (RPSR)	3/1/2022				0	5,633	11,266	1,149,977

(1)

Amounts in these columns show the ranges of payouts that were possible under our Annual Incentive Plan based on performance during 2022, as described in the Compensation Discussion and Analysis. The amounts actually earned for 2022 are included in the Summary Compensation Table.

(2)

These amounts reflect RPSRs granted in 2022 under the 2012 Plan. Each RPSR represents the right to receive a share of our common stock upon vesting of the RPSR. These RPSRs and accrued DEUs are earned based upon ROIC, EBITDAP and relative EBITDAP performance over a three-year performance period commencing January 1, 2022 and ending December 31, 2024, with payout occurring in early 2025, ranging from 0% to 200% of the shares awarded. Accrued DEUs will be paid only to the extent the underlying shares vest based upon achievement of performance goals. Generally, an executive must remain employed through the performance period to earn an award, although vesting will be prorated if employment terminates earlier due to retirement, death or disability.

(3)	The amounts reported in this column represent the full grant date fair values of the equity awards computed in accordance with the FASB ASC Topic 718.

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Outstanding Equity Awards at 2022 Year-End

The following table summarizes the equity compensation awards made to our NEOs that were outstanding as of December 31, 2022.

Outstanding Equity Awards at 2022 Year-End

Name	Number of Securities of Underlying Unexercised Options Exercisable (#)	Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)
Christopher D. Kastner		3/1/2022					21,896	5,051,057
		3/1/2021					11,653	2,688,144
		2/24/2020					6,846	1,579,137
C. Michael Petters		3/1/2022					7,226	1,666,812
		3/1/2021					25,637	5,913,918
		2/24/2020					20,081	4,632,334
Thomas E. Stiehle		3/1/2022					7,464	1,721,888
		3/1/2021					5,827	1,344,072
		2/24/2020					1,231	284,082
Chad N. Boudreaux		3/1/2022					5,723	1,320,184
		3/1/2021					5,534	1,276,689
		4/1/2020					3,836	884,969
		2/24/2020					1,231	284,082
Kara R. Wilkinson		3/1/2022					5,723	1,320,184
		4/1/2021					3,252	750,090
		3/1/2021					1,278	294,713
		2/24/2020					1,000	230,677
Jennifer R. Boykin		3/1/2022					5,723	1,320,184
		3/1/2021					6,700	1,545,503
		2/24/2020					5,248	1,210,499

(1)

The numbers in this column assume target performance levels for RPSRs. The RPSR award granted in March 2022, if earned, will vest based upon performance for the three-year period ending on December 31, 2024. The RPSR award granted in February 2021, if earned, will vest based upon performance for the three-year period ending on December 31, 2023. The RPSR award granted in February 2020 vested based upon performance for the three-year period that ended on December 31, 2022. See “2020-2022 Long-Term Incentive Plan Goals and Results” for actual vesting amounts. The number of shares reflected in the table for the 2022, 2021 and 2020 awards also includes DEUs accrued through December 31, 2022. DEUs vest only to the extent the underlying performance award vests.

(2)	The market values are based on the closing price of our common stock on December 30, 2022 of $230.68.

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Option Exercises and Stock Vested in 2022

The following table provides additional information about the value realized by our NEOs on vesting of stock awards during the year ended December 31, 2022. We did not have any stock options outstanding in 2022.

2022 Stock Vested

	Option Awards		Stock Awards

Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)

Christopher D. Kastner	0	0	10,418	2,126,992

C. Michael Petters	0	0	30,563	6,239,724

Thomas E. Stiehle	0	0	1,875	382,756

Chad N. Boudreaux	0	0	1,875	382,756

Kara R. Wilkinson	0	0	1,469	299,932

Jennifer R. Boykin	0	0	7,986	1,630,456

(1)	The numbers in this column represent RPSRs that were received in 2022 based upon the achievement of performance goals for the three-year period from 2019 through 2021.

(2)	The values in this column are calculated by multiplying the number of RPSRs vested by the closing price of our common stock on the NYSE on the date of vesting.

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2022 Pension Benefits

The following table shows the present value of accumulated benefits payable to each of our NEOs under the qualified defined benefit pension plans and nonqualified defined benefit pension plans that we sponsor.

2022 Pension Benefits

Name & Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Christopher D. Kastner (2)	OSERP	31.917	1,316,554	—
	HII Supplemental Plan 2—ERISA 2	31.917	6,589,339	—
	HII Retirement Plan “B”	31.917	1,768,783	—

C. Michael Petters (2)	Special Officer SERP	17.333	10,060,603	—
	HII NNS Inc. Retirement Benefit Restoration Plan	34.500	12,625,032	—
	HII NNS Inc. Retirement Plan	34.500	1,040,977	—

Thomas E. Stiehle (2)	OSERP	36.000	1,995,791	—
	HII Supplemental Plan 2—ERISA 2	36.000	2,175,228	—
	HII Retirement Plan “B”	36.000	1,462,698	—

Chad N. Boudreaux (3)	—	—	—	—

Kara R. Wilkinson (2)	OSERP	26.583	2,287,917	—
	HII Litton Restoration Plan	26.583	179,388	—
	HII Retirement Plan “B”	26.583	396,056	—

Jennifer R. Boykin (2)	OSERP	35.000	1,763,550	—
	HII NNS Inc. Retirement Benefit Restoration Plan	35.000	2,933,984	—
	HII NNS Inc. Retirement Plan	35.000	1,621,758	—

(1)

While benefits may be spread over different plans, it is our policy that an executive’s total benefit under these plans is essentially limited to 60% of such executive’s final average pay. The pension benefits for Mr. Petters under the Special Officer Supplemental Executive Retirement Plan are based upon an alternate formula that includes total HII service.

(2)

The following plans in which these executives participate were consolidated as of December 31, 2014, to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, HII Litton Industries, Inc. Restoration Plan and Special Officer Supplemental Executive Retirement Plan. As of December 31, 2019, the OSERP and Huntington Ingalls Industries Supplemental Plan 2—ERISA 2 were merged into the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan, which was subsequently renamed the Huntington Ingalls Industries Consolidated Supplemental Retirement Plan.

(3)

Mr. Boudreaux was hired in August 2011 and was, therefore, not eligible to participate in any historical defined benefit pension plans, which were closed to new participants in 2008. Mr. Boudreaux does, however, participate in company sponsored defined contribution plans.

The pension values represent the present values of the benefits expected to be paid in the future. They do not represent actual lump sum values that may be paid from a plan. The amount of future payments is based on the current accrued pension benefit as of December 31, 2022. Pursuant to SEC disclosure rules, (i) the actuarial assumptions used to calculate amounts for this table are the same as those used for our financial statements, and (ii) all pension values are determined assuming the NEO works until the specified retirement age, which is the earliest unreduced retirement age (as defined in each plan).

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General Explanation of the Pension Benefits Table

Individual employees may be covered by several different pension plans as a result of our history as a division of Northrop Grumman. However, an executive’s total benefit under the pension plans is essentially limited to 60% of his or her final average pay. The accrued tax qualified pension benefit cannot be reduced or taken away under applicable law, so all historical pension plans have been maintained.

Pension plans provide income during retirement, as well as benefits in special circumstances, including death and disability. In general, the plans are structured to reward and retain employees of long service and recognize higher achievement levels through increases in annual pay. The term “qualified plan” generally means a plan that qualifies for favorable tax treatment under IRC Section 401. Savings plans (also known as 401(k) plans) and traditional pension plans are examples of qualified plans. Qualified plans apply to a broad base of employees. The term “nonqualified plan” generally means a plan that is limited to a specified group of management personnel. Our nonqualified plans supplement our qualified plans and (1) provide benefits that would be provided under our qualified plans if there were no limitations imposed by the IRC and (2) provide a minimum level of pension benefits to our executives in recognition of their higher levels of responsibility.

The amounts in the table are based upon the specific provisions of each plan, which are described in more detail below. Two basic types of pension benefits are reflected in the Pension Benefits table: traditional benefits and cash balance benefits. For purposes of computing amounts in the table, traditional benefits are determined based on the annual pension earned as of December 31, 2022, and include any supplemental payments. Cash balance benefits are based upon the account balance as of December 31, 2022, plus a future interest credit, converted to an annuity using the applicable conversion factors.

Messrs. Stiehle and Kastner participate in the Huntington Ingalls Industries Retirement Plan “B” and the Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2 (“ERISA 2”). Ms. Wilkinson participates in the Huntington Ingalls Industries Retirement Plan “B” and the HII Litton Industries, Inc. Restoration Plan. Mr. Petters and Ms. Boykin participate in the HII Newport News Shipbuilding Inc. Retirement Plan and the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan. Mr. Boudreaux participates in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan (“ORAC”). Each NEO, except Messrs. Petters and Boudreaux, also participates in the Officers Supplemental Executive Retirement Program (“OSERP”). Mr. Petters participates in the Special Officer Supplemental Executive Retirement Plan.

Effective December 31, 2014, the following plans in which our NEOs participate were consolidated to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, HII Litton Industries, Inc. Restoration Plan and Special Officer Supplemental Executive Retirement Plan. The consolidation does not affect the benefit amounts payable to the participants. Effective December 31, 2019, the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program (the “OSERP”) and Huntington Ingalls Industries Supplemental Plan 2—ERISA 2 were merged into the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan, which was subsequently renamed the Huntington Ingalls Industries Consolidated Supplemental Retirement Plan. This merger does not affect the benefit amounts payable to the participants.

The changes in pension values shown in the Summary Compensation Table include the effect of:

•	an additional year of service from December 31, 2021 to December 31, 2022;

•	changes in eligible pension pay;

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•	changes in applicable pay cap limits; and

•	changes in actuarial assumptions.

Description of Qualified Plans

Huntington Ingalls Industries Retirement Plan “B” and HII Newport News Shipbuilding Inc. Retirement Plan. The general benefit structure of these plans is similar except for the historical benefit formulas, the transition benefit formulas and the timing of the transition period, all of which are described below. The plans are qualified under IRC Section 401 and provide up to three component pieces of benefits depending on when a participant is hired and terminates. The following chart illustrates the component pieces (described in more detail after the chart):

Part B (5-Year Transition Benefit) Benefit based on a formula similar to the one under the historical plan formula during the transition period
Part A Benefit under the historical plan formula before the transition period	+	or (if greater)	+	Part D Benefit under the cash balance formula after the transition period	=	Pension Benefit
Part C (5-Year Transition Benefit) Benefit under the cash balance formula during the transition period

The components are the historical benefit (the Part A benefit), the transition benefit (the greater of the Part B benefit or the Part C benefit) and the cash balance benefit (the Part D benefit). Eligible employees who joined a plan after the transition date associated with their pension plan accrue only the cash balance benefit (Part D) from their first date of participation.

The qualified benefit for each NEO is the sum of these three benefits (Part A + Max (Part B or C) + Part D).The transition period for the Huntington Ingalls Industries Retirement Plan “B” was July 1, 2003 through June 30, 2008, while the transition period for the HII Newport News Shipbuilding Inc. Retirement Plan was January 1, 2004 through December 31, 2008. During the transition period, each eligible participant earned the greater of (i) the benefit calculated under a formula similar to his or her historical plan (Part B) or (ii) the cash balance formula benefit (Part C).

The cash balance formula (Parts C and D benefits) uses a participant’s points (age plus years of service) to determine a pay-based credit amount (a percentage of eligible pay) on a monthly basis. Interest is credited monthly on the amount in the participant’s hypothetical individual account. At normal retirement age, a participant’s balance in the hypothetical account is converted into an annuity payable for life, using specified factors. There are various forms of annuities from which the participant can choose, including a single-life annuity or a joint-and-survivor annuity.

Specific Elements of the Plans. The following paragraphs describe specific elements of the qualified plans in which our NEOs participate.

•	Formulas Under Historical Plans:

•

HII Newport News Shipbuilding Inc. Retirement Plan—This plan provides a benefit equal to 55% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service up to a maximum of 35 years divided by 35. Participants with pre-1997 service also have a frozen accrued benefit with the prior NNS parent company, Tenneco. Total benefit service is used for the plan benefit, but the frozen accrued benefit with Tenneco is offset from the total benefit. Final average pay is the average of the final 60 months of base pay multiplied by 12 to determine an annual final average pay. Mr. Petters and Ms. Boykin have historical (Part A) benefits under this formula.

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•

HII Northrop Grumman Retirement Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to 1.6667% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service up to a maximum of 30 years. Final average pay is the average of the three highest-paid years during which the participant was an eligible employee of Northrop Grumman after 1996. Mr. Kastner has historical (Part A) benefits under this formula.

•

HII Grumman Pension Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to 1.6667% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service after December 31, 1994, plus the frozen accrued benefit as of December 31, 1994. Final average pay is the average of the three highest-paid years during which the participant was an eligible employee of the company after 1996. Messrs. Stiehle and Kastner have historical (Part A) benefits under this formula.

•

HII Ingalls Shipbuilding, Inc. Retirement Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to the greater of (1) and (2), reduced by (3):

1)	60% of pre-tax deposits to the Huntington Ingalls Industries Financial Security and Savings Program (“FSSP”) retirement account and after-tax contributions to the plan.

2)

85% of pre-tax deposits to the FSSP retirement account and after-tax contributions to the plan minus 75% of the estimated primary social security benefit multiplied by the ratio of after-tax contributions to the plan and pre-tax FSSP retirement account deposits divided by after-tax contributions to the plan plus pre-tax FSSP retirement account deposits plus imputed deposits (4% of eligible pay).

3)	The annuity equivalent of the pre-tax FSSP retirement account deposits and after-tax contributions to the plan.

Ms. Wilkinson has historical (Part A) benefits under this formula. Part B is determined using the above formula with imputed deposits instead of pre-tax deposits to the FSSP retirement account and after-tax contributions.

•

Cash Balance Formula. Table 1 shows the percentage of pay credit specified at each point level for the Part C benefit for each NEO. Interest is credited monthly based upon the 30-year Treasury bond rate in effect four months prior to the crediting month.

•

For the Part D benefit, the cash balance formula for each NEO is based upon Table 2. Interest is credited monthly based on the 30-year Treasury bond rate in effect four months prior to the crediting month.

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Table 1 (Part C Formula)

	Credit Amount

Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	6.0	6.0
25 to 34	6.5	6.0
35 to 44	7.0	6.0
45 to 54	7.5	6.0
55 to 64	8.0	6.0
65 to 74	8.5	6.0
75 to 84	9.0	6.0
Over 84	9.5	6.0

Table 2 (Part D Formula)

	Credit Amount

Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	3.5	4.0
25 to 34	4.0	4.0
35 to 44	4.5	4.0
45 to 54	5.0	4.0
55 to 64	5.5	4.0
65 to 74	6.5	4.0
75 to 84	7.5	4.0
Over 84	9.0	4.0

•

Vesting. Participants vest in their program benefits upon completion of three years of service. As of December 31, 2022, each NEO participating in a qualified pension plan has a non-forfeitable right to receive retirement benefits, which are payable upon early (if eligible) or normal retirement, as elected by the NEO.

•

Form of Benefit. The standard form of benefit is an annuity payable for the life of the participant. At normal retirement, the annuity for the cash balance formula is equal to the accumulated account balance divided by 9. Other annuity options may be elected; however, each option is actuarially equivalent in value to the standard form.

•

Pay. Pay for purposes of the cash balance, the HII Ingalls Shipbuilding, Inc. Retirement Plan, the HII Grumman Pension Plan formula and the HII Northrop Grumman Retirement Plan formula is primarily salary plus the annual cash bonus. Final average pay for the HII Newport News Shipbuilding Inc. Retirement Plan is determined using base salary only.

•	Normal Retirement. Normal retirement means the benefit is not reduced for early commencement. It is generally specified in each formula as: age 65 for the HII Ingalls Shipbuilding, Inc. Retirement

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Plan, the HII Grumman Pension Plan, the HII Northrop Grumman Retirement Plan and the HII Newport News Shipbuilding Inc. Retirement Plan formulas and the later of age 65 and three years of vesting service for the cash balance formula.

•

Early Retirement. Early retirement eligibility for the historical HII Newport News Shipbuilding Inc. Retirement Plan, the HII Grumman Pension Plan (post-1994 benefits), the HII Northrop Grumman Retirement Plan and the cash balance formulas occurs when the participant both attains age 55 and completes ten years of service. Early retirement eligibility for the historical HII Grumman Pension Plan (pre-1995 benefits) occurs when the participant attains age 60 with at least one year of service or age 50 with at least 20 years of service. Early retirement eligibility for the historical HII Ingalls Shipbuilding, Inc. Retirement Plan occurs when the participant both attains age 55 and completes five years of service. Early retirement benefits under both the historical and cash balance formulas may be reduced for commencement prior to normal retirement to reflect the longer period of time over which the benefit will be paid.

Messrs. Petters, Stiehle and Kastner and Ms. Boykin have reached the age of 55 and have completed ten or more years of service. Mr. Stiehle has reached the age of 50 and completed 20 years of service. Accordingly, each of Messrs. Petters, Stiehle and Kastner and Ms. Boykin is eligible for early retirement under the Huntington Ingalls Industries Retirement Plan “B” (which includes historical benefits from the HII Grumman Pension Plan and the HII Northrop Grumman Retirement Plan) or the HII Newport News Shipbuilding Inc. Retirement Plan, as applicable. Early retirement benefits for each NEO cannot commence prior to termination of employment. Ms. Wilkinson has not yet reached retirement eligibility in the defined benefit plans. Mr. Boudreaux does not participate in any defined benefit pension plans.

Description of Nonqualified Plans

Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2. This plan is a nonqualified plan that provides benefits that would have been paid under the Huntington Ingalls Industries Retirement Plan “B” but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under this plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP) for all company pension benefits. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option on a portion of the benefit. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Messrs. Stiehle and Kastner began participating in the plan when they reached applicable pay grades for inclusion in the plan.

HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan. This plan is a nonqualified plan that provides benefits that would have been paid under the HII Newport News Shipbuilding Inc. Retirement Plan but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan and the IRC Section 415 limit on benefits that may be paid under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP for all pension benefits). Optional forms of payment are the same as those under the HII Newport News Shipbuilding Inc. Retirement Plan. Reductions for early retirement apply in the same manner as under the HII Newport News Shipbuilding Inc. Retirement Plan.

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Mr. Petters and Ms. Boykin began participating in the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan when they reached applicable pay grades for inclusion in the plan.

HII Litton Industries, Inc. Restoration Plan. This plan is a nonqualified plan that provides benefits that would have been paid under the Huntington Ingalls Industries Retirement Plan “B” but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under this plan are subject to a general limitation for all company pension benefits of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP). Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the benefit. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Ms. Wilkinson began participating in the HII Litton Industries, Inc. Restoration Plan when she reached applicable pay grades for inclusion in the plan.

Officers Supplemental Executive Retirement Program. The OSERP is a nonqualified plan frozen to new entrants on July 1, 2008. Accordingly, officers hired on or after this date and any promoted officers who do not participate in a qualified defined benefit pension plan are not allowed to participate in the program. On December 31, 2018, this program was also closed to those officers whose hire date was prior to July 1, 2008, but promotion date occurred on or after January 1, 2019. Instead, officers who were hired on or after July 1, 2008, or promoted on or after January 1, 2019, participate in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan, which is a defined contribution plan arrangement.

Messrs. Stiehle and Kastner and Mses. Boykin and Wilkinson participate in the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program, which provides a total pension benefit equal to a percentage of final average pay (the average pay without the IRC Section 401(a)(17) limit and including deferred compensation in the three highest-paid plan years during the greater of (i) the last ten consecutive years of participation or (ii) all consecutive years of participation since January 1, 1997) where the percentage is determined by the following formula: 2% for each year of service up to ten years, 1.5% for each subsequent year up to 20 years and 1% for each additional year over 20 and less than 45, less any other HII pension benefits. Under the OSERP, all years of service with HII are used to determine the final percentage.

The OSERP benefit, when combined with all HII pension benefits, cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP). Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefit.

•	Normal Retirement: Age 65.

•

Early Retirement: Age 55 and completion of ten years of service. Benefits are reduced by the lesser of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•

Vesting: Participants vest in their OSERP benefits upon attaining age 55 and completion of ten years of service or attaining age 65 and completion of five years of service. These milestones must be attained prior to termination from HII.

Special Officer Supplemental Executive Retirement Plan. The Special Officer Supplemental Executive Retirement Plan is a nonqualified plan, limited to the Chief Executive Officer of the company

2023 Notice and Proxy Statement	77

Executive Compensation

as of March 31, 2011. Mr. Petters is eligible to participate in the Special Officer Supplemental Executive Retirement Plan, which provides a pension equal to the greater of the amount accrued under the OSERP formula or the benefit calculated using the Special Officer Supplemental Executive Retirement Plan provisions.

The Special Officer Supplemental Executive Retirement Plan provides a total pension benefit equal to a percentage of final average pay (the average pay without the IRC Section 401(a)(17) limit and including deferred compensation of the three highest-paid plan years after 1996) where the percentage is determined by the following formula: 3.33% for each year of service up to ten years, 1.5% for each subsequent year up to 20 years and 1% for each additional year over 20, less any other HII pension benefits accrued while a participant in the Special Officer Supplemental Executive Retirement Plan. Only service while a participant in the Special Officer Supplemental Executive Retirement Plan is used to determine the final percentage.

The Special Officer Supplemental Executive Retirement Plan benefit, when combined with all pension benefits, cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable), according to the rules of the Special Officer Supplemental Executive Retirement Plan. Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the Special Officer Supplemental Executive Retirement Plan benefit.

•	Normal Retirement: Age 65.

•

Early Retirement: The later of the first day of the month following termination or the commencement of the participant’s qualified plan benefit. Benefits are reduced by the lesser of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•	Vesting: Participants vest in their Special Officer Supplemental Executive Retirement Plan benefits when they have vested in their qualified plan benefits.

Huntington Ingalls Industries Consolidated Supplemental Retirement Plan. Effective December 31, 2014, the following plans in which our NEOs participate were consolidated to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, HII Litton Industries, Inc. Restoration Plan and Special Officer Supplemental Executive Retirement Plan. The consolidation does not affect the benefit amounts payable to the participants. Effective December 31, 2019, the OSERP and ERISA 2 were merged into the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan, which was subsequently renamed the Huntington Ingalls Industries Consolidated Supplemental Retirement Plan. This merger does not affect the benefit amounts payable to the participants.

Section 409A Restrictions on Timing and Optional Forms of Payment. Under IRC Section 409A, employees who participate in company-sponsored nonqualified plans, such as the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, the HII Litton Industries, Inc. Restoration Plan, the Special Officer Supplemental Executive Retirement Plan and the OSERP, are subject to special rules regarding the timing and forms of payment for benefits earned or vested after December 31, 2004 (“post-2004 benefits”). Payment of post-2004 benefits must begin on the first day of the month coincident with or following the later of attainment of age 55 and termination from the company. The optional forms of payment for post-2004 benefits are limited to a single life annuity or a selection of joint and survivor options.

78	Huntington Ingalls Industries, Inc.

Executive Compensation

Specific Assumptions Used to Estimate Present Values. The following assumptions were used to estimate the present values in the Pension Benefits table:

•

Assumed Retirement Age: For all plans, pension benefits are assumed to begin at the earliest retirement age that the participant can receive an unreduced benefit payable from the plan. OSERP and Special Officer Supplemental Executive Retirement Plan benefits are first unreduced once an NEO reaches age 55 and accumulates 85 points or reaches age 65. HII Newport News Shipbuilding Inc. Retirement Plan and associated HII Newport News Shipbuilding Inc. Retirement Restoration Plan benefits (Part A and B benefits) are first unreduced at the earlier of age 62 and completion of ten years of service or age 65. For the HII Grumman Pension Plan (pre-1995 benefits), vested benefits are first unreduced at age 60. For the HII Grumman Pension Plan (post-1994 Part A and Part B benefits), the HII Northrop Grumman Retirement Plan (Part A and B benefits) and the associated Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2 (Part A and B benefits), vested benefits are first unreduced once an NEO reaches age 55 and accumulates 85 points or reaches age 65. For the HII Ingalls Shipbuilding, Inc. Retirement Plan (Part A and B benefits) and the associated HII Litton Industries, Inc. Restoration Plan (Part A and B benefits), benefits are first unreduced once an NEO reaches age 60 and accumulates 80 points or reaches age 65. Given each NEO’s period of service, except Ms. Wilkinson, cash balance benefits (Part C and D benefits) will be converted to an annuity on an unreduced basis starting at age 55. Ms. Wilkinson’s cash balance benefits (Part C and D benefits) will be converted to an annuity on an unreduced basis starting at age 65.

When portions of an NEO’s benefit under the “Part A + Max (Part B or Part C) + Part D” structure have different unreduced retirement ages, the later unreduced age is used for the entire benefit.

•	Discount Rate: The applicable discount rates are as follows:

Plan Name	12/31/2022 (%)	12/31/2021 (%)

Huntington Ingalls Industries Supplemental Plan 2	5.46	3.04

HII Newport News Shipbuilding Inc. Retirement Plan	5.46	3.00

HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan	5.46	3.04

Huntington Ingalls Industries Retirement Plan “B”	5.49	2.99

HII Litton Industries, Inc. Restoration Plan	5.46	3.04

Special Officer Supplemental Executive Retirement Plan	5.46	3.04

Officers Supplemental Executive Retirement Program	5.46	3.04

•	Mortality Table: A variation of the RP-2014 and MP-2017 mortality tables, adjusted to reflect the company’s experience and expectations.

•

Present Values: Present values are calculated using the Assumed Retirement Age, Discount Rate and Mortality Table described above; they assume no pre-retirement mortality, disability or termination and that the NEO remains employed until his or her earliest unreduced retirement age.

•

Future Investment Crediting Rate Assumption: Cash balance amounts are projected to the Assumed Retirement Age based on the future investment crediting rate assumptions of 2.66% as of December 31, 2021, and 3.63% as of December 31, 2022. These rates are used in conjunction with the discount rate to estimate the present value amounts for cash balance benefits.

2023 Notice and Proxy Statement	79

Executive Compensation

Information on Executives Eligible to Retire. Ms. Boykin and Messrs. Stiehle and Kastner are eligible to retire early and begin pension benefits immediately under all plans in which they participate. Their total annual immediate benefit, assuming they had terminated on December 31, 2022, is $483,832 for Ms. Boykin, $452,510 for Mr. Stiehle and $726,859 for Mr. Kastner.

Mr. Petters retired on January 1, 2023 and will receive his pension benefits from the HII Newport News Shipbuilding, Inc. Retirement Plan, the HII Newport News Shipbuilding, Inc. Retirement Benefit Restoration Plan and the Special Officer Supplemental Executive Retirement Plan. His estimated total annual benefit payable under the joint and 100% to surviving spouse option is $1,648,572.

2022 Nonqualified Deferred Compensation

The following table summarizes the compensation of our NEOs under our nonqualified deferred compensation plans.

2022 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)

Christopher D. Kastner	Deferred Compensation	—	—	—	—	—
	Savings Excess	197,808	79,123	19,076	—	1,570,740

C. Michael Petters	Deferred Compensation	—	—	(498,379)	—	4,640,561
	Savings Excess	—	—	—	—	—

Thomas E. Stiehle	Deferred Compensation	—	—	—	—	—
	Savings Excess	109,115	43,646	(172,476)	—	715,869

Chad N. Boudreaux	Savings Excess	94,102	84,935	(55,594)	—	614,409
	ORAC	—	54,023	(24,462)	—	335,304

Kara R. Wilkinson	Deferred Compensation	—	—	—	—	—
	Savings Excess	337,102	26,968	(94,005)	—	690,648

Jennifer R. Boykin	Deferred Compensation	—	—	—	—	0
	Savings Excess	—	—	6,733	—	710,125

(1)	Executive contributions in this column also are included in the salary and non-equity incentive plan columns of the 2022 Summary Compensation Table.

(2)	Company contributions in this column are included under the All Other Compensation column in the 2022 Summary Compensation Table and under the 2022 All Other Compensation table.

(3)	Aggregate earnings in the last fiscal year are not included in the 2022 Summary Compensation Table because they are not above market or preferential.

(4)

The only amounts reflected in this column that previously were reported as compensation to the NEO in the Summary Compensation Table are executive and company contributions for the respective fiscal year-end and only if the NEO was reported as an NEO for each respective year. Aggregate earnings in this column were not reported previously in the Summary Compensation Table.

•	Mr. Kastner’s aggregate SEP account balance consists of $762,249 in employee contributions.

•	Mr. Stiehle’s aggregate SEP account balance consists of $415,875 in employee contributions.

•	Mr. Boudreaux’s aggregate SEP account balance consists of $278,954 in employee contributions.

•	Ms. Wilkinson’s aggregate SEP account balance consists of $685,079 in employee contributions.

•	Ms. Boykin’s aggregate SEP account balance consists of $390,259 in employee contributions.

80	Huntington Ingalls Industries, Inc.

Executive Compensation

The material terms of the deferred compensation plans in which our NEOs participate are summarized below:

•

The “Deferred Compensation Plan” was the Northrop Grumman Deferred Compensation Plan, which was closed to future contributions at the end of 2010. Prior to 2011, eligible executives were allowed to defer a portion of their salary and bonus. No company contributions were made to the plan.

•	The “Savings Excess Plan” is described below. No above market earnings are provided under the plan.

•

The Savings Excess Plan allows eligible participants to defer between 1% and 75% of salary and annual incentive payments above the limits mandated by the IRS. The company may provide a matching contribution of up to 4%, based upon a participant contribution rate of 8%. Participants are immediately 100% vested in their accounts and are allowed to make elections regarding how their account balances will be deemed invested for purposes of crediting earnings to the account by selecting investments from a limited list of investment options selected by the plan administrator.

•	Based upon an advance election, payment is made in a lump sum or installments over a period of up to 15 years. Neither in-service distributions nor hardship withdrawals are allowed under this plan.

•

The “ORAC” covers the majority of those elected and appointed officers hired on or after July 1, 2008, who are not eligible for defined benefit retirement plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation.

All deferred compensation that was not earned and vested before January 1, 2005, is subject to the requirements of IRC Section 409A. Those requirements largely restrict an executive’s ability to control the form and timing of distributions from nonqualified plans such as those listed in this table.

Potential Payments Upon Termination or Change in Control

The tables below provide estimated payments and benefits that we would have provided each NEO if his or her employment had terminated on December 31, 2022, for specified reasons. This information is based upon the assumption that employment terminates on December 31, 2022, and uses the closing price of our common stock of $230.68 on the NYSE as of December 30, 2022. These payments and benefits are provided under the following plans:

•	The Severance Plan for Elected and Appointed Officers

•	The 2012 Long-Term Incentive Stock Plan and terms and conditions of equity awards

•	The Special Officer Retiree Medical Plan

We summarize below these plans before providing the estimated payment and benefit amounts in the tables. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to our NEOs may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, our stock price and the NEO’s age.

The amounts described in the tables below are in addition to each NEO’s benefits described in the Pension Benefits and Nonqualified Deferred Compensation tables, as well as benefits generally available to our employees such as distributions under our 401(k) plan, disability and life insurance benefits and accrued vacation.

2023 Notice and Proxy Statement	81

Executive Compensation

Severance Plan

Upon a “qualifying termination” (defined below), we have discretion to provide severance benefits to our NEOs under The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries (the “Severance Plan”). Provided the NEO signed a release, such executive would have received:

•	a lump sum severance benefit equal to 1.5 times base salary and target bonus;

•	continued medical and dental premium payments for 18 months following the date of termination;

•

financial planning expense reimbursement for fees incurred in the year in which the date of termination occurs ((limited to $15,000) ($30,000 for the CEO)) and any fees incurred in the year following the year in which the date of termination occurs ((limited to $15,000) ($30,000 for the CEO));

•	reimbursement for the cost of a qualified executive physical as part of the executive perquisites program within established limits (up to $2,000) through the end of the year of termination; and

•	out placement services reimbursement for fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

A “qualifying termination” means one of the following:

•	an involuntary termination of employment of the NEO, other than termination for cause or mandatory retirement; or

•	an NEO’s election to terminate employment with us in lieu of accepting a downgrade to a non-officer position or status.

Terms of Equity Awards Under the 2012 Plan

The terms of equity awards to our NEOs under the 2012 Plan provide for prorated or accelerated vesting if an NEO terminates for certain reasons. For stock options and RPSRs, accelerated vesting of a portion of each award occurs upon a termination due to death, disability or retirement (after age 55 with ten years of service or mandatory retirement at age 65). An extended exercise period is also provided for options under these circumstances. For RSRs, accelerated vesting occurs upon a termination due to death or disability.

For purposes of estimating the payments due under RPSRs below, our performance is assumed to be at target levels through the close of each three-year performance period, and we include accrued DEUs for awards granted in 2012 and later.

The terms of equity awards to our NEOs under the 2012 Plan also provide for accelerated vesting of stock options, RPSRs and RSRs in the event that the NEO is terminated in a qualifying termination related to a change in control (see “Change-in-Control Benefits” below).

Payouts of RPSRs for retirements and terminations is made during the normal process for payouts, which occurs during the first quarter following the end of the performance period.

Special Officer Retiree Medical Plan

The Special Officer Retiree Medical Plan (“SORMP”) was closed to new participants in 2007. Mr. Petters is the only NEO eligible for SORMP benefits.

82	Huntington Ingalls Industries, Inc.

Executive Compensation

NEOs who are vested participants in the SORMP are entitled to retiree medical benefits pursuant to the terms of the SORMP. The coverage is essentially a continuation of the NEO’s executive medical benefits plus retiree life insurance. A participant becomes vested if he or she has either five years of vesting service as an elected officer or 30 years of total service with the company and its affiliates. A vested participant can commence SORMP benefits at retirement before age 65 if he has attained age 55 and ten years of service. The estimated cost of the SORMP benefit reflected in the tables below is the present value of the estimated cost to provide future benefits using actuarial calculations and assumptions.

Potential Payments upon Termination of Employment

The following tables show the values of payments and other benefits due to our NEOs under the Severance Plan and the 2012 Plan, assuming a termination of employment as of December 31, 2022.

Change-in-Control Followed by Termination Payments Summary

	Kastner	Petters	Stiehle	Boudreaux	Wilkinson	Boykin

Severance	$3,712,500	$2,598,750	$1,552,500	$1,539,000	$1,390,500	$1,489,226

Bonus (Actual Earned in 2022)[1]	$1,832,443	$1,512,892	$672,200	$670,320	$638,600	$494,202

Unvested RS/RSU Value	$0	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[2]	$9,633,889	$13,139,071	$3,406,452	$3,999,299	$2,641,286	$4,318,099

Health and Welfare Benefits	$28,697	$21,433	$28,697	$27,797	$14,913	$14,582

Retiree Medical (SORMP)[3]	$0	$300,384	$0	$0	$0	$0

Financial Planning and Outplacement	$225,000	$145,500	$116,250	$115,500	$107,250	$112,735

Total Payments Before Excise Tax Response	$15,432,529	$17,718,031	$5,776,099	$6,351,917	$4,792,549	$6,428,843

Forfeiture Due to Alternative Cap (If Applicable)	$1,884,890	$0	$899,448	$449,085	$0	$0

Total Payments After Excise Tax Response	$13,547,639	$17,718,031	$4,876,650	$5,902,831	$4,792,549	$6,428,843

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2022 are shown in the table above.
2	2020-2022 RPSR cycle paid based on actual performance through 12/31/2022. All other unvested cycles fully accelerate at target.
3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

2023 Notice and Proxy Statement	83

Executive Compensation

Involuntary Termination Not For Cause or Good Reason Termination by Executive

	Kastner	Petters	Stiehle	Boudreaux	Wilkinson	Boykin

Severance	$3,712,500	$2,598,750	$1,552,500	$1,539,000	$1,390,500	$1,489,226

Bonus (Actual Earned in 2022)[1]	$1,832,443	$1,512,892	$672,200	$670,320	$638,600	$494,202

Unvested RS/RSU Value	$0	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[2]	$5,370,538	$10,056,725	$1,810,607	$1,402,534	$276,585	$2,922,869

Health and Welfare Benefits	$28,697	$21,433	$28,697	$27,797	$14,913	$14,582

Retiree Medical (SORMP)[3]	$0	$300,384	$0	$0	$0	$0

Financial Planning and Outplacement	$225,000	$145,500	$116,250	$115,500	$107,250	$112,735

Total Payments	$11,169,178	$14,635,685	$4,180,255	$3,755,152	$2,427,849	$5,033,614

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2022 are shown in the table above.
2

2020-2022 RPSR cycle paid based on actual performance through 12/31/2022. Messrs. Kastner, Petters and Stiehle and Ms. Boykin are retirement eligible, and unvested cycles are therefore pro-rated at target. Mr. Boudreaux and Ms. Wilkinson are not retirement eligible and, therefore, would forfeit the 2021-2023 and 2022-2024 cycles.

3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

Termination Due to Death or Disability

	Kastner	Petters	Stiehle	Boudreaux	Wilkinson	Boykin

Bonus (Actual Earned in 2022)[1]	$1,832,443	$1,512,892	$672,200	$670,320	$638,600	$494,202

Unvested RS/RSU Value	$0	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[2]	$5,370,538	$10,056,725	$1,810,607	$2,693,650	$1,412,992	$2,922,869

Retiree Medical (SORMP)[3]	$0	$300,384	$0	$0	$0	$0

Total Payments	$7,202,981	$11,870,001	$2,482,807	$3,363,970	$2,051,592	$3,417,071

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2022 are shown in the table above.
2	2020-2022 RPSR cycle paid based on actual performance through 12/31/2022; unvested cycles are prorated at target.
3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program. Amount shown is applicable only to the termination due to disability scenario.

Retirement

	Kastner	Petters	Stiehle	Boudreaux	Wilkinson	Boykin

Bonus (Actual Earned in 2022)[1]	$1,832,443	$1,512,892	$672,200	$670,320	$638,600	$494,202

Unvested RS/RSU Value[2]	$0	$0	$0	$0	$0	$0

Unvested Stock Option Value	$0	$0	$0	$0	$0	$0

Unvested Performance-Based RS/RSU Value[3]	$5,370,538	$10,056,725	$1,810,607	$1,402,534	$276,585	$2,922,869

Retiree Medical (SORMP)[4]	$0	$300,384	$0	$0	$0	$0

Total Payments	$7,202,981	$11,870,001	$2,482,807	$2,072,854	$915,185	$3,417,071

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2022 are shown in the table above.
2	All unvested restricted stock/unit grants are forfeited upon retirement.
3

2020-2022 RPSR cycle paid based on actual performance through 12/31/2022. Messrs. Kastner, Petters and Stiehle and Ms. Boykin are retirement eligible, and unvested cycles are therefore pro-rated at target. Mr. Boudreaux and Ms. Wilkinson are not retirement eligible and, therefore, would forfeit the 2021-2023 and 2022-2024 cycles.

4	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

84	Huntington Ingalls Industries, Inc.

Executive Compensation

Pay Versus
Performan
ce
As required by Item 402(v) of Regulation
S-K
under the Securities Exchange Act of 1934, we are providing the following information about the relationship between compensation actually paid (“CAP”) as calculated pursuant to Item 402(v) and performance. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K and does not necessarily reflect value actually realized by the executives or how the Compensation Committee evaluates compensation decisions in light of company or individual performance. For further information concerning HII’s variable pay-for-performance
philosophy and how the company aligns executive compensation with the company’s performance, see “Compensation Discussion and Analysis” above.

							Value of Initial Fixed $100 Investment Based On:

Year (a)	Summary Compensation Table Total for first PEO 1 (b)	Summary Compensation Table Total for second PEO 1 (b)	Compensation Actually Paid to first PEO 2 (c)	Compensation Actually Paid to second PEO 2 (c)	Average Summary Compensation Table Total for Non-PEO NEOs 3 (d)	Average Compensation Actually Paid to Non-PEO NEOs 4 (e)	Total Shareholder Return 5 (f)	Peer Group Total Shareholder Return 6 (g)	Net Income (millions) 7 (h)	EBITDAP (millions) 8 (i)
2022	$7,742,266	$3,635,247	$9,452,779	$7,011,842	$2,664,383	$3,286,545	$98	$104	$579	$1,060
2021	$7,714,067	n/a	$10,473,486	n/a	$2,769,626	$3,287,420	$78	$109	$544	$972
2020	$6,440,417	n/a	$1,676,179	n/a	$3,077,970	$1,219,510	$70	$106	$696	$796

1
During 2022, two individuals served as HII’s Principal Executive Officer (“PEO”). The first PEO included in the table for 2022 is Christopher D. Kastner, and the second PEO is C. Michael Petters. The PEO for 2021 and 2020 is Mr. Petters.

2
The dollar amounts reported in columns (c) represent the amount of CAP to the first PEO and the second PEO (for 2022), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO during the applicable year. The following adjustments were made to the PEO’s total compensation for each applicable year to determine the compensation actually paid in accordance with SEC rules:

  First PEO

Year	Reported Summary Compensation Table Total for First PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Reported Change in the Actuarial Present Value of Pension Benefits (c)	Pension Benefit Adjustments (d)	Compensation Actually Paid to First PEO
2022	$7,742,266	($4,399,840)	$6,253,480	($363,888)	$220,761	$9,452,779
2021	$7,714,067	($4,399,947)	$7,063,596	($503,926)	$599,697	$10,473,486
2020	$6,440,417	($4,399,962)	($37,104)	($915,344)	$588,172	$1,676,179
  Second PEO

Year	Reported Summary Compensation Table Total for Second PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Reported Change in the Actuarial Present Value of Pension Benefits (c)	Pension Benefit Adjustments (d)	Compensation Actually Paid to Second PEO
2022	$3,635,247	($1,451,915)	$4,784,146	$0	$44,364	$7,011,842

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the covered fiscal year; (ii) the amount of change in fair value as of the end of the applicable year from the end of the prior fiscal year of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date from the end of the prior fiscal year; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on

2023 Notice and Proxy Statement	85

Executive Compensation

stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:
  First PEO

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$5,051,057	$558,459	$0	$643,963	$0	$0	$6,253,480	*
2021	$4,685,308	$395,842	$0	$1,982,446	$0	$0	$7,063,596
2020	$3,274,130	($1,612,397)	$0	($1,698,837)	$0	$0	($37,104)

*	Does not total due to rounding.
  Second PEO

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$1,666,812	$1,228,610	$0	$1,888,724	$0	$0	$4,784,146

(c)	The amounts included in this column are the amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.
(d)
The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by Mr. Kastner and Mr. Petters during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

  First PEO

Year	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
2022	$220,761	$0	$220,761
2021	$599,697	$0	$599,697
2020	$588,172	$0	$588,172

86	Huntington Ingalls Industries, Inc.

Executive Compensation

  Second PEO

Year	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
2022	$44,364	$0	$44,364
3
The dollar amounts reported in column (d) represent the average of the amounts reported for the company’s NEOs as a group (excluding Mr. Kastner (for 2022) and Mr. Petters (for 2022, 2021, and 2020) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs for 2022 were Thomas E. Stiehle, Chad N. Boudreaux, Kara R. Wilkinson, and Jennifer R. Boykin. The NEOs for 2021 were Messrs. Kastner, Stiehle and Boudreaux, Ms. Boykin and Edgar A. Green III. The NEOs for 2020 were Mr. Kastner, Brian J. Cuccias, Mr. Green and Ms. Boykin.

4
The dollar amounts reported in column (e) represent the average amount of CAP to the NEOs as a group (excluding Mr. Kastner (for 2022) and Mr. Petters (for 2022, 2021, and 2020). The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the total compensation for the non-PEO NEOs for each year to determine the compensation actually paid, using the same methodology described above in Note 2. The amounts presented are averages for the entire group of non-PEO NEOs:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefit Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$2,664,383	($1,237,455)	$1,942,396	($166,194)	$83,415	$3,286,545
2021	$2,769,626	($1,249,905)	$1,815,118	($123,925)	$76,507	$3,287,420	*
2020	$3,077,970	($1,237,314)	$13,173	($770,548)	$136,228	$1,219,510	*

*	Does not total due to rounding.

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$1,420,610	$270,648	$0	$251,138	$0	$0	$1,942,396
2021	$1,330,968	$93,198	$0	$390,952	$0	$0	$1,815,118
2020	$920,718	($453,429)	$0	($454,116)	$0	$0	$13,173

(b)	The amounts deducted or added in calculating the total pension benefit adjustments are as follows:

Year	Average Service Cost	Average Prior Service Cost	Total Average Pension Benefit Adjustments
2022	$83,415	$0	$83,415
2021	$76,507	$0	$76,507
2020	$92,487	$43,741	$136,228

5
Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the company’s share price at the end and the beginning of the measurement period by the company’s share price at the beginning of the measurement period.

2023 Notice and Proxy Statement	87

Executive Compensation

6
Represents the peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Aerospace & Defense Select Industry Index.

7	The dollar amounts reported represent the amount of net income reflected in the company’s audited financial statements for the applicable year.
8
EBITDAP is calculated as net earnings, plus interest, taxes, depreciation and amortization, less net pension/post retirement benefit expense. While the company uses numerous financial and non-financial
performance measures for the purpose of evaluating performance for the company’s compensation programs, the company has determined that EBITDAP is the financial performance measure that, in the company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to company performance.

Financial Performance Measures
As described in greater detail under “Compensation Discussion and Analysis” above, HII’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures we used to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

•	EBITDAP
•	Segment operating margin
•	Operating cash flow
•	Return on invested capital
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail under “Compensation Discussion and Analysis” above, HII’s executive compensation program reflects a variable pay-for-performance
philosophy. While we utilize several performance measures to align executive compensation with company performance, all of those company measures are not presented in the Pay versus Performance table. Moreover, HII generally seeks to incentivize long-term performance, and therefore does not specifically align the company’s performance measures with compensation actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation
S-K,
we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and TSR/Peer TSR

88	Huntington Ingalls Industries, Inc.

Executive Compensation

Compensation Actually Paid and Net Income

Compensation Actually Paid and EBITDAP

2023 Notice and Proxy Statement	89

Audit Committee Matters

AUDIT COMMITTEE REPORT

As described more fully in its charter, among the purposes for which the Audit Committee was organized are to assist the Board in its general oversight of (a) the integrity of the company’s financial statements and the company’s accounting and financial reporting processes and financial statement audits and (b) the company’s system of internal control over financial reporting. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management, the internal audit department and our independent auditors on the basis of information the committee receives, communications with management, the Vice President of Internal Audit and the independent auditors and the experience of the Audit Committee members in business and financial and accounting matters.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, with management, the Vice President of Internal Audit and our independent auditors. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States and on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee met privately with our independent auditors and discussed issues deemed significant by the independent auditors, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee discussed with our independent auditors their independence from HII and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and considered whether the provision of non-audit services to HII by the independent auditors was compatible with maintaining the independent auditors’ independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Submitted by the members of the Audit Committee:

Stephen R. Wilson, Chairman

Augustus L. Collins

Leo P. Denault

Thomas C. Schievelbein

John K. Welch

90	Huntington Ingalls Industries, Inc.

Audit Committee Matters

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees for professional services billed to us in 2022 and 2021 by Deloitte & Touche LLP, our independent auditors:

($ in thousands)	2022	2021

Fees Billed:

Audit Fees	8,989	8,016

Audit-Related Fees	524	470

Tax Fees	395	203

All Other Fees	2	2

Total	9,910	8,691

Audit fees for 2022 and 2021 related to services provided in connection with audits of our annual consolidated financial statements, including audits of internal control over financial reporting, interim reviews of our quarterly unaudited condensed consolidated financial statements included in Forms 10-Q, statutory audits of our captive insurance subsidiary and verification of financial statements and other financial data included in securities registration statements and other documents we filed with the SEC.

Audit-related fees for 2022 and 2021 related to services provided in connection with audits of our employee benefit plans.

Tax fees were incurred in 2022 and 2021 for services related to nonrecurring and discrete tax projects.

All other fees for 2022 and 2021 included non-audit-related fees for technical accounting on-line research tools.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

All 2022 services provided by Deloitte & Touche were approved by the Audit Committee. The Audit Committee also reviewed these services to ensure compatibility with maintenance of the auditor’s independence.

The Audit Committee has a pre-approval policy and procedures related to the provision of services by our independent auditor. Under the policy and procedures, the Audit Committee pre-approves both the type of services to be provided by our independent auditor and the estimated fees related to those services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

The Audit Committee must approve any fees for audit and non-audit services that exceed by certain amounts the estimates of fees for such services initially approved. The Audit Committee is advised quarterly in any event on the services performed by and fees paid to the independent auditor year-to-date for the fiscal year.

2023 Notice and Proxy Statement	91

Stock Ownership Information

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The following table provides information with respect to the beneficial ownership of our common stock as of February 28, 2023, by:

•	each of our directors;

•	each officer named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

Except as otherwise provided in the footnotes below, each person identified in the following table has sole voting and investment power with respect to the securities owned by such person. None of our directors or executive officers have pledged any of our common stock.

As of February 28, 2023, 39,851,829 shares of our common stock were outstanding.

	Shares of Common Stock		Shares of Common Stock Underlying Share Equivalents(1)	Shares of Common Stock Underlying Restricted Stock Units(2)	Total Number of Shares of Common Stock Beneficially Owned	Percent of Class (%)

Non-Employee Directors

Augustus L. Collins	—		—	6,881	6,881	*

Leo P. Denault	—		—	175	175	*

Kirkland H. Donald	—		—	4,254	4,254	*

Victoria D. Harker	2,603		—	7,252	9,855	*

Frank R. Jimenez	—		—	951	951	*

Anastasia D. Kelly	351		—	16,607	16,958	*

Tracy B. McKibben	—		—	3,107	3,107	*

Stephanie L. O’Sullivan	—		—	1,647	1,647	*

Thomas C. Schievelbein	5,847		—	19,410	25,257	*

John K. Welch	1,545		—	5,154	6,699	*

Stephen R. Wilson	460	(3)	—	5,033	5,493	*

Named Executive Officers

C. Michael Petters(4)	645,007	(5)	207	—	645,214	1.62

Christopher D. Kastner	62,548		3,224	—	65,772	*

Thomas E. Stiehle	14,567		—	—	14,567	*

Chad N. Boudreaux	16,806		2,078	—	18,884	*

Jennifer R. Boykin	10,973		5,188	—	16,161	*

Kara R. Wilkinson	3,346		—	—	2,718	*

Directors and Executive Officers as a Group (27 persons)	822,147		22,096	70,471	914,714	2.30

*	Less than 1%.

(1)	Represents share equivalents with pass-through voting rights in the Huntington Ingalls Industries Savings Plan and/or the Huntington Ingalls Industries Savings Excess Plan.

92	Huntington Ingalls Industries, Inc.

Stock Ownership Information

(2)

Represents vested restricted stock units, which will generally become payable within 30 days following the date a non-employee director ceases to serve on the Board. A restricted stock unit is payable in either a share of common stock or, at the discretion of the Board, cash of equivalent value at the time of vesting (or a combination of cash and shares).

(3)	Includes 460 shares owned by a family member of Mr. Wilson.

(4)

Represents beneficial ownership as of December 31, 2022, upon Mr. Petters’ retirement as Executive Vice Chairman of the Board, and shares issued on February 28, 2023, for restricted performance stock rights that vested December 31, 2022.

(5)	Includes 174,547 shares owned by a charitable family foundation. Mr. Petters has dispositive and voting powers over such shares.

For a description of our stock ownership guidelines and stock holding requirements, see pages 63 and 64, respectively, of this proxy statement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge, as of February 28, 2023, the following entities beneficially owned more than 5% of our common stock.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (%)

The Vanguard Group	Common Stock	4,744,217	11.90(a)

100 Vanguard Blvd., Malvern, PA 19355

BlackRock, Inc.	Common Stock	3,885,439	9.75(b)

55 East 52nd Street, New York, NY 10055

State Street Corporation	Common Stock	2,899,997	7.28(c)

State Street Global Advisors Trust Company	Common Stock	2,055,274	5.16(c)

State Street Financial Center

One Lincoln Street, Boston, MA 02111
Capital World Investors	Common Stock	2,403,794	6.03(d)
333 South Hope Street, 55th Floor, Los Angeles, CA 90071

(a)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 9, 2023. According to Vanguard, as of December 31, 2022, Vanguard had sole voting power over 0 shares of common stock, shared voting power over 50,948 shares of common stock, sole dispositive power over 4,588,926 shares of common stock and shared dispositive power over 155,291 shares of common stock.

(b)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 24, 2023. According to BlackRock, as of December 31, 2022, BlackRock had sole voting power over 3,574,357 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 3,885,439 shares of common stock and shared dispositive power over 0 shares of common stock.

(c)

This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by State Street Corporation (“State Street Corp”) and State Street Global Advisors Trust Company (“State Street Advisors”) on February 10, 2023. According to State Street Corp, as of December 31, 2022, State Street Corp had sole voting power over 0 shares of common stock, shared voting power over 2,691,738 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 2,899,797 shares of common stock. According to State Street Advisors, as of December 31, 2022, State Street Advisors had sole voting power over 0 shares of common stock, shared voting power over 899,245 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 2,055,274 shares of common stock.

(d)

This information is derived from information regarding our common stock in a Schedule 13G filed with the SEC by Capital World Investors (“CWI”) on February 13, 2023. According to CWI, as of December 30, 2022, CWI had sole voting power over 2,403,794 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 2,403,794 shares of common stock and shared dispositive power over 0 shares of common stock. CWI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” CWI is deemed to be the beneficial owner of 2,403,794 shares

2023 Notice and Proxy Statement	93

Item 1—Proposal to Elect 11 Directors

The Board is nominating the 11 individuals named below for election as directors at the annual meeting for one-year terms ending at our annual meeting in 2024 and until their successors are elected. Leo P. Denault was elected to the Board on December 5, 2022. Stephen R. Wilson, a current member of the Board and Chairman of the Audit Committee, will retire from the Board effective at the time directors are elected at the 2023 annual meeting. Each of the nominees for director is currently serving on the Board with a term that expires at the 2023 annual meeting. Each of the nominees will be elected if the number of shares voted in favor of such nominee exceeds the number of shares voted against such nominee. If any nominee is unable to serve as a director, which we do not anticipate, the Board by resolution may reduce the number of directors or choose a substitute nominee.

•	Augustus L. Collins

•	Leo P. Denault

•	Kirkland H. Donald

•	Victoria D. Harker

•	Frank R. Jimenez

•	Christopher D. Kastner

•	Anastasia D. Kelly

•	Tracy B. McKibben

•	Stephanie L. O’Sullivan

•	Thomas C. Schievelbein

•	John K. Welch

For biographical information about the nominees for director, including information about their qualifications to serve as a director, see “The Board of Directors” beginning on page 34.

The Board recommends a vote FOR each of the 11 director nominees.

94	Huntington Ingalls Industries, Inc.

Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

Each year stockholders have the opportunity to approve, on an advisory (non-binding) basis, the compensation of our NEOs as required under Section 14A of the Securities Exchange Act of 1934. This vote is often referred to as “say-on-pay.” You are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as disclosed in the compensation discussion and analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.”

As described in detail in this proxy statement under “Compensation Discussion and Analysis” beginning on page 44, our compensation programs are designed to:

•

be customer-focused, rewarding achievement of safety, quality, cost and schedule performance, and stockholder friendly, rewarding consistent achievement of strong financial results and increasing stockholder value;

•	influence outcomes and provide a balance between short- and long-term performances;

•

incorporate clear and measurable financial results and accountabilities, with an emphasis on equity-based compensation, be formulaic in nature with appropriate levels of discretion and be market competitive;

•	be disclosed and explained in a transparent and understandable manner, enabling the assessment of performance by our Compensation Committee and by our stockholders through the CD&A;

•

produce significant individual rewards for achievement of business goals relating to both annual operating performance and increased stockholder value and reduce compensation for failure to achieve business goals;

•	promote alignment of management and stockholder interests by establishing and monitoring stock ownership requirements;

•	mitigate excessive risk by emphasizing a long-term focus on compensation and financial performance; and

•	be applied consistently for all incentive plan participants to ensure proper alignment, accountability and line-of-sight regarding commitments and priorities.

We believe our compensation program, with its balance of base salary, short-term incentives (annual cash incentive awards) and long-term incentives (performance equity awards), rewards sustained performance that is aligned with long-term stockholder interests. We encourage stockholders to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosures contained in this proxy statement.

The Board appreciates the input from our stockholders on our executive compensation. Although this vote is non-binding, the Compensation Committee will consider the results of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will communicate directly with our stockholders to understand the concerns that influenced the vote.

The Board recommends a vote FOR the approval of executive compensation of our NEOs.

2023 Notice and Proxy Statement	95

Item 3—Proposal to Ratify the Appointment of Independent Auditors

Deloitte & Touche LLP audited our consolidated financial statements for the year ended December 31, 2022.

The Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm to audit the consolidated financial statements of HII and its subsidiaries for the year ending December 31, 2023, and the effectiveness of our internal control over financial reporting as of December 31, 2023. The Board has ratified this appointment.

Although ratification of our selection of Deloitte & Touche is not required by our bylaws, NYSE listing standards or otherwise, we are asking our stockholders to do so as a matter of sound corporate governance. The Board appreciates the input from our stockholders on the selection of our independent accounting firm. If the selection of Deloitte & Touche is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of HII and its stockholders.

Representatives of Deloitte & Touche will attend the annual meeting, will have an opportunity to make statements if they desire and will be available to respond to questions, as appropriate.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors.

96	Huntington Ingalls Industries, Inc.

Item 4—Stockholder Proposal Requesting that HII Disclose on its Website an Annual Report of HII’s Direct and Indirect Lobbying Activities and Expenditures

John R. Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has informed us that he intends to present the following proposal at the annual meeting and that he owns more than $2,000 of our common stock.

We are presenting the proposal and the supporting statement as they were submitted to us. While we take issue with certain of the statements contained in the proposal and the supporting statement, we have limited our response to the most important points and have not attempted to address all of the statements with which we disagree and that we believe to be unsupported and/or inaccurate.

Stockholder Proposal and Supporting Statement

Proposal 4—Transparency in regard to Lobbying

Whereas, full disclosure of Huntington Ingalls direct and indirect lobbying activities and expenditures to assess whether HII lobbying is consistent with its expressed goals and in stockholder interests.

Resolved, the stockholders of HII request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by HII used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	HII’ membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision-making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which HII is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee and posted on HII’s website.

2023 Notice and Proxy Statement	97

Item 4—Stockholder Proposal Requesting that HII Disclose on its Website an Annual Report of HII’s Direct and Indirect Lobbying Activities and Expenditures

Supporting Statement

HII spent $52 million from 2011 – 2021 on federal lobbying. This does not include state lobbying expenditures, where HII also lobbies but disclosure is uneven or absent. HII’s 2020 federal lobbying put it in the top ten for federal contractor lobbying.1

Companies can give unlimited amounts to third party groups that spend millions on lobbying and undisclosed grassroots activity, and these groups may be spending “at least double what’s publicly reported.”2 HII belongs to the Business Roundtable (BRT), which has spent over $365 million on federal lobbying since 1998, and sits on the board of the National Association of Manufacturers (NAM), which spent $15 million on lobbying in 2021. HII does not disclose its memberships in, or payments to, trade associations and social welfare organizations, or the amounts used for lobbying.

HII’s lack of disclosure presents reputational risks when its lobbying contradicts company public positions. For example, while our company notes “actions to reduce the federal debt and resulting pressures on federal spending could adversely affect the total funding of individual contracts” as a business risk in its 2021 annual report, the BRT and NAM lobbied against raising corporate taxes.3 And while our company does not belong to the American Legislative Exchange Council, which is attacking “woke capitalism,”4 HII is represented by its trade association, as NAM sits on its Private Enterprise Advisory Council.

Reputational damage stemming from these misalignments could harm stockholder value. Thus, I urge HII to expand its lobbying disclosure.

Please vote yes:

Transparency in Lobbying—Proposal 4

* * * * * * *

Board Recommendation

The Board recommends a vote AGAINST this proposal for the following reasons.

The Board has carefully considered this proposal and believes that the action requested by the proposal is unnecessary and not in the best interests of HII or its stockholders for the reasons set forth below.

[1]	https://www.politico.com/newsletters/moming defense/2021/01/29/defense-lobby-spending-totals-for-2020-793059.
[2]	https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported/.
[3]

https://www.washingtonpost.com/us-policy/2021/08/31/business-lobbying-democrats-reconciliation/; https://www.washingtonpost.com/politics/2021/09/29/lobbyists-battle-over-democrats-35-trillion-budget-plan/.

[4]	https://www.exposedbycmd.org/2022/07/27/abandoning-free-market-and-liberty-principles-alec-takes-on-woke-capitalism-bodily-autonomy-and-more-at-its-annual-meeting/.

98	Huntington Ingalls Industries, Inc.

Item 4—Stockholder Proposal Requesting that HII Disclose on its Website an Annual Report of HII’s Direct and Indirect Lobbying Activities and Expenditures

We Already Publish Disclosures Regarding Lobbying Activities.

We already disclose involvement in advocacy efforts at both the federal and state levels in accordance with all applicable laws and regulations. These disclosures include Lobbying Disclosure Act filings, which make public any federal advocacy efforts made by the company on a quarterly basis. Additionally, any political contributions made by the company at the state level are fully disclosed with each state as required by law. Stockholders also have access to disclosures made by the trade associations to which the company belongs, which are also subject to public disclosure obligations regarding their lobbying efforts.

In direct response to stockholder feedback requesting enhanced disclosure, we have disclosed our lobbying policies and practices on the Investor Relations page of the company’s website. This disclosure provides the following:

1.	The company’s policies and processes for political contributions.

2.	Links to the company’s most recent quarterly filings and disclosures under the Lobbying Disclosure Act.

3.

A description of the activities and policies of the HII Political Action Committee (“HIIPAC”), a non-partisan political action committee that provides an opportunity for eligible employees to participate in the political process and provide support for positions that align with the best interests of HII.

4.	Links to HIIPAC’s most recent quarterly filings and disclosures to the Federal Election Commission.

These disclosures enable stockholders to assess whether HII’s political expenditures align with its public policy positions and statements, as well as to assess the risks presented by any potential misalignment.

We Maintain Robust Board Oversight of Political Engagement

Our Board of Directors and its committees play an important role in our public policy engagement and have oversight responsibilities for these activities. The Governance and Policy Committee, which comprises solely independent directors and includes directors with government relations experience, reviews and monitors the company’s policies and procedures with respect to significant public policy matters, including government relations. The Government and Policy Committee is briefed on at least an annual basis on the company’s governance of political activities, including oversight of HIIPAC and its disbursements, and the company’s governance of lobbying activities and the company’s lobbying expenditures, as well as the company’s recent compliance activities related to political and lobbying activity.

HII does not make direct contributions to candidates for federal office, including presidential campaigns, nor does HII make individual expenditures that support or oppose specific campaigns. The company does not contribute to efforts to approve or defeat ballot measures in any states, does not contribute to political organizations formed under Section 527 of the IRC, and does not contribute to “super PACs”.

2023 Notice and Proxy Statement	99

Item 4—Stockholder Proposal Requesting that HII Disclose on its Website an Annual Report of HII’s Direct and Indirect Lobbying Activities and Expenditures

Our Advocacy Activities are in the Best Interests of the Company and Serve the Purpose of Promoting Stockholder Value

The Board of Directors believes that HII should be an effective participant in the political process, including through lobbying activities and participation in trade and industry associations. Our business is subject to extensive regulations at the federal, state and local levels, which have a significant impact on our business. As a leading company in the aerospace and defense sector and a significant employer in multiple states, our participation in advocacy activities allows us to advocate for policy positions, as well as share our expertise regarding issues facing our industry and the business community.

We understand that individual stakeholders may disagree with certain positions expressed by various organizations. In fact, given the variety of business issues in which many trade associations and other groups are engaged, we do not necessarily agree with all positions taken by every organization of which we are a member. We generally believe, however, that our membership in third-party organizations allows us to more effectively advance HII’s positions. The report requested in the stockholder proposal can be misleading and counterproductive to such engagement and does not add value to our stockholders.

Our Board of Directors believes HII’s lobbying activities and expenditures are transparent and that the report sought by the proponent would not provide meaningful additional information to stockholders to merit the resources required to provide the requested report.

For these reasons, the Board recommends a vote AGAINST this proposal.

100	Huntington Ingalls Industries, Inc.

Other Information for Stockholders

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of initial ownership and changes in ownership of our equity securities. Based solely upon a review of the reports furnished to us, we believe all of our directors, executive officers and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) during 2022, except, due to communication errors, Edmond E. Hughes, executive vice president and chief human resources officer of HII, should have reported the acquisition of 40.934 shares, 38.120 shares and 39.277 shares upon reinvestments of dividends on a Form 4, which has since been corrected through a subsequent Form 4 filing.

ATTENDING THE ANNUAL MEETING

The annual meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by live webcast. You are entitled to participate in the annual meeting only if you were a stockholder as of the close of business on the record date or you hold a valid proxy for the annual meeting. No physical meeting will be held.

You will be able to attend the annual meeting online and submit your questions prior to and during the meeting by visiting https://meetnow.global/MKKD465. You also will be able to vote your shares online by attending the annual meeting by webcast.

To participate in the annual meeting, you will need to review the information included in your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the annual meeting virtually on the Internet. Please follow the instructions in the Notice or proxy card that you received.

If you are a beneficial holder, meaning an intermediate broker or financial institution holds your shares, you must register with Computershare no later than 5:00 p.m., Eastern Daylight Time, on April 27, 2023, to participate in the annual meeting. To register to attend the annual meeting online by webcast, you must submit proof of your proxy power (legal proxy) reflecting your HII share holdings, along with your name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy.” You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare as follows:

By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare

Huntington Ingalls Industries, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Beneficial holders who cannot obtain a legal proxy or others who wish to attend the annual meeting may do so as a guest by visiting the Internet address provided above, but will not be able to vote or ask questions.

2023 Notice and Proxy Statement	101

Other Information for Stockholders

Questions may be submitted before or during the annual meeting. To submit a question in advance, visit https://meetnow.global/MKKD465 and enter a valid control number. As many stockholder questions will be answered as time permits. We may not respond to questions that are not pertinent to meeting matters or our business. Single responses to a group of substantially similar questions may be provided to avoid repetition. We ask that attendees please help us keep the proceedings orderly and follow the annual meeting rules of conduct.

RELATED PARTY TRANSACTIONS

It is our policy that all employees and directors must avoid any activity that conflicts with or has the appearance of conflicting with our business interests. This policy is included in our Code of Ethics and Business Conduct. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest with the company.

Process for Review of Related Person Transactions. The Board has adopted a written policy for the review, approval and ratification of existing or proposed transactions to which the company (or any subsidiary) is a party, when the aggregate amount involved in the transaction exceeds or is expected to exceed $100,000 and any director, director nominee, executive officer, greater-than-5% beneficial owner or their respective immediate family members had, has or will have a direct or indirect material interest.

The policy provides that the Governance and Policy Committee will review transactions subject to the policy and determine whether or not to recommend that the Board approve or ratify those transactions. In doing so, the Governance and Policy Committee considers whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, the materiality of the proposed related person transaction, the actual or perceived conflict of interest between the company and the related person, the applicability of state corporation and fiduciary obligation laws and rules to the proposed transaction, disclosure standards, our Corporate Governance Guidelines and Code of Ethics and Business Conduct and the best interests of the company and our stockholders.

The Governance and Policy Committee has adopted standing pre-approvals under the policy for transactions with related persons. Pre-approved transactions include, but are not limited to:

(a) compensation arrangements of executive officers where (i) the officer’s compensation is reported in the proxy statement or (ii) the executive officer is not an immediate family member of another executive officer, director or nominee for director, the related compensation would have been reported in the proxy statement if the officer was a “named executive officer” and the Compensation Committee approved, or recommended to the Board for approval, such compensation;

(b) director compensation where such compensation is reported in the proxy statement;

(c) transactions in which the related persons interest derives solely from (i) his or her service as a director of another corporation or organization that is a party to the transaction, (ii) his or her beneficial ownership (together with all other related persons) of less than 10% of the equity interest of any firm, corporation or other entity (other than a partnership) or (iii) both clauses (i) and (ii);

(d) transactions in which the related persons interest derives solely from his or her position as a limited partner in a partnership where his or her interest in the partnership (together with all other related persons) is less than 10% and he or she is not a general partner and does not hold any other position with the partnership;

102	Huntington Ingalls Industries, Inc.

Other Information for Stockholders

(e) transactions with another corporation or organization with respect to which a related person’s only relationship is as an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that corporation’s or organization’s total annual revenues;

(f) charitable contributions, grants and endowments by the company to a charitable organization, foundation or university with respect to which a related person’s only relationship is as an employee (other than an executive officer), a director or a trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the charitable organization’s consolidated gross revenues for the prior fiscal year;

(g) transactions in which the related person’s interest derives solely from his or her ownership of our common stock and all stockholders receive proportional benefits;

(h) transactions involving competitive bids;

(i) regulated transactions; and

(j) certain banking-related services.

The policy requires each director and executive officer to complete an annual questionnaire to identify his or her related interests and persons, and to notify the Chief Legal Officer of changes in that information. The Chief Legal Officer receives such information and maintains a master list of related persons, which is incorporated into an internal control designed to identify related person transactions.

Transactions with Related Persons

There have been no related party transactions since the beginning of 2022 that required disclosure under the securities laws or that otherwise required review, approval or ratification by our Governance and Policy Committee under our related person transactions policy.

2023 Notice and Proxy Statement	103

ANNEX A

DEFINITIONS OF NON-GAAP FINANCIAL MEASURES

We make reference to “segment operating income,” “segment operating margin” and “free cash flow.”

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income, segment operating margin and shipbuilding operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percentage of sales and service revenues.

Free cash flow is defined as net cash provided by operating activities less capital expenditures net of related grant proceeds.

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

104	Huntington Ingalls Industries, Inc.

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

SEGMENT OPERATING INCOME AND SEGMENT OPERATING MARGIN

	Year Ended December 31
($ in millions)	2022	2021

Sales and Service Revenues	10,676	9,524

Operating Income	565	513

Operating Margin	5.3%	5.4%

Non-segment factors affecting operating income:

Operating FAS/CAS Adjustment	145	157

Non-current state income taxes	2	13

Segment Operating Income	712	683

Segment Operating Margin	6.7%	7.2%

FREE CASH FLOW

	Year Ended December 31
($ in millions)	2022	2021

Net cash provided by (used in) operating activities	766	760

Less capital expenditures:

Capital expenditure additions	(284)	(331)

Grant proceeds for capital expenditures	12	20

Free Cash Flow	494	449

2023 Notice and Proxy Statement	105

HII.com

HII

VOTE

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## Your vote matters – here's how to vote!

## Annual Meeting Proxy Card

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1. Election of Directors:

| Nominee | For | Against | Abstain | Nominee | For | Against | Abstain | Nominee | For | Against | Abstain |
|---|---|---|---|---|---|---|---|---|---|---|---|
| 01 - Augustus L. Collins | ☐ | ☐ | ☐ | 02 - Leo P. Denault | ☐ | ☐ | ☐ | 03 - Kirkland H. Donald | ☐ | ☐ | ☐ |
| 04 - Victoria D. Harker | ☐ | ☐ | ☐ | 05 - Frank R. Jimenez | ☐ | ☐ | ☐ | 06 - Christopher D. Kastner | ☐ | ☐ | ☐ |
| 07 - Anastasia D. Kelly | ☐ | ☐ | ☐ | 08 - Tracy B. McKibben | ☐ | ☐ | ☐ | 09 - Stephanie L. O'Sullivan | ☐ | ☐ | ☐ |
| 10 - Thomas C. Schievelbein | ☐ | ☐ | ☐ | 11 - John K. Welch | ☐ | ☐ | ☐ | | | | |

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03RMIC

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/HII or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HII Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR the 11 nominees for director. For Against Abstain 1. Election of Directors: 1 - Augustus L. Collins 4 - Victoria D. Harker 7 - Anastasia D. Kelly 10 - Thomas C. Schievelbein For Against Abstain 2 - Leo P. Denault 5 - Frank R. Jimenez 8 - Tracy B. McKibben 11 - John K. Welch For Against Abstain 03—Kirkland H. Donald 06—Christopher D. Kastner 09—Stephanie L. O’Sullivan The Board of Directors recommends a vote FOR Proposals 2 and 3 and AGAINST Proposal 4. 2. Approve executive compensation on an advisory basis 4. Stockholder proposal requesting that HII disclose on its website an annual report of HII’s direct and indirect lobbying activities and expenditures For Against Abstain 3. Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2023 For Against Abstain Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1UPX 568231

The 2023 Annual Meeting of Stockholders of Huntington Ingalls Industries, Inc. will be held on Tuesday, May 2, 2023 at 11:00 A.M. EDT, virtually via the internet at https://meetnow.global/MKKD465. To participate in the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Huntington Ingalls Industries, Inc. Notice of 2023 Annual Meeting of Stockholders This proxy is solicited on behalf of the Board of Directors of Huntington Ingalls Industries, Inc. The undersigned, having received the Notice of 2023 Annual Meeting of Stockholders and Proxy Statement, appoints Chad N. Boudreaux and Charles R. Monroe, Jr., and each of them, Proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Huntington Ingalls Industries, Inc. owned of record by the undersigned, and which the undersigned is entitled to vote, in each case on all matters that may come before the 2023 Annual Meeting of Stockholders to be held on May 2, 2023 at 11:00 a.m. EDT, virtually via the internet, and any adjournments or postponements thereof. If shares are held on your behalf under any of the Company savings plans, the proxy serves to provide confidential instructions to the plan Trustee, who then votes the shares. Instructions must be received by 11:59 p.m. EDT on April 27, 2023, to be included in the tabulation to the plan Trustee. For shares represented by proxies not received by this date, the applicable plan Trustee will treat the received proxies as instructions to vote the respective plan shares in the same proportion as shares held under the plan for which voting instructions have been received, unless contrary to ERISA. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the 11 nominees for director, FOR Proposals 2 and 3 and AGAINST Proposal 4. The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +